Exhibit 10.24

EXECUTION COPY

$100,000,000

REVOLVING CREDIT AGREEMENT

among

RESTORE ACQUISITION CORP.,

to be merged with and into

U.S. FOODSERVICE,

as the Parent Borrower

Certain Subsidiaries of the Parent Borrower

signatory hereto

THE SEVERAL LENDERS

FROM TIME TO TIME PARTY HERETO,

CITICORP NORTH AMERICA, INC.,

as Administrative Agent, Revolving Collateral Agent, and Issuing Lender,

DEUTSCHE BANK SECURITIES INC.,

as Syndication Agent,

and

NATIXIS,

as Senior Managing Agent

Dated as of July 3, 2007

CITIGROUP GLOBAL MARKETS INC.,

DEUTSCHE BANK SECURITIES INC.,

MORGAN STANLEY SENIOR FUNDING, INC.,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

J.P. MORGAN SECURITIES INC.,

and

RBS SECURITIES CORPORATION,

as Joint Lead Arrangers and Joint Bookrunning Managers

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

-ii-

SCHEDULES

A	Revolving Loan Commitments and Addresses
B	Existing Indebtedness
5.4	Consents Required

-iii-

5.14	Subsidiaries
5.16	Environmental Matters
6.1(c)	Lien Searches
7.10	Post-Closing Security
8.2	Existing Liens

EXHIBITS

A-1	Form of Revolving Note
A-2	Form of Swing Line Note
B	Form of Revolving Guarantee and Collateral Agreement
C-1	Form of Opinion of Debevoise & Plimpton LLP, Special New York Counsel to the Loan Parties
C-2	Form of Opinion of Richards, Layton & Finger, P.A., Special Delaware Counsel to the Loan Parties
C-3	Form of Opinion of Ice Miller LLP, Special Indiana Counsel to the Loan Parties
C-4	Form of Opinion of Lionel Sawyer & Collins, Special Nevada Counsel to the Loan Parties
D	Form of U.S. Tax Compliance Certificate
E	Form of Assignment and Acceptance
F	Form of Officer’s Certificate
G	Form of Intercreditor Agreement
H	Form of Swing Line Loan Participation Certificate
I	Form of Secretary’s Certificate
J	Form of Letter of Credit Request

-iv-

REVOLVING CREDIT AGREEMENT, dated as of July 3, 2007, among RESTORE ACQUISITION CORP., a Delaware corporation (“Acquisition Corp.” and until the Merger (as defined below), the “Parent Borrower”, as further defined in subsection 1.1), and each Subsidiary of the Parent Borrower party hereto from time to time (each a “Borrower,” and together with the Parent Borrower, the “Borrowers”), the several banks and other financial institutions from time to time party to this Agreement (as further defined in subsection 1.1, the “Lenders”), CITICORP NORTH AMERICA, INC. (“Citi”), as administrative agent, collateral agent and issuing lender for the Lenders hereunder (in such capacities, respectively, the “Administrative Agent,” the “Revolving Collateral Agent” and, as further defined in subsection 1.1, an “Issuing Lender”), DEUTSCHE BANK SECURITIES INC. (“DBSI”), as syndication agent (in such capacity, the “Syndication Agent”) and NATIXIS, as senior managing agent (the “Senior Managing Agent”).

The parties hereto hereby agree as follows:

WITNESSETH:

WHEREAS, Acquisition Corp., a newly formed corporation organized by Clay-ton, Dubilier & Rice, Inc. (“CD&R”) and Kohlberg Kravis Roberts & Co. L.P. (“KKR” and, together with CD&R, the “Sponsors”), entered into the Stock Purchase Agreement, dated May 2, 2007 (the “Acquisition Agreement”), with Ahold U.S.A., Inc. and Koninklijke Ahold N.V., pursuant to which Acquisition Corp. has agreed to acquire (the “Acquisition”) all of the equity interests of U.S. Foodservice, a Delaware corporation (the “Acquired Business Parent”) and certain intellectual property;

WHEREAS, immediately following the consummation of the Acquisition, Acquisition Corp. will merge (the “Merger”) with and into the Acquired Business Parent, with the Acquired Business Parent being the surviving corporation of the Merger, and the Acquired Business Parent may, at its option, subsequently merge (the “Second Merger”) with and into U.S. Food-service, Inc., a Delaware corporation (the “Acquired Business Opco”);

WHEREAS, Acquisition Corp. will receive a direct or indirect cash investment from the Investors (as defined below) and/or one or more other investors determined by the Investors, in an aggregate amount of at least $2,250.0 million (the “Equity Financing”);

WHEREAS, on the Closing Date, the Parent Borrower will enter into the Term Loan Credit Agreement (as defined below) under which the Parent Borrower will obtain senior secured term loans in an aggregate principal amount of up to $2,040.0 million;

WHEREAS, on the Closing Date, the Parent Borrower and certain direct or indirect Subsidiaries of the Acquired Business Parent, will enter into the ABL Credit Agreement (as defined below), pursuant to which the Parent Borrower and such Subsidiaries will obtain commitments from lenders in respect of senior secured revolving loans in an aggregate principal amount of up to $1,100.0 million;

WHEREAS, on the Closing Date, one or more Special Purpose Subsidiaries of the Acquired Business Parent will obtain an accounts receivable asset-based securitization facility (the “ABS Facility”) in an aggregate principal amount of up to $750.0 million, of which $683.7 million is expected to be funded on the Closing Date;

WHEREAS, on the Closing Date, one or more Special Purpose Subsidiaries of the Acquired Business Parent will obtain a mortgage-backed term loan facility in an aggregate principal amount of up to approximately $677.0 million (the “CMBS Loan Facility”);

WHEREAS, on the Closing Date, the Parent Borrower will enter into (x) a Senior Interim Loan Agreement (as defined below) pursuant to which the Parent Borrower will obtain a senior unsecured interim term loan facility in an aggregate principal amount of up to $1,000.0 million and (y) a Senior Subordinated Interim Loan Agreement (as defined below) pursuant to which the Parent Borrower will obtain a senior subordinated unsecured interim term loan facility in an aggregate principal amount of up to $550.0 million; and

WHEREAS, in order to (i) fund (in part) the Transactions (as defined below), (ii) pay certain fees and expenses related to the Transactions and (iii) finance the working capital and other business requirements and other general corporate purposes of the Borrowers and their respective Subsidiaries, the Borrowers have requested that the Lenders extend credit in the form of a senior secured revolving credit facility in an aggregate principal amount at any time outstanding of up to $100.0 million and issue and participate in Letters of Credit, in each case as provided for herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1 DEFINITIONS.

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABL Administrative Agent”: Citi, in its capacity as administrative agent under the ABL Credit Agreement, or any successor administrative agent under the ABL Credit Agreement.

“ABL Collateral Agent”: Citi, in its capacity as collateral agent under the ABL Credit Agreement, or any successor collateral agent under the ABL Credit Agreement.

“ABL Credit Agreement”: that ABL Credit Agreement, dated as of the Closing Date, among the Parent Borrower, certain Subsidiaries of the Parent Borrower party thereto, the lenders party thereto, Natixis, as senior managing agent, DBSI, as syndication agent, Citi, as issuing lender and the ABL Administrative Agent and ABL Collateral Agent for the ABL Secured Parties, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original ABL Credit Agreement or other credit agreements or otherwise, unless such agreement or instrument expressly provides that it is not intended to be and is not an ABL Credit Agreement hereunder). Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Facility”: the collective reference to the ABL Credit Agreement, any ABL Loan Documents, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original ABL Credit Agreement or one or more other credit agreements, indentures or financing agreements or otherwise, unless such agreement expressly provides that it is not intended to be and is not a ABL Facility hereunder). Without limiting the generality of the foregoing, the term “ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Parent Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“ABL Loan Documents”: the Loan Documents as defined in the ABL Credit Agreement, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time.

“ABL Secured Parties”: the ABL Administrative Agent, the ABL Collateral Agent and each Person that is a lender under the ABL Credit Agreement.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Citibank, N.A. (or another bank of recognized standing reasonably selected by the Administrative Agent and reasonably satisfactory to the Borrower Representative) as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Citibank, N.A. or such other bank in connection with extensions of credit to debtors). “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“ABS Documents”: (i) the Amended and Restated Pooling Agreement, dated as of August 24, 2004, as amended, among RS Funding, the Acquired Business Opco and The Bank of New York (formerly JP Morgan Chase Bank), as trustee, (ii) the Series 2007-1 Supplement to Amended and Restated Pooling Agreement, dated as of the Closing Date (the “ABS Supplement”), among RS Funding, the Acquired Business Opco and The Bank of New York, as trustee, (iii) the Series 2007-1 Certificate Purchase Agreement, dated as of the Closing Date, among RS Funding, the Acquired Business Opco, the conduit purchasers party thereto, the committed purchasers party thereto, the managing agents party thereto, and the agent and letter of credit issuer party thereto, (iv) the Amended and Restated Receivables Sale Agreement, dated as of August 24, 2004, as amended, by and among RS Funding, the Acquired Business Opco, E&H Distributing Co., U.S. Foodservice of Buffalo, Inc. and the other sellers party thereto, (v) the Amended and Restated Servicing Agreement, dated as of August 24, 2004, as amended, among RS Funding, the Acquired Business Opco, The Bank of New York, as trustee and the sub-servicers party thereto, (vi) the Release and Reconveyance, dated as of the Closing Date, by and among RS Funding, the Acquired Business Opco, and The Bank of New York, as trustee, (vii) the Performance Undertaking, dated as of the Closing Date, executed by Acquired Business Opco in favor of The Bank of New York, as trustee, (viii) the Series 2007-1 Certificates issued pursuant to the ABS Supplement and (ix) the Intercreditor Agreement, dated as of the Closing Date, among RS Funding, the Acquired Business Opco, The Bank of New York, as trustee, and the ABL Collateral Agent, and acknowledged by certain of the Loan Parties; in each case under the preceding clauses (i) through (ix) as the same may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agents, trustees, purchasers or other parties thereto or other agents, trustees, purchasers or parties or otherwise, and whether provided under the original agreements, instruments and documents described in the foregoing clauses (i) through (ix) or other agreements, instruments, documents or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not an ABS Document hereunder).

“ABS Facility”: as defined in the Recitals.

“Acceleration”: as defined in subsection 9(e).

“Accounts”: as defined in the UCC; and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

“Acquired Business Opco”: as defined in the Recitals.

“Acquired Business Parent”: as defined in the Recitals.

“Acquired Indebtedness”: Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Acquisition”: as defined in the Recitals.

“Acquisition Agreement”: as defined in the Recitals.

“Acquisition Corp.”: as defined in the Preamble.

“Additional Assets”: (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Parent Borrower or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Parent Borrower or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Indebtedness”: as defined in the Intercreditor Agreement.

“Adjustment Date”: each date on or after the last day of the Parent Borrower’s first full fiscal quarter ended at least three months after the Closing Date, that is the second Business Day following receipt by the Lenders of both (a) the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable, for the most recently completed fiscal period and (b) the related compliance certificate required to be delivered pursuant to subsection 7.2(b) with respect to such fiscal period.

“Administrative Agent”: as defined in the Preamble and shall include any successor to the Administrative Agent appointed pursuant to subsection 10.10.

“Affected Loans”: as defined in subsection 4.9.

“Affected Rate”: as defined in subsection 4.7.

“Affiliate”: of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction”: as defined in subsection 8.6.

“Agents”: the collective reference to the Administrative Agent, the Syndication Agent, the Revolving Collateral Agent and the Senior Managing Agent.

“Aggregate Outstanding Revolving Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans made by such Lender then outstanding, (b) such Lender’s Revolving Commitment Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Commitment Percentage of the Swing Line Loans then outstanding.

“Agreement”: this Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Applicable Commitment Fee Percentage”: during the period from the Closing Date until the first Adjustment Date, the Applicable Commitment Fee Percentage shall at all times equal 0.50% per annum. The Applicable Commitment Fee Percentage will be adjusted on each Adjustment Date to the applicable rate per annum set forth under the heading “Applicable Commitment Fee Percentage” on the Pricing Grid which corresponds to the Consolidated Secured Leverage Ratio determined from the financial statements and compliance certificate relating to the end of the fiscal quarter immediately preceding such Adjustment Date; provided that in the event that the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable, and the related compliance certificate required to be delivered pursuant to subsection 7.2(b), are not delivered when due, then:

(1) if such financial statements and compliance certificate are delivered after the date such financial statements and compliance certificate were required to be delivered (without giving effect to any applicable cure period) and the Applicable Commitment Fee Percentage increases from that previously in effect as a result of the delivery of such financial statements, then the Applicable Commitment Fee Percentage during the period from the date upon which such financial statements were required to be delivered (without giving effect to any applicable cure period) until the date upon which they actually are delivered shall, except as otherwise provided in clause (3) below, be the Applicable Commitment Fee Percentage as so increased;

(2) if such financial statements and compliance certificate are delivered after the date such financial statements and compliance certificate were required to be delivered and the Applicable Commitment Fee Percentage decreases from that previously in effect as a result of the delivery of such financial statements, then such decrease in the Applicable Commitment Fee Percentage shall not become applicable until the date upon which the financial statements and compliance certificate are delivered; and

(3) if such financial statements and compliance certificate are not delivered prior to the expiration of the applicable cure period, then, effective upon such expiration, for the period from the date upon which such financial statements and compliance certificate were required to be delivered (after the expiration of the applicable cure period) until two Business Days following the date upon which they actually are delivered, the Applicable Commitment Fee Percentage shall be 0.50% per annum (it being understood that the foregoing shall not limit the rights of the Administrative Agent and the Lenders set forth in Section 9).

“Applicable Margin”: in respect of Revolving Loans and Swing Line Loans during the period from the Closing Date until the first Adjustment Date (i) with respect to ABR Loans, 1.75% per annum and (ii) with respect to Eurocurrency Loans, 2.75% per annum.

The Applicable Margins with respect to Revolving Loans and Swing Line Loans will be adjusted on each Adjustment Date to the applicable rate per annum set forth under the heading “Applicable Margin for ABR Loans” or “Applicable Margin for Eurocurrency Loans” on the Pricing Grid which corresponds to the Consolidated Secured Leverage Ratio determined from the financial statements and compliance certificate relating to the end of the fiscal quarter immediately preceding such Adjustment Date; provided that in the event that the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable, and the related compliance certificate required to be delivered pursuant to subsection 7.2(b) are not delivered when due, then:

(1) if such financial statements and compliance certificate are delivered after the date such financial statements and compliance certificate were required to be delivered (without giving effect to any applicable cure period) and the Applicable Margin increases from that previously in effect as a result of the delivery of such financial statements, then the Applicable Margin in respect of Revolving Loans and Swing Line Loans during the period from the date upon which such financial statements were required to be delivered (without giving effect to any applicable cure period) until the date upon which they actually are delivered shall, except as otherwise provided in clause (3) below, be the Applicable Margin as so increased;

(2) if such financial statements and compliance certificate are delivered after the date such financial statements and compliance certificate were required to be delivered and the Applicable Margin decreases from that previously in effect as a result of the delivery of such financial statements, then such decrease in the Applicable Margin shall not become applicable until the date upon which the financial statements and compliance certificate are delivered; and

(3) if such financial statements and compliance certificate are not delivered prior to the expiration of the applicable cure period, then, effective upon such expiration, for the period from the date upon which such financial statements and compliance certificate were required to be delivered (after the expiration of the applicable cure period) until two Business Days following the date upon which they actually are delivered, the Applicable Margin with respect to Revolving Loans and Swing Line Loans shall be 1.75% per annum, in the case of ABR Loans, and 2.75% per annum, in the case of Eurocurrency Loans (it being understood that the foregoing shall not limit the rights of the Administrative Agent and the Lenders set forth in Section 9).

“Approved Electronic Communications”: each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement, joinder or amendment to the Security Documents and any other written communication delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material; provided that “Approved Electronic Communications” shall exclude (i) any notice pursuant to subsection 4.4 and (ii) all notices of any Default.

“Approved Electronic Platform”: as defined in subsection 10.14.

“Approved Fund”: as defined in subsection 11.6(b).

“Asset Disposition”: any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Parent Borrower or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Parent Borrower or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by the provisions of subsection 8.3, (vii) any Financing Disposition, (viii) any “fee in lieu” or other disposition of assets to any governmental authority or agency that continue in use by the Parent Borrower or any Restricted Subsidiary, so long as the Parent Borrower or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (x) any financing transaction with respect to property built or acquired by the Parent Borrower or any Restricted Subsidiary after the Closing Date, including without limitation any sale/leaseback transaction or asset securitization, (xi) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, (xii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xiii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Parent Borrower or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiv) a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xv) any disposition or series of related dispositions for aggregate consideration not to exceed $25.0 million (not to exceed $160.0 million in the aggregate), (xvi) any Exempt Sale and Leaseback Transaction, (xvii) the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Parent Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole and (xviii) dispositions for Net Available Cash not exceeding in the aggregate in any fiscal year (A) $25.0 million minus (B) the Net Available Cash in such fiscal year from Recovery Events classified by the Parent Borrower pursuant to clause (y) of the definition of “Recovery Event.”

“Assignee”: as defined in subsection 11.6(b).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit E.

“Available Revolving Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender’s Revolving Commitment at such time over (b) the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Loans made by such Lender, (ii) an amount equal to such Lender’s Revolving Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans; provided that for purposes of calculating Available Revolving Commitments pursuant to subsection 4.5(a) such amount in this clause (b)(ii) shall be zero, and (iii) an amount equal to such Lender’s Revolving Commitment Percentage of the outstanding L/C Obligations at such time; collectively, as to all the Lenders, the “Available Revolving Commitments.”

“Bank Indebtedness”: any and all amounts, whether outstanding on the Closing Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation any principal, premium, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Parent Borrower or any Restricted Subsidiary, whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Bankruptcy Law”: Title 11, United States Code, or any similar Federal, state or foreign law for the relief of debtors.

“BBA LIBOR Rates Page”: as defined in the definition of “Eurocurrency Base Rate.”

“Benefited Lender”: as defined in subsection 11.7(a).

“Board”: the Board of Governors of the Federal Reserve System.

“Board of Directors”: for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Parent Borrower.

“Borrower”: as defined in the Preamble and Recitals.

“Borrower Representative”: U.S. Foodservice, Inc., in its capacity as Borrower Representative pursuant to the provisions of subsection 10.15, or any successor borrower representative under this Agreement.

“Borrowing”: the borrowing of one Type of Loan from all the Lenders having Revolving Commitments (or resulting from a conversion or conversions on such date) having in the case of Eurocurrency Loans the same Interest Period.

“Borrowing Base”: the sum of (1) 100% (until the first anniversary of the Closing Date) and 95% (thereafter) of the book value of Inventory of the Parent Borrower and its Domestic Subsidiaries, (2) 85% of the book value of Receivables of the Parent Borrower and its Domestic Subsidiaries, (3) 85% of the book value of Equipment of the Parent Borrower and its Domestic Subsidiaries, (4) 85% of the book value (or if higher appraised value) of Real Property of the Parent Borrower and its Domestic Subsidiaries and (5) Unrestricted Cash of the Parent Borrower and its Domestic Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Parent Borrower for which internal consolidated financial statements of the Parent Borrower are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith). The Borrowing Base, as of any date of determination, shall not include Inventory, Equipment or Real Property the acquisition of which shall have been financed or refinanced by the Incurrence of Purchase Money Obligations pursuant to subsection 8.1(b)(iv) to the extent such Purchase Money Obligations (or any Refinancing Indebtedness in respect thereof) shall then remain outstanding pursuant to such clause (on a pro forma basis after giving effect to an Incurrence of Indebtedness and the application of proceeds therefrom).

“Borrowing Date”: any Business Day specified in a notice pursuant to subsection 2.2 as a date on which any Borrower requests the Lenders to make Loans hereunder or the Issuing Lender to issue Letters of Credit hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City, except that, when used in connection with any Eurocurrency Loan, “Business Day” shall mean any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York.

“Capital Expenditures”: with respect to any Person for any period, the aggregate of all expenditures by such Person and its consolidated Subsidiaries during such period (exclusive of expenditures made for Investments permitted by subsection 8.5) which, in accordance with GAAP, are or should be included in “capital expenditures.”

“Capital Stock”: of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation”: an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Captive Insurance Subsidiary”: any Subsidiary of the Parent Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents”: any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America or a member state of The European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any lender under any Senior Credit Facility or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500.0 million and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (e) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended and (f) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

“CD&R”: as defined in the Recitals.

“CD&R Investors”: collectively (i) Clayton, Dubilier & Rice Fund VII, L.P., or any successor thereto, (ii) CD&R Parallel Fund VII, L.P., or any successor thereto, (iii) CD&R Parallel Fund VII (Co-Investment), L.P., or any successor thereto and (iv) any Affiliate of any Person referred to in clauses (i) through (iii) of this definition.

“CGMI”: Citigroup Global Markets Inc. in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise.

“Change in Consolidated Working Capital”: for any period, a positive or negative number equal to the amount of Consolidated Working Capital at the beginning of such period minus the amount of Consolidated Working Capital at the end of such period.

“Change in Law”: as defined in subsection 4.11(a).

“Change of Control”: (i) (x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (A) so long as the Parent Borrower is a Subsidiary of any Parent, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if the Parent Borrower is not a Subsidiary of any Parent, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of the Parent Borrower and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) so long as the Parent Borrower is a Subsidiary of any Parent, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if the Parent Borrower is not a Subsidiary of any Parent, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of the Parent Borrower; (ii) the Continuing Directors shall cease to constitute a majority of the members of the Board of Directors of the Parent Borrower; or (iii) a “Change of Control” as defined in the Senior Interim Loan Agreement or the Senior Subordinated Interim Loan Agreement. Notwithstanding anything to the contrary in the foregoing, the Transactions shall not constitute or give rise to a Change of Control.

“Citi”: as defined in the Preamble.

“Closing Date”: the date on which all the conditions precedent set forth in subsection 6.1 shall be satisfied or waived.

“CMBS Loan Documents”: (i) the Loan and Security Agreement, dated as of the Closing Date, by and among USF Propco I, LLC, as borrower, and German American Capital Corporation, Goldman Sachs Mortgage Company, JPMorgan Chase Bank, N.A., Citigroup Global Capital Markets Realty Corp., Morgan Stanley Mortgage Capital Holdings LLC and Greenwich Capital Financial Products, Inc., as lender, (ii) the Loan and Security Agreement, dated as of the Closing Date, by and among USF Propco II, LLC, as borrower, and Commercial Mortgage Capital, L.P., JPMorgan Chase Bank, N.A., Citigroup Global Capital Markets Realty Corp., Morgan Stanley Mortgage Capital Holdings LLC and Greenwich Capital Financial Products, Inc., as lender, (iii) the Mezzanine Loan and Security Agreement (First Mezzanine), dated as of the Closing Date, by and among USF Propco Mezz A, LLC, as borrower, and German American Capital Corporation, Goldman Sachs Mortgage Company, JPMorgan Chase Bank, N.A., Citigroup Global Capital Markets Realty Corp., Morgan Stanley Mortgage Capital Holdings LLC and Greenwich Capital Financial Products, Inc., as lenders, (iv) the Mezzanine Loan And Security Agreement (Second Mezzanine), dated as of the Closing Date, by and among USF Propco Mezz B, LLC, as borrower, and German American Capital Corporation, Goldman Sachs Mortgage Company, JPMorgan Chase Bank, N.A., Citigroup Global Capital Markets Realty Corp., Morgan Stanley Mortgage Capital Holdings LLC and Greenwich Capital Financial Products, Inc., as lender, and (v) the Mezzanine Loan and Security Agreement (Third Mezzanine), dated as of the Closing Date, by and among USF Propco Mezz C, LLC, as borrower, and German American Capital Corporation, Goldman Sachs Mortgage Company, JPMorgan Chase Bank, N.A., Citigroup Global Capital Markets Realty Corp., Morgan Stanley Mortgage Capital Holdings LLC and Greenwich Capital Financial Products, Inc., as lenders; in each case under the preceding clauses (i) through (v) as the same may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agents, trustees, lenders or other parties thereto or other agents, trustees, lenders or parties or otherwise, and whether provided under the original agreements, instruments and documents described in the foregoing clauses (i) through (v) or other agreements, instruments, documents or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a CMBS Loan Document hereunder).

“CMBS Loan Facility”: as defined in the Recitals.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commodities Agreement”: in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Parent Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower Representative on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including without limitation subsections 4.10, 4.11, 4.12 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Revolving Commitment or (c) be designated if such designation would otherwise increase the costs of the Revolving Facility to any Borrower.

“Confidential Information Memorandum”: that certain Confidential Information Memorandum (Public Version) dated June 2007 and furnished to the Lenders.

“Consolidated Coverage Ratio”: as of any date of determination, the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available, to (ii) Consolidated Interest Expense for such four fiscal quarters (in each of the foregoing clauses (i) and (ii), determined for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Closing Date, on a pro forma basis to give effect to the Acquisition (including the Merger and (if applicable) the Second Merger) as if it had occurred at the beginning of such four-quarter period); provided that

(i) if since the beginning of such period the Parent Borrower or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(ii) if since the beginning of such period the Parent Borrower or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

(iii) if since the beginning of such period the Parent Borrower or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Parent Borrower or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Parent Borrower and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Parent Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(iv) if since the beginning of such period the Parent Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period,

(v) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period, and

(vi) Excluded Junior Capital (and Consolidated Interest Expense in respect thereof) shall be excluded from the calculation of the Consolidated Coverage Ratio.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or another Responsible Officer of the Parent Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Parent Borrower or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Parent Borrower or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Parent Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Current Portion of Long Term Debt”: as of any date of determination, the current portion of Consolidated Long Term Debt that is included in Consolidated Short Term Debt on such date.

“Consolidated EBITDA”: for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any), (ii) Consolidated Interest Expense, all items excluded from the definition of Consolidated Interest Expense pursuant to clause (iii) thereof (other than Special Purpose Financing Expense), any Special Purpose Financing

Fees and (for purposes of calculating the Consolidated Secured Leverage Ratio and the Consolidated Total Leverage Ratio) any Special Purpose Financing Expense, (iii) depreciation, amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by this Agreement (whether or not consummated or incurred, and including any sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Parent Borrower or any of its Restricted Subsidiaries), (v) the amount of any minority interest expense, (vi) any management, monitoring, consulting and advisory fees and related expenses paid to any of CD&R, KKR or any of their respective Affiliates, (vii) interest and investment income, (viii) the amount of net cost savings projected by the Parent Borrower in good faith to be realized as a result of actions taken or to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions have been taken or are to be taken within 15 months after the date of determination to take such action and (z) the aggregate amount of cost savings added pursuant to this clause (viii) shall not exceed $50.0 million for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the proviso to the definition of “Consolidated Coverage Ratio,” “Consolidated Secured Leverage Ratio” or “Consolidated Total Leverage Ratio”), (ix) the amount of loss on any Financing Disposition, and (x) any costs or expenses pursuant to any management or employee stock option or other equity-related plan, program or arrangement, or other benefit plan, program or arrangement, or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of the Parent Borrower or an issuance of Capital Stock of the Parent Borrower (other than Disqualified Stock) and excluded from the calculation set forth in subsection 8.5(a)(iii).

“Consolidated Indebtedness”: at the date of determination thereof, an amount equal to the aggregate principal amount of outstanding Indebtedness of the Parent Borrower and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Capitalized Lease Obligations and debt obligations evidenced by bonds, debentures, notes or similar instruments, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations).

“Consolidated Interest Expense”: for any period,

(i) the total interest expense of the Parent Borrower and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Parent Borrower and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Parent Borrower or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Parent Borrower or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation, and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus

(ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Parent Borrower held by Persons other than the Parent Borrower or a Restricted Subsidiary, minus

(iii) to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, Special Purpose Financing Expense, accretion or accrual of discounted liabilities not constituting Indebtedness, expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, and any “additional interest” in respect of registration rights arrangements for any securities (including any Senior Notes or Senior Subordinated Notes), plus

(iv) dividends paid in cash on Designated Preferred Stock and Refunding Capital Stock that is Preferred Stock pursuant to subsection 8.5(b)(xi)(A) or (B),

in each case under clauses (i) through (iv) as determined on a Consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Parent Borrower and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Long Term Debt”: as of any date of determination, all long term debt of the Parent Borrower and its Restricted Subsidiaries as determined on a Consolidated basis in accordance with GAAP and as disclosed on the Parent Borrower’s consolidated balance sheet most recently delivered under subsection 7.1.

“Consolidated Net Income”: for any period, the net income (loss) of the Parent Borrower and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that there shall not be included in such Consolidated Net Income:

(i) any net income (loss) of any Unrestricted Subsidiary and (solely for purposes of determining the amount available for Restricted Payments under subsection 8.5(a)(iii)(A) and of determining Excess Cash Flow) any net income (loss) of any Person that is not the Parent Borrower or a Subsidiary, except that the Parent Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Parent Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below),

(ii) solely for purposes of determining the amount available for Restricted Payments under subsection 8.5(a)(iii)(A) and of determining Excess Cash Flow, any net income (loss) of any Restricted Subsidiary that is not a Borrower or a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Parent Borrower by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Loan Documents and the other Transaction Documents, and (z) restrictions in effect on the Closing Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date), except that the Parent Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Parent Borrower or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause),

(iii) any gain or loss realized upon (x) the sale, abandonment or other disposition of any asset of the Parent Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors) or (y) the disposal, abandonment or discontinuation of operations of the Parent Borrower or any Restricted Subsidiary, and any income (loss) from disposed, abandoned or discontinued operations,

(iv) any extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges (or any amortization thereof) associated with the Transactions or any acquisition, merger or consolidation, whether or not completed), any severance, relocation, consolidation, closing, integration, facilities opening, business optimization, transition or restructuring costs, charges or expenses, any signing, retention or completion bonuses, and any costs associated with curtailments or modifications to pension and post-retirement employee benefit plans,

(v) the cumulative effect of a change in accounting principles,

(vi) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments,

(vii) any unrealized gains or losses in respect of Currency Agreements,

(viii) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix) any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards,

(x) to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Parent Borrower or any Restricted Subsidiary owing to the Parent Borrower or any Restricted Subsidiary,

(xi) any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments),

(xii) any impairment charge or asset write-off, including any charge or write-off related to intangible assets, long-lived assets or investments in debt and equity securities, and any amortization of intangibles,

(xiii) any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, Investment, Asset Disposition, issuance of Capital Stock, issuance, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transaction consummated prior to the Closing Date),

(xiv) any accruals and reserves established or adjusted within twelve months after the Closing Date that are established as a result of the Transactions, and any changes as a result of adoption or modification of accounting policies, and

(xv) to the extent covered by insurance and actually reimbursed (or the Parent Borrower has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses with respect to liability or casualty events or business interruption.

Notwithstanding the foregoing, for the purpose of subsection 8.5(a)(iii)(A) only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Parent Borrower or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Parent Borrower to increase the amount of Restricted Payments permitted under such covenant pursuant to subsection 8.5(a)(iii)(C) or (D).

In addition, for purposes of subsection 8.5(a)(iii)(A), Consolidated Net Income for any period ending on or prior to the Closing Date shall be determined based upon the net income (loss) reflected in the consolidated financial statements of the Parent Borrower for such period; and each Person that is a Restricted Subsidiary upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary, and the Transactions shall not constitute a sale or disposition under clause (iii) above for purposes of such determination.

“Consolidated Secured Indebtedness”: as of any date of determination, an amount equal to (a) the Consolidated Indebtedness as of such date that is then secured by Liens on property or assets of the Parent Borrower and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), minus (b) the aggregate amount of Unrestricted Cash of the Parent Borrower and its Restricted Subsidiaries as of the date of the Parent Borrower’s consolidated balance sheet most recently delivered under subsection 7.1.

“Consolidated Secured Leverage Ratio”: as of any date of determination, the ratio of (x) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available (determined, for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Closing Date, on a pro forma basis to give effect to the Acquisition (including the Merger and (if applicable) the Second Merger) as if it had occurred at the beginning of such four-quarter period), provided that:

(i) if since the beginning of such period the Parent Borrower or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(ii) if since the beginning of such period the Parent Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period;

(iii) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period; and

(iv) Excluded Junior Capital (and Consolidated Interest Expense in respect thereof) shall be excluded from the calculation of the Consolidated Secured Leverage Ratio.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a Responsible Officer of the Parent Borrower.

“Consolidated Short Term Debt”: as of any date of determination, all short term debt of the Parent Borrower and its Restricted Subsidiaries as determined on a Consolidated basis in accordance with GAAP and as disclosed on the Parent Borrower’s consolidated balance sheet most recently delivered under subsection 7.1.

“Consolidated Tangible Assets”: as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Parent Borrower for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Indebtedness”: as of any date of determination, an amount equal to (1) the aggregate principal amount of outstanding Indebtedness of the Parent Borrower and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Capitalized Lease Obligations and debt obligations evidenced by bonds, debentures, notes or similar instruments, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (2) the aggregate amount of Unrestricted Cash of the Parent Borrower and its Restricted Subsidiaries disclosed on the Parent Borrower’s consolidated balance sheet most recently delivered under subsection 7.1.

“Consolidated Total Leverage Ratio”: as of any date of determination, the ratio of (x) Consolidated Total Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Parent Borrower are available (determined, for each fiscal quarter of the four fiscal quarters ending prior to the Closing Date, on a pro forma basis to give effect to the Acquisition (including the Merger and (if applicable) the Second Merger) as if it had occurred at the beginning of such four-quarter period), provided that:

(i) if since the beginning of such period the Parent Borrower or any Restricted Subsidiary shall have made a Sale, the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(ii) if since the beginning of such period the Parent Borrower or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period;

(iii) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (i) or (ii) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period; and

(iv) Excluded Junior Capital (and Consolidated Interest Expense in respect thereof) shall be excluded from the calculation of the Consolidated Total Leverage Ratio.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a Responsible Officer of the Parent Borrower.

“Consolidated Working Capital”: as of any date of determination, the aggregate amount of all current assets (excluding cash, Cash Equivalents and deferred taxes recorded as assets) minus the aggregate amount of all current liabilities (excluding, without duplication, Indebtedness Incurred under the Revolving Facility or ABL Facility, Consolidated Current Portion of Long Term Debt, any Indebtedness described in subsections 8.1(b)(ix) and (xi), working capital debt of Foreign Subsidiaries and deferred taxes recorded as liabilities), in each case determined on a Consolidated basis for the Parent Borrower and its Restricted Subsidiaries.

“Consolidation”: the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Parent Borrower in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Parent Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning. For periods ending on or prior to the Closing Date, references to the consolidated financial statements of the Parent Borrower shall be to the consolidated financial statements of the Acquired Business Parent (with Subsidiaries of the Acquired Business Parent being deemed Subsidiaries of the Parent Borrower), as the context may require.

“Contingent Obligation”: with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors”: the directors of the Board of Directors of the Parent Borrower on the Closing Date, after giving effect to the Transactions and the other transactions contemplated thereby, and each other director if, in each case, such other director’s nomination for election to the Board of Directors of the Parent Borrower is recommended by at least a majority of the then Continuing Directors or the election of such other director is approved by one or more Permitted Holders.

“Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Amounts”: the aggregate amount of capital contributions applied by the Parent Borrower to permit the Incurrence of Contribution Indebtedness pursuant to subsection 8.1(b) (xii).

“Contribution Indebtedness”: Indebtedness of the Parent Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Parent Borrower or such Restricted Subsidiary after the Closing Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to a certificate signed by a Responsible Officer on the date of Incurrence thereof.

“Credit Facilities”: one or more of (i) the Term Loan Facility, (ii) the Revolving Facility, (iii) the ABL Facility, (iv) the ABS Facility (unless otherwise designated by the Parent Borrower as not a Credit Facility), (v) the CMBS Loan Facility (unless otherwise designated by the Parent Borrower as not a Credit Facility) and (vi) any other facilities or arrangements designated by the Parent Borrower, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables, inventory or real estate financings (including without limitation through the sale of receivables inventory, real estate and/or other assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables, inventory, real estate and/or other assets or the creation of any Liens in respect of such receivables, inventory, real estate and/or other assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, in-

dentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Cumulative Excess Cash Flow”: the amount equal to the sum of Excess Cash Flow (but not less than zero) for the first fiscal year ending on or after December 31, 2008 and Excess Cash Flow (but not less than zero in any fiscal year) for each succeeding and completed fiscal year. For purposes of determining Cumulative Excess Cash Flow, Excess Cash Flow shall be calculated without reduction for any amount applied to permit a Restricted Payment.

“Cumulative Retained Excess Cash Flow”: the amount (if any) of Cumulative Excess Cash Flow that (a) was not required to be applied to prepay the Term Loans pursuant to subsection 3.4(b) of the Term Loan Credit Agreement (or, should the subsection numbering or organization of the Term Loan Credit Agreement be changed following an amendment thereto, the corresponding subsection of the Term Loan Credit Agreement), and (b) was not previously applied to permit a Restricted Payment (to the extent of the amount of such Restricted Payment that then remains outstanding). The Borrower Representative shall promptly notify the Administrative Agent of any application of such amount as contemplated by clause (b) above.

“Currency Agreement”: in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“DBSI”: as defined in the Preamble.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice (other than, in the case of subsection 9(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 9, has been satisfied.

“Default Notice”: as defined in subsection 9(e).

“Defaulting Lender”: as defined in subsection 4.8(c).

“Designated Noncash Consideration”: the Fair Market Value of non-cash consideration received by the Parent Borrower or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to a certificate signed by a Responsible Officer of the Parent Borrower and delivered to the Administrative Agent, setting forth the basis of such valuation.

“Designated Preferred Stock”: Preferred Stock of the Parent Borrower (other than Disqualified Stock) or any Parent that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to a certificate signed by a Responsible Officer of the Parent Borrower and delivered to the Administrative Agent.

“Discharge”: as defined in the definition of “Consolidated Coverage Ratio.”

“Disinterested Directors”: with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Parent Borrower, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Parent Borrower or any Parent or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock”: with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition or “Asset Disposition” as defined in the Senior Interim Loan Agreement or the Senior Subordinated Interim Loan Agreement, or any Senior Notes Indenture or Senior Subordinated Notes Indenture) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition or “Asset Disposition” as defined in the Senior Interim Loan Agreement or the Senior Subordinated Interim Loan Agreement or any Senior Notes Indenture or Senior Subordinated Notes Indenture), in whole or in part, in each case on or prior to the Maturity Date; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Parent Borrower or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Restricted Subsidiary of the Parent Borrower other than a Foreign Subsidiary.

“Dormant Subsidiary”: any Subsidiary of the Parent Borrower that carries on no operations, had revenues of less than $4.0 million during the most recently completed period of four consecutive fiscal quarters of the Parent Borrower and has total assets of less than $4.0 million as of the last day of such period; provided that the assets of all Subsidiaries constituting Dormant Subsidiaries shall at no time exceed $20.0 million in the aggregate and the revenues of all Subsidiaries constituting Dormant Subsidiaries for any four consecutive fiscal quarters shall at no time exceed $20.0 million in the aggregate.

“Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”: any and all U.S. or foreign federal, state, provincial, territorial, foreign, local or municipal laws, rules, orders, enforceable guidelines, orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment (including ambient air, indoor air, surface water, groundwater, land surface, subsurface strata and natural resources such as wetlands, flora and fauna) as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equipment”: vehicles consisting of refrigerated straight trucks, tractor trucks, refrigerated van trailers, other trucks and trailers with refrigeration units, and other vans, trucks, tractors and trailers.

“Equity Financing”: as defined in the Recitals.

“Equity Offering”: a sale of Capital Stock (x) that is a sale of Capital Stock of the Parent Borrower (other than Disqualified Stock), or (y) the proceeds of which are (or are intended to be) contributed to the equity capital of the Parent Borrower or any of its Restricted Subsidiaries.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Base Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the BBA LIBOR Rates Page (as defined below) at approximately 11:00 a.m., London time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that if there shall at any time no longer exist a BBA LIBOR Rates Page, “Eurocurrency Base Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum equal to the rate at which the principal London office of the Administrative Agent is offered deposits in Dollars at or about 10:00 a.m., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurocurrency market where the eurocurrency and foreign currency and exchange operations in respect of Dollars are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurocurrency Loan to be outstanding during such Interest Period. “BBA LIBOR Rates Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London inter-bank deposit market).

“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurocurrency Base Rate
1.00—Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Cash Flow”: for any period, Consolidated EBITDA for such period minus

(a) (i) any Capital Expenditures made during such period (or to be made for which binding agreements exist) in cash (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvested Amount (as determined at the end of such period) unless and to the extent such proceeds are included in Consolidated EBITDA), and (ii) any acquisitions made during such period (or to be made for which binding agreements exist) not prohibited by this Agreement and financed with cash, minus

(b) any principal payments of the Loans made during such period, minus

(c) any principal payments resulting in a permanent reduction of any other Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries made during such period, minus

(d) Consolidated Interest Expense for such period, minus

(e) any taxes paid or payable in cash during such period, minus

(f) the Net Available Cash from any Asset Disposition or Recovery Event to the extent that an amount equal to such Net Available Cash (i) (without duplication of clause (a) or (g) of this definition) consists of any Reinvested Amount or is otherwise applied (or not required to be applied) in accordance with subsection 8.4 and (ii) is included in the calculation of Consolidated EBITDA, minus

(g) any Investment made in accordance with subsection 8.5(a) or (b)(vii) or clause (i)(z), (ii), (x), (xiv), (xv) or (xvi) of the definition of “Permitted Investment,” minus

(h) (without duplication of clause (b) or (c) of this definition) the proceeds of any Sale and Leaseback Transactions entered into by the Parent Borrower or any of its Restricted Subsidiaries in accordance with subsection 8.4 during such period in the ordinary course of its business to the extent included in Consolidated EBITDA, minus

(i) to the extent not otherwise subtracted from Consolidated EBITDA in this definition of “Excess Cash Flow,” any Permitted Payments made in cash during such period of the type described in subsection 8.5(b)(v), (vi), (vii) or (viii), minus

(j) to the extent included in Consolidated EBITDA, the amount of any cash contributions required by law to be made by the Parent Borrower or any of its Restricted Subsidiaries to any Plan, minus

(k) to the extent included in Consolidated EBITDA, any cash expenses relating to the Transactions, minus

(l) any earnings of a Foreign Subsidiary or a Special Purpose Subsidiary included in Consolidated EBITDA for such period (except to the extent such earnings are used for any purposes described in clauses (a) through (k) above) to the extent the terms of any Indebtedness of any Foreign Subsidiary or any Special Purpose Subsidiary prohibit the distribution thereof, minus

(m) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by this Agreement, including without limitation acquisitions permitted hereunder (whether or not consummated or incurred), and any management, monitoring, consulting and advisory fees and related expenses paid to any of Sponsors and their respective Affiliates, plus

(n) the Change in Consolidated Working Capital for such period.

“Excess Proceeds”: as defined in subsection 8.4(b)(ii).

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Contribution”: Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Parent Borrower as capital contributions to the Parent Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Parent Borrower, in each case to the extent designated as an Excluded Contribution pursuant to a certificate signed by a Responsible Officer of the Parent Borrower and not previously included in the calculation set forth in subsection 8.5(a)(iii)(B)(x) for purposes of determining whether a Restricted Payment may be made.

“Excluded Junior Capital”: any Specified Equity Contributions (as defined in the ABL Credit Agreement) that consist of Junior Capital included in the calculation of consolidated EBITDA thereunder for the prior twelve month period, in an amount not to exceed the amount required to effect compliance with subsection 6.2(c) (or any similar provision) of the ABL Credit Agreement.

“Excluded Subsidiary”: any (a) Special Purpose Subsidiary, (b) Subsidiary of a Foreign Subsidiary, (c) Unrestricted Subsidiary, (d) Immaterial Subsidiary, (e) Dormant Subsidiary, (f) Captive Insurance Subsidiary, (g) Domestic Subsidiary that is prohibited by any applicable Contractual Requirement or Requirement of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect) or (h) Domestic Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower Representative), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Taxes”: any (a) Taxes measured by or imposed upon the net income of any Agent, Issuing Lender or Lender or its applicable lending office, or any branch or affiliate thereof, (b) franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any Agent or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed by the jurisdiction under the laws of which such Agent or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof and (c) Taxes imposed by reason of any connection between the jurisdiction imposing such Tax and any Agent or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any other Loan Document.

“Exempt Sale and Leaseback Transaction”: any Sale and Leaseback Transaction (a) in which the sale or transfer of property occurs within 90 days of the acquisition of such property by the Parent Borrower or any of its Subsidiaries or (b) that involves property with a book value of $15.0 million or less and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons.

“Existing Indebtedness”: Indebtedness of the Parent Borrower and its Subsidiaries outstanding on the Closing Date and set forth on Schedule B.

“Extension of Credit”: as to any Lender, the making of, or, in the case of subsection 2.4(d)(ii), participation in, a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Fair Market Value”: with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

“Federal Funds Effective Rate”: as defined in the definition of the term “ABR” in this subsection 1.1.

“Financing Disposition”: any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets (a) by the Parent Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets or (b) by the Parent Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity that is not a Special Purpose Subsidiary.

“Foreign Borrowing Base”: the sum of (1) 100% (until the first anniversary of the Closing Date) and 95% (thereafter) of the book value of Inventory of Foreign Subsidiaries, (2) 85% of the book value of Receivables of Foreign Subsidiaries, (3) 85% of the book value of Equipment of Foreign Subsidiaries, (4) 85% of the book value (or if higher appraised value) of Real Property of the Parent Borrower and its Foreign Subsidiaries and (5) cash, Cash Equivalents and Temporary Cash Investments of Foreign Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Parent Borrower for which internal consolidated financial statements of the Parent Borrower are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith). The Foreign Borrowing Base, as of any date of determination, shall not include Inventory, Equipment or Real Property the acquisition of which shall have been financed or refinanced by the Incurrence of Purchase Money Obligations pursuant to subsection 8.1(b)(iv) to the extent such Purchase Money Obligations (or any Refinancing Indebtedness in respect thereof) shall then remain outstanding pursuant to such clause (on a pro forma basis after giving effect to an Incurrence of Indebtedness and the application of proceeds therefrom).

“Foreign Pension Plan”: a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Subsidiary of the Parent Borrower sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”: each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Parent Borrower or any of its Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary”: (i) any Restricted Subsidiary of the Parent Borrower that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary and (ii) any Foreign Subsidiary Holdco.

“Foreign Subsidiary Holdco”: any Restricted Subsidiary of the Parent Borrower that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

“GAAP”: generally accepted accounting principles in the United States of America as in effect on the Closing Date (for purposes of the definitions of the terms “Borrowing Base,” “Capital Expenditures,” “Consolidated Coverage Ratio,” “Consolidated EBITDA,” “Consolidated Indebtedness,” “Consolidated Interest Expense,” “Consolidated Long Term Debt,” “Consolidated Net Income,” “Consolidated Secured Indebtedness,” “Consolidated Secured Leverage Ratio,” “Consolidated Short Term Debt,” “Consolidated Tangible Assets,” “Consolidated Total Indebtedness,” “Consolidated Total Leverage Ratio,” “Consolidated Working Capital,” “Excess Cash Flow” and “Foreign Borrowing Base,” all defined terms in this Agreement to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of this Agreement), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“GSCP”: Goldman Sachs Credit Partners L.P.

“Guarantee”: any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Revolving Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement delivered to the Revolving Collateral Agent as of the Closing Date, substantially in the form of Exhibit B, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Guarantors”: the collective reference to each Subsidiary Guarantor that is from time to time party to the Revolving Guarantee and Collateral Agreement; individually, a “Guarantor.”

“Guarantor Subordinated Obligations”: with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

“Hedging Obligations”: of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holding”: USF Holding Corp., a Delaware corporation, and any successor in interest thereto.

“Immaterial Subsidiary”: any Subsidiary of the Parent Borrower designated by the Borrower Representative to the Administrative Agent in writing that had (a) total consolidated revenues of less than 2.5% of the total consolidated revenues of the Parent Borrower and its Subsidiaries during the most recently completed period of four consecutive fiscal quarters of the Parent Borrower and (b) total consolidated assets of less than 2.5% of the total consolidated assets of the Parent Borrower and its Subsidiaries as of the last day of such period; provided that (x) for purposes of subsection 7.9, any Special Purpose Subsidiary shall be deemed to be an “Immaterial Subsidiary,” and (y) Immaterial Subsidiaries (other than any Special Purpose Subsidiary) shall not, in the aggregate, (1) have had revenues in excess of 10% of the total consolidated revenues of the Parent Borrower and its Subsidiaries during the most recently completed period of four consecutive fiscal quarters or (2) have had total assets in excess of 10% of the total consolidated assets of the Parent Borrower and its Subsidiaries as of the last day of such period. Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing as of the last day of any such four consecutive fiscal quarter period shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the delivery of annual or quarterly financial statements pursuant to subsection 7.1 with respect to the last quarter of such four consecutive fiscal quarter period.

“Incur”: issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness”: with respect to any Person on any date of determination (without duplication):

(i) the principal of indebtedness of such Person for borrowed money,

(ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

(v) all Capitalized Lease Obligations of such Person,

(vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Parent Borrower other than a Borrower or a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Parent Borrower) and (B) the amount of such Indebtedness of such other Persons,

(viii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

(ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time), provided that Indebtedness shall not include Contingent Obligations Incurred in the ordinary course of business. The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Indemnified Liabilities”: as defined in subsection 11.5.

“Indemnitee”: as defined in subsection 11.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: as defined in subsection 5.8.

“Intercreditor Agreement”: the Intercreditor Agreement, dated as of the Closing Date, among the Administrative Agent, the Revolving Collateral Agent, the Term Administrative Agent, the Term Collateral Agent, the ABL Administrative Agent, and the ABL Collateral Agent, and acknowledged by certain of the Loan Parties, substantially in the form attached as Exhibit G, as amended, restated, supplemented or otherwise modified from time to time in accordance therewith or herewith.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any Eurocurrency Loan having an Interest Period longer than three months, (i) each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”: with respect to any Eurocurrency Loan:

(a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months, or, if available to all relevant Lenders, 9 or 12 months or a shorter period (or, if required pursuant to subsection 2.2, one week) thereafter, as selected by the Borrower Representative in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six months, or, if available to all relevant Lenders, 9 or 12 months or a shorter period (or, if required pursuant to subsection 2.2, one week) thereafter, as selected by the Borrower Representative by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower Representative shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan during an Interest Period for such Loan.

“Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Interest Rate Protection Agreement”: any interest rate protection agreement, interest rate future, interest rate option, interest rate cap or collar or other interest rate hedge arrangement in form and substance, and for a term, reasonably satisfactory to the Administrative Agent to or under which the Parent Borrower or any of its Subsidiaries is or becomes a party or a beneficiary.

“Interim Facility Indebtedness”: Indebtedness Incurred on the Closing Date under the Senior Interim Loan Agreement and the Senior Subordinated Interim Loan Agreement.

“Inventory”: goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment”: in any Person by any other Person, means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and subsection 8.5 only, (i) “Investment” shall include the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Parent Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Parent Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value (as determined in good faith by the Parent Borrower) at the time of such transfer and (iii) for purposes of subsection 8.5(a)(iii)(C) the amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Parent Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that to the extent that the amount of Restricted Payments outstanding at any time pursuant to subsection 8.5(a) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to subsection 8.5(a).

“Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any equivalent rating by any other Rating Agency.

“Investment Grade Securities”: (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Parent Borrower and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii), which fund may also hold immaterial amounts of cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investors”: (i) the CD&R Investors and the KKR Investors, (ii) any Person that acquires Voting Stock of Holding on or prior to the Closing Date and any Affiliate of such Person, and (iii) any of their respective successors in interest.

“Issuing Lender”: as the context may require, (a) Citi or any Affiliate thereof, in its capacity as issuer of any Letter of Credit or (b) any other Lender that may become an Issuing Lender under subsection 3.9.

“JPMorgan”: J.P. Morgan Securities Inc.

“Judgment Conversion Date”: as defined in subsection 11.8.

“Judgment Currency”: as defined in subsection 11.8.

“Junior Capital”: collectively, any Indebtedness of any Parent or the Parent Borrower that (a) is not secured by any asset of the Parent Borrower or any Restricted Subsidiary, (b) is expressly subordinated to the prior payment in full of the Loans on terms reasonably satisfactory to the Administrative Agent (it being understood that subordination terms consistent with those for senior subordinated high yield debt securities issued by companies sponsored by either of the Sponsors are so satisfactory), (c) has a final maturity date that is not earlier than, and provides for no scheduled payments of principal prior to, the date that is 91 days after the Maturity Date (other than through conversion or exchange of any such Indebtedness for Capital Stock (other than Disqualified Stock) of a Borrower, Capital Stock of any Parent or any other Junior Capital), (d) has no mandatory redemption or prepayment obligations other than obligations that are subject to the prior payment in full in cash of the Loans and (e) does not require the payment of cash interest until the date that is 91 days following the Maturity Date.

“KKR”: as defined in the Recitals.

“KKR Investors”: the collective reference to (i) KKR and (ii) any Affiliate of any Person referred to in clause (i) of this definition.

“L/C Facing Fee”: as defined in subsection 3.3(a).

“L/C Fee Payment Date”: with respect to any Letter of Credit, the last Business Day of each March, June, September and December to occur after the date of issuance thereof to and including the first such day to occur on or after the date of expiry thereof.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5(a).

“L/C Participants”: the collective reference to all the Lenders other than the Issuing Lender.

“Lead Arrangers”: CGMI, DBSI, GSCP, JPMorgan, MSSF and RBS Securities as Joint Lead Arrangers and Joint Bookrunning Managers under this Agreement.

“Lenders”: the several banks and other financial institutions from time to time party to this Agreement acting in their capacity as lenders, together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by written notice to the Administrative Agent and the Borrower Representative, to make any Revolving Loans or Swing Line Loans available to any Borrower; provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to subsection 11.1, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

“Letter of Credit Request”: a letter of credit request substantially in the form of Exhibit J or in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit, and accompanied by an application and agreement for the issuance or amendment of a Letter of Credit in such form as the Issuing Lender may reasonably specify from time to time consistent with the terms hereof (it being understood that in the event of any express conflict, the terms hereof shall control).

“Letters of Credit”: as defined in subsection 3.1(a).

“Liabilities”: collectively, any and all claims, obligations, liabilities, causes of actions, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including without limitation interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

“Lien”: any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Loan”: a Revolving Loan or a Swing Line Loan, as the context shall require; collectively, the “Loans.”

“Loan Documents”: this Agreement, any Notes, the Intercreditor Agreement, the Revolving Guarantee and Collateral Agreement and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties”: the Parent Borrower, any other Borrower hereunder and each Restricted Subsidiary that is a party to a Loan Document as a Guarantor or pledgor under any of the Security Documents; individually, a “Loan Party.” No Excluded Subsidiary shall be a Loan Party.

“Management Advances”: (1) loans or advances made to directors, officers, employees or consultants of any Parent, any Borrower or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $15.0 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under subsection 8.1.

“Management Agreements”: collectively (i) the Subscription Agreements, each dated as of the Closing Date, between Holding and each of the Investors party thereto, (ii) the Consulting Agreements, each dated as of the Closing Date, among Holding and the Acquired Business Opco and each of CD&R and KKR, or Affiliates thereof, respectively, (iii) the Indemnification Agreements, each dated as of the Closing Date, among Holding and the Acquired Business Opco and each of (a) CD&R and each CD&R Investor and (b) KKR and each KKR Investor, or Affiliates thereof, respectively, (iv) the Registration Rights Agreement, dated as of the Closing Date, among Holding and the Investors party thereto and any other Person party thereto from time to time, (v) the Stockholders Agreement, dated as of the Closing Date, by and among Holding and the Investors party thereto and any other Person party thereto from time to time, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Agreement and (vi) any other agreement primarily providing for indemnification and/or contribution for the benefit of any Permitted Holder in respect of Liabilities resulting from, arising out of or in connection with, based upon or relating to (a) any management consulting, financial advisory, financing, underwriting or placement services or other investment banking activities, (b) any offering of securities or other financing activity or arrangement of or by any Parent or any of its Subsidiaries or (c) any action or failure to act of or by any Parent or any of its Subsidiaries (or any of their respective predecessors); in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

“Management Guarantees”: guarantees (x) of up to an aggregate principal amount outstanding at any time of $30.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of any Parent, the Parent Borrower or any Restricted Subsidiary (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $15.0 million in the aggregate outstanding at any time.

“Management Indebtedness”: Indebtedness Incurred to any Management Investor to finance the repurchase or other acquisition of Capital Stock of the Parent Borrower or any Parent (including any options, warrants or other rights in respect thereof) from any Management Investor, which repurchase or other acquisition of Capital Stock is permitted by subsection 8.5.

“Management Investors”: the officers, directors, employees and other members of the management of any Parent, the Parent Borrower or any of their respective Subsidiaries, or family members or relatives thereof, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Parent Borrower or any Parent.

“Management Stock”: Capital Stock of the Parent Borrower or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Mandatory Revolving Loan Borrowing”: as defined in subsection 2.4(c).

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Parent Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability as to any Loan Party party thereto of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Revolving Collateral Agent and the Lenders under the Loan Documents, in each case taken as a whole.

“Material Restricted Subsidiary”: any Restricted Subsidiary other than one or more Restricted Subsidiaries designated by the Parent Borrower that in the aggregate do not constitute Material Subsidiaries.

“Material Subsidiaries”: Subsidiaries of the Parent Borrower constituting, individually or in the aggregate (as if such Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

“Materials of Environmental Concern”: any chemicals, substances, materials, wastes, pollutants, contaminants or compounds in any form or regulated under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, toxic mold, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: July 3, 2013.

“Merger”: as defined in the Recitals.

“Moody’s”: Moody’s Investors Service, Inc. and its successors.

“MSSF”: Morgan Stanley Senior Funding, Inc.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Available Cash”: with respect to any Asset Disposition (including any Sale and Leaseback Transaction) or Recovery Event, cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or Recovery Event or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition or Recovery Event (including as a consequence of any transfer of funds in connection with the application thereof in accordance with subsection 8.4), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (x) that is secured by any assets subject to such Asset Disposition or involved in such Recovery Event, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or, in the case of an Asset Disposition, in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition or Recovery Event, including but not limited to any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or Recovery Event, or to any other Person (other than the Parent Borrower or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition or Recovery Event, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition or involved in such Recovery Event and retained, indemnified or insured by the Parent Borrower or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, (v) in the case of an Asset Disposition, the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Parent Borrower or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Parent Borrower or any Restricted Subsidiary, in either case in respect of such Asset Disposition, (vi) in the case of any Recovery Event, any amount thereof that constitutes or represents reimbursement or compensation for any amount previously paid by the Parent Borrower or any of its Subsidiaries and (vii) in the case of any Asset Disposition by, or Recovery Event relating to, any asset of the Parent Borrower or any Restricted Subsidiary that is not a Borrower or a Subsidiary Guarantor, any amount of proceeds from such Asset Disposition or Recovery Event to the extent (x) subject to any restriction on the transfer thereof directly or indirectly to any Borrower, including by reason of applicable law or agreement (other than any agreement entered into primarily for the purpose of imposing such a restriction) or (y) in the good faith determination of the Parent Borrower (which determination shall be conclusive), the transfer thereof directly or indirectly to any Borrower could reasonably be expected to give rise to or result in (A) any violation of applicable law, (B) any liability (criminal, civil, administrative or other) for any of the officers, directors or shareholders of the Parent Borrower, any Restricted Subsidiary or any Parent, (C) any violation of the provisions of any joint venture or other material agreement governing or binding upon the Parent Borrower or any Restricted Subsidiary, (D) any material risk of any such violation or liability referred to in any of the preceding clauses (A), (B) and (C), (E) any adverse tax consequence for the Parent Borrower, any Restricted Subsidiary or any Parent, or (F) any cost, expense, liability or obligation (including, without limitation, any Tax) other than routine and immaterial out-of-pocket expenses.

“Net Cash Proceeds”: with respect to any issuance or sale of any securities or Indebtedness of the Parent Borrower or any Subsidiary by the Parent Borrower or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“Non-Consenting Lender”: as defined in subsection 11.1(e).

“Non-Excluded Taxes”: all Taxes other than Excluded Taxes.

“Notes”: the collective reference to the Revolving Notes and the Swing Line Note.

“Obligation Currency”: as defined in subsection 11.8.

“Obligations”: with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Parent Borrower or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Obligor”: any purchaser of goods or services or other Person obligated to make payment to the Parent Borrower or any of its Subsidiaries (other than to any Special Purpose Subsidiaries and the Foreign Subsidiaries) in respect of a purchase of such goods or services.

“Other Representatives”: each of CGMI, DBSI, MSSF, GSCP, JPMorgan and RBS Securities in their collective capacity as Joint Lead Arrangers of the Loans and Commitments hereunder.

“Parent”: Holding, any Other Parent and any other Person that is a Subsidiary of Holding or any Other Parent and of which the Parent Borrower is a Subsidiary. As used herein, “Other Parent” means a Person of which the Parent Borrower becomes a Subsidiary after the

Closing Date, provided, that either (x) immediately after the Parent Borrower first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Parent Borrower immediately prior to the Parent Borrower first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Parent Borrower first becoming a Subsidiary of such Person.

“Parent Borrower”: (i) Acquisition Corp. until the Merger, (ii) the Acquired Business Parent following the Merger, (iii) the Acquired Business Opco following the Second Merger, if the Acquired Business Parent elects to undertake the Second Merger and (iv) any successor of any Person in the foregoing clauses (i) through (iii) pursuant to subsection 8.3 or 11.6(a).

“Parent Expenses”: (i) costs (including all professional fees and expenses) incurred by any Parent in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement, any other Transaction Documents or any other agreement or instrument relating to Indebtedness of the Parent Borrower or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Parent Borrower or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Parent Borrower or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Parent Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Participant”: as defined in subsection 11.6(c).

“Patriot Act”: as defined in subsection 11.18.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Acquisition”: any acquisition by any Borrower or any of its Restricted Subsidiaries of all the business or assets of, or all the Capital Stock of, any Person, so long as (x) no Default or Event of Default exists at the time of such acquisition or would result therefrom, (y) on the date of such acquisition, after giving effect thereto, either (A) the Consolidated Total Leverage Ratio of the Parent Borrower shall not exceed 6.75:1.00 or (B) the Consolidated Total Leverage Ratio of the Parent Borrower would equal or be less than the Consolidated Total Leverage Ratio of the Parent Borrower immediately prior to giving effect thereto and (z) the aggregate consideration (as determined in good faith by the Parent Borrower) paid by any such Borrower and its Restricted Subsidiaries for any Person that does not become a Subsidiary Guarantor in connection with all such acquisitions since the Closing Date shall not exceed the greater of $250.0 million and 6.7% of Consolidated Tangible Assets.

“Permitted Holders”: any of the following: (i) any of the Investors; (ii) any of the Management Investors, CD&R, KKR and their respective Affiliates; (iii) any investment fund or vehicle managed, sponsored or advised by CD&R, KKR or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (iv) any limited or general partners of, or other investors in, any CD&R Investor or KKR Investor or any Affiliate thereof, or any such investment fund or vehicle (in the case of any such limited partner or other investor, for purposes of the definition of “Change of Control,” the beneficial ownership of the Voting Stock of the Parent Borrower of any such limited partner or other investor shall be limited to the extent of any Capital Stock of the Parent Borrower or any Parent, or any interest therein, held by such Person that such Person shall have received by way of a dividend or distribution (on no more than a pro rata basis) from such CD&R Investor, KKR Investor, Affiliate, or investment fund or vehicle); and (v) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Parent Borrower. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which the Borrowers make all payments of Loans and other amounts required by subsection 8.8(a), together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Investment”: an Investment by the Parent Borrower or any Restricted Subsidiary in, or consisting of, any of the following:

(i) (x) a Restricted Subsidiary, (y) the Parent Borrower, or (z) a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary); provided in the case of this clause (z) that if any such Investment in such Person constitutes an acquisition of all the business or assets of, or all the Capital Stock of, such Person, such Investment shall be a Permitted Acquisition;

(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, a Borrower or a Restricted Subsidiary (and, in each case, any

Investment held by such other Person that was not acquired by such Person in contemplation of such merger, consolidation or transfer); provided that if any such Investment in such Person constitutes an acquisition of all the business or assets of, or all the Capital Stock of, such Person, such Investment shall be a Permitted Acquisition;

(iii) Temporary Cash Investments, Investment Grade Securities or Cash Equivalents;

(iv) receivables owing to the Parent Borrower or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v) any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with subsection 8.4;

(vi) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Parent Borrower or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii) Investments in existence or made pursuant to legally binding written commitments in existence on the Closing Date;

(viii) Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with subsection 8.1;

(ix) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) made in connection with Liens permitted under subsection 8.2;

(x) (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by or to or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Parent Borrower, or any Parent, provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Parent Borrower;

(xi) bonds secured by assets leased to and operated by the Parent Borrower or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Parent Borrower or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii) any Indebtedness under the Senior Interim Loan Facility and the Senior Subordinated Interim Loan Facility (including any Senior Notes and Senior Subordinated Notes);

(xiii) any Investment to the extent made using Capital Stock of the Parent Borrower (other than Disqualified Stock) or Capital Stock of any Parent or Junior Capital as consideration;

(xiv) Management Advances;

(xv) Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed the greater of $50.0 million and 1.4% of Consolidated Tangible Assets;

(xvi) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of subsection 8.6(b) (except transactions described in clauses (i), (v) and (vi) thereof); including any Investment pursuant to any transaction described in clause (ii) of such paragraph (whether or not any Person party thereto is at any time an Affiliate of a Borrower);

(xvii) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Parent Borrower or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable; and

(xviii) other Investments in an aggregate amount outstanding at any time not to exceed the greater of $90.0 million and 2.4% of Consolidated Tangible Assets.

If any Investment pursuant to clause (xv) or (xviii) above, or subsection 8.5(b)(vii), as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and not such clause (xv) or (xviii) above or subsection 8.5(b)(vii) for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Lien”: any Lien that is described in any of the clauses of subsection 8.2.

“Permitted Payment”: as defined in subsection 8.5(b).

“Person”: any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which a Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock”: as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Pricing Grid”: with respect to Revolving Loans and Swing Line Loans:

Consolidated Secured Leverage Ratio	Applicable Margin for ABR Loans	Applicable Margin for Eurocurrency Loans	Applicable Commitment Fee Percentage
Greater than or equal to 5.25 to 1.00	1.75%	2.75%	0.50%
Less than 5.25 to 1.00, but greater than or equal to 4.75 to 1.00	1.50%	2.50%	0.375%
Less than 4.75 to 1.00	1.25%	2.25%	0.375%

“Prime Rate”: as defined in the definition of “ABR”.

“Purchase”: as defined in the definition of “Consolidated Coverage Ratio.”

“Purchase Money Obligations”: any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Rating Agencies”: collectively, Moody’s and S&P, or, if Moody’s or S&P or both shall not make an applicable rating publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower Representative which shall be substituted for Moody’s or S&P or both, as the case may be.

“RBS Securities”: RBS Securities Corporation.

“Real Property”: land, buildings, structures and other improvements located thereon, fixtures attached thereto, and rights, privileges, easements and appurtenances related thereto, and related property interests.

“Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Parent Borrower and its Restricted Subsidiaries constituting Collateral giving rise to Net Available Cash to such Loan Party in excess of (x) $2.0 million in any one case and (y) $25.0 million in the aggregate in any fiscal year minus the Net Available Cash in such fiscal year from dispositions classified by the Parent Borrower pursuant to clause (xviii) of the definition of “Asset Disposition.”

“refinance”: refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have a correlative meaning.

“Refinancing Indebtedness”: Indebtedness that is Incurred to refinance any Indebtedness existing on the Closing Date or Incurred in compliance with this Agreement (including Indebtedness of the Parent Borrower that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted by this Agreement) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided that

(1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Loans),

(2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and

(3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Borrower or a Subsidiary Guarantor that refinances Indebtedness of a Borrower or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to subsection 8.1 or (y) Indebtedness of the Parent Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Refunded Swing Line Loans”: as defined in subsection 2.4(c).

“Refunding Capital Stock”: as defined in subsection 8.5(b)(i).

“Register”: as defined in subsection 11.6(b).

“Regulation S-X”: Regulation S-X promulgated by the SEC, as in effect on the Closing Date.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Reimbursement Obligations”: the obligation of the applicable Borrower to reimburse the applicable Issuing Lender pursuant to subsection 3.5(a) for amounts drawn under the applicable Letters of Credit.

“Reinvested Amount”: with respect to any Asset Disposition permitted by subsection 8.4 or any Recovery Event, an amount equal to that portion of the Net Available Cash thereof as shall, according to a certificate signed by a Responsible Officer of the Parent Borrower delivered to the Administrative Agent at the end of the applicable reinvestment period provided for in subsection 8.4(b)(i), be reinvested or committed to be reinvested in the business of the Parent Borrower and its Restricted Subsidiaries in a manner consistent with the requirements of subsection 8.4 and the other provisions hereof within 450 days from the later of the date of such Asset Disposition or Recovery Event, as the case may be, and the date of receipt of such Net Available Cash (or, if such reinvestment is a project authorized by the Board of Directors that will take longer than 450 days to complete, the period of time necessary to complete such project).

“Related Business”: those businesses in which the Parent Borrower or any of its Subsidiaries is engaged on the date of this Agreement, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Taxes”: (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state, foreign, provincial or local taxes measured by income, and federal, state, foreign, provincial or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Parent Borrower, any of its Subsidiaries or any Parent), or being a holding company of the Parent Borrower, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Parent Borrower, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Parent Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Parent Borrower or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under subsection 8.5, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Parent Borrower or any Subsidiary thereof, (y) any taxes of a Parent attributable (1) to any taxable period (or portion thereof) ending on or prior to the Closing Date and incurred in connection with the Transactions, or (2) to any Parent’s receipt of (or entitlement to) any payment in connection with the Transactions, including any payment received after the Closing Date pursuant to any agreement related to the Transactions or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Parent Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state, foreign, provincial or local taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Parent Borrower had filed a combined return on behalf of an affiliated group consisting only of the Parent Borrower and its Subsidiaries (in each case, reduced by any such Taxes paid directly by the Parent Borrower or its Subsidiaries).

“Release”: any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Material of Environmental Concern in, into, onto or through the environment.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Intercreditor Agreement”: as defined in subsection 8.8(c).

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043 or any successor regulation thereto.

“Required Interim Loan Refinancing”: any offering or issuance of indebtedness or securities of the Parent Borrower or any of its Subsidiaries pursuant to Section 1(d) of the Engagement Letter, dated May 2, 2007, among Acquisition Corp., CGMI, DBSI, Goldman, Sachs & Co., JPMorgan, Morgan Stanley & Co., Incorporated and RBS Securities.

“Required Lenders”: at any time, Lenders the Total Credit Percentages of which aggregate greater than 50%.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (c) with respect to subsection 7.7 and without limiting the foregoing, the general counsel of such Person, (d) with respect to ERISA matters, the senior vice president—human resources (or substantial equivalent) of such Person and (e) any other individual designated as a “Responsible Officer” for the purposes of this Agreement by the Board of Directors or equivalent body of such Person.

“Restricted Payment”: as defined in subsection 8.5(a).

“Restricted Payment Transaction”: any Restricted Payment permitted pursuant to subsection 8.5, any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary”: any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“Revolving Collateral Agent”: as defined in the Preamble hereto.

“Revolving Commitment”: as to any Lender, its obligation to make Revolving Loans to, and/or make or participate in Swing Line Loans made to, and/or issue or participate in Letters of Credit issued on behalf of, the Borrowers in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule A under the heading “Revolving Commitment” or, in the case of any Lender that is an Assignee, the amount of the assigning Lender’s Revolving Commitment assigned to such Assignee pursuant to subsection 11.6(b) (in each case as such amount may be adjusted from time to time as provided herein); collectively, as to all the Lenders, the “Revolving Commitments.” The original amount of the aggregate Revolving Commitments of the Lenders is $100.0 million.

“Revolving Commitment Percentage”: as to any Lender, the percentage of the aggregate Revolving Commitments constituted by its Revolving Commitment (or, if the Revolving Commitments have terminated or expired, the percentage which (a) the sum of (i) such Lender’s then outstanding Revolving Loans plus (ii) such Lender’s interests in the aggregate L/C Obligations and Swing Line Loans then outstanding then constitutes of (b) the sum of (i) the aggregate Revolving Loans of all the Lenders then outstanding plus (ii) the aggregate L/C Obligations and Swing Line Loans then outstanding).

“Revolving Commitment Period”: the period from and including the Closing Date to but not including the Maturity Date, or such earlier date as the Revolving Commitments shall terminate as provided herein.

“Revolving Facility”: the collective reference to this Agreement, any Loan Documents, any notes and letters of credit issued pursuant hereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under this Agreement or one or more other credit agreements, indentures or financing agreements or otherwise, unless such agreement expressly provides that it is not intended to be and is not a Revolving Facility hereunder). Without limiting the generality of the foregoing, the term “Revolving Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Parent Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred there-under or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Revolving Loans”: as defined in subsection 2.1(a).

“Revolving Note”: as defined in subsection 2.1(c).

“RS Funding”: RS Funding Inc., a Nevada corporation.

“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale”: as defined in the definition of “Consolidated Coverage Ratio.”

“Sale and Leaseback Transaction”: any arrangement with any Person providing for the leasing by the Parent Borrower or any of its Subsidiaries of real or personal property that has been or is to be sold or transferred by the Parent Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Borrower or such Subsidiary.

“SEC”: the Securities and Exchange Commission.

“Second Merger”: as defined in the Recitals.

“Secured Parties”: as defined in the Revolving Guarantee and Collateral Agreement.

“Secured Party Representative”: as defined in the Intercreditor Agreement.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Security Documents”: the collective reference to the Revolving Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the Revolving Collateral Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Revolving Collateral Agent pursuant to subsection 7.9(a) or 7.9(b), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Senior Credit Facilities”: collectively, the Revolving Facility, the Term Loan Facility and the ABL Facility.

“Senior Interim Loan Agreement”: the Senior Interim Loan Credit Agreement, dated as of the Closing Date, among the Parent Borrower, the lenders party thereto, Deutsche Bank AG Cayman Islands Branch, as administrative agent, and Citi, as syndication agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Interim Loan Agreement or other credit agreements, indentures or otherwise, unless such agreement or instrument expressly provides that it is not intended to be and is not a Senior Interim Loan Agreement hereunder).

“Senior Interim Loan Documents”: the Loan Documents as defined in the Senior Interim Loan Agreement, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time.

“Senior Interim Loan Facility”: the collective reference to the Senior Interim Loan Agreement, any Senior Interim Loan Documents, any notes issued pursuant thereto and any guarantee agreement, and other guarantees and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Interim Loan Agreement or other credit agreements, indentures (including any Senior Notes Indenture) or otherwise, unless such agreement expressly provides that it is not intended to be and is not a Senior Interim Loan Facility hereunder). Without limiting the generality of the foregoing, the term “Senior Interim Loan Facility” shall include (x) any Senior Notes Indenture and (y) any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Parent Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder, (iv) otherwise altering the terms and conditions thereof or (v) evidencing or governing any Indebtedness Incurred pursuant to any Required Interim Loan Refinancing.

“Senior Notes”: (a) any Senior Notes of the Parent Borrower to be issued after the Closing Date upon the conversion or exchange of the Senior Interim Loans for such Senior Notes, or to refinance in whole or in part the Senior Interim Loans or any notes issued to refinance or upon the conversion or exchange of any Senior Interim Loans, and (b) any substantially similar Senior Notes (whether registered under the Securities Act or otherwise) that have been exchanged for any such other Senior Notes; in each case as any such Senior Notes may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Notes Indenture”: any indenture governing any Senior Notes , as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.8 to the extent applicable.

“Senior Managing Agent”: as defined in the Preamble.

“Senior Subordinated Interim Loan Agreement”: the Senior Subordinated Interim Loan Credit Agreement, dated as of the Closing Date, among the Parent Borrower, the lenders party thereto, Deutsche Bank AG Cayman Islands Branch, as administrative agent, and Citi, as syndication agent, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Subordinated Interim Loan Agreement or other credit agreements, indentures or otherwise, unless such agreement or instrument expressly provides that it is not intended to be and is not a Senior Subordinated Interim Loan Agreement hereunder).

“Senior Subordinated Interim Loan Documents”: the Loan Documents as defined in the Senior Subordinated Interim Loan Agreement, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time.

“Senior Subordinated Interim Loan Facility”: the collective reference to the Senior Subordinated Interim Loan Agreement, any Senior Subordinated Interim Loan Documents, any notes issued pursuant thereto and any guarantee agreement, and other guarantees and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Subordinated Interim Loan Agreement or other credit agreements, indentures (including any Senior Subordinated Notes Indenture) or otherwise, unless such agreement expressly provides that it is not intended to be and is not a Senior Subordinated Interim Loan Facility hereunder). Without limiting the generality of the foregoing, the term “Senior Subordinated Interim Loan Facility” shall include (x) any Senior Subordinated Notes Indenture and (y) any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Parent Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder, (iv) otherwise altering the terms and conditions thereof or (v) evidencing or governing any Indebtedness Incurred pursuant to any Required Interim Loan Refinancing.

“Senior Subordinated Notes”: (a) any Senior Subordinated Notes of the Parent Borrower to be issued after the Closing Date upon the conversion or exchange of the Senior Subordinated Interim Loans for such Senior Subordinated Notes, or to refinance in whole or in part the Senior Subordinated Interim Loans or any notes issued to refinance or upon the conversion or exchange of any Senior Subordinated Interim Loans, and (b) any substantially similar Senior Subordinated Notes (whether registered under the Securities Act or otherwise) that have been exchanged for any such other Senior Subordinated Notes; in each case as any such Senior Subordinated Notes may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Subordinated Notes Indenture”: any indenture governing any Senior Subordinated Notes , as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.8 to the extent applicable.

“Set”: the collective reference to Eurocurrency Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Settlement Service”: as defined in subsection 11.6(b).

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent” and “Solvency”: with respect to any Person on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

“Special Purpose Entity”: (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets and/or (ii) acquiring, selling, leasing, financing or refinancing Real Property and/or related rights (including under leases and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets) and/or (iii) financing or refinancing in respect of Capital Stock of any Special Purpose Subsidiary.

“Special Purpose Financing”: any financing or refinancing of assets consisting of or including Receivables and/or Real Property of the Parent Borrower or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition (including any financing or refinancing in respect of Capital Stock of a Special Purpose Subsidiary held by another Special Purpose Subsidiary).

“Special Purpose Financing Expense”: for any period, (a) the aggregate interest expense for such period on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary, which Indebtedness is not recourse to the Parent Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), and (b) Special Purpose Financing Fees.

“Special Purpose Financing Fees”: distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings”: representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Parent Borrower or any of its Restricted Subsidiaries that the Parent Borrower determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes, (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Parent Borrower or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition or (iii) any Guarantee in respect of customary recourse obligations (as determined in good faith by the Parent Borrower) in connection with any collateralized mortgage backed securitization or any other Special Purpose Financing or Financing Disposition in respect of Real Property, including in respect of Liabilities in the event of any involuntary case commenced with the collusion of any Special Purpose Subsidiary or any Affiliate thereof, or any voluntary case commenced by any Special Purpose Subsidiary, under any applicable Bankruptcy Law, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Parent Borrower or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary”: a Subsidiary of the Parent Borrower that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto and (ii) acquiring, selling, leasing, financing or refinancing Real Property and/or related rights (including under leases and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto and/or (iii) owning or holding Capital Stock of any Special Purpose Subsidiary and/or engaging in any financing or refinancing in respect thereof, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Parent Borrower.

“Sponsors”: as defined in the Recitals.

“Standby Letter of Credit”: as defined in subsection 3.1(a).

“Stated Maturity”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations”: any Indebtedness of a Borrower (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the Obligations hereunder and under the Loan Documents pursuant to a written agreement.

“Subsidiary”: of any Person, means any corporation, association, partnership, or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly by (i) such Person or (ii) one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Guarantee”: the guarantee of the obligations of the Borrowers under the Loan Document provided pursuant to the Revolving Guarantee and Collateral Agreement.

“Subsidiary Guarantor”: each Wholly Owned Domestic Subsidiary (other than any Excluded Subsidiary) of the Parent Borrower that executes and delivers a Subsidiary Guarantee, in each case, unless and until such time as the respective Subsidiary Guarantor ceases to constitute a Wholly Owned Domestic Subsidiary of the Parent Borrower or is released from all of its obligations under the Subsidiary Guarantee in accordance with the terms and provisions thereof.

“Successor Company”: as defined in subsection 8.3(a).

“Supermajority Lenders”: at any time, Lenders the Total Credit Percentage of which aggregate at least 66 2/3%.

“Supervisory Review Process”: as defined in subsection 4.10(c).

“Swing Line Commitment”: the Swing Line Lender’s obligation to make Swing Line Loans pursuant to subsection 2.4.

“Swing Line Lender”: Citi, in its capacity as provider of the Swing Line Loans.

“Swing Line Loan Participation Certificate”: a certificate substantially in the form of Exhibit H.

“Swing Line Loans”: as defined in subsection 2.4(a).

“Swing Line Note”: as defined in subsection 2.4(b).

“Syndication Agent”: as defined in the Preamble.

“Syndication Date”: the date on which the Administrative Agent, in its reasonable discretion, advises the Parent Borrower that the primary syndication of the Revolving Commitments and Loans has been completed.

“Tax Sharing Agreement”: the Tax Sharing Agreement, dated as of the Closing Date, between the Parent Borrower and Holding, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Taxes”: any and all present or future taxes, levies, imposts, duties, fees, withholdings or charges of a similar nature (including penalties, interest and other liabilities with respect thereto) that are imposed by any Governmental Authority.

“Temporary Cash Investments”: any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America or a member state of The European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of a Borrower or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of a Borrower or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“Term Administrative Agent”: Citi, in its capacity as administrative agent under the Term Loan Credit Agreement, and its successors and assigns.

“Term Collateral Agent”: Citi, in its capacity as collateral agent under the Term Loan Credit Agreement, and its successors and assigns.

“Term Loan Credit Agreement”: the Credit Agreement, dated as of the date hereof, among the Parent Borrower, the lenders party thereto, Natixis, as senior managing agent, DBSI, as syndication agent and the Term Administrative Agent and the Term Collateral Agent for the Term Loan Secured Parties, as such agreement may be amended, supplemented, waived or otherwise or modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Term Loan Credit Agreement or other credit agreements or otherwise, unless such agreement or instrument expressly provides that it is not intended to be and is not a Term Loan Credit Agreement hereunder). Any reference to the Term Loan Credit Agreement hereunder shall be deemed a reference to any Term Loan Credit Agreement then in existence.

“Term Loan Documents”: the Loan Documents as defined in the Term Loan Credit Agreement, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time.

“Term Loan Facility”: the collective reference to the Term Loan Credit Agreement, any Term Loan Documents, any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Term Loan Credit Agreement or one or more other credit agreements, indentures or financing agreements or otherwise, unless such agreement or instrument expressly provides that it is not intended to be and is not a Term Loan Facility hereunder). Without limiting the generality of the foregoing, the term “Term Loan Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of a Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Term Loan Secured Parties”: the Term Administrative Agent, the Term Collateral Agent and each Person that is a lender under the Term Loan Credit Agreement.

“Term Loans”: the loans made pursuant to the Term Loan Credit Agreement.

“Total Credit Percentage”: as to any Lender at any time, the percentage of the aggregate Revolving Commitments (or, in the case of the termination or expiration of the Revolving Commitments, the Aggregate Outstanding Revolving Credit of the Lenders) then constituted by such Lender’s Revolving Commitment (or, in the case of the termination or expiration of the Revolving Commitments, such Lender’s Aggregate Outstanding Revolving Credit).

“Trade Payables”: with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Tranche”: each tranche of Loans available hereunder, with there being two on the Closing Date; namely Revolving Loans and Swing Line Loans.

“Transaction Documents”: (i) the Loan Documents, (ii) the Acquisition Agreement, (iii) the Term Loan Documents, (iv) the ABL Loan Documents, (v) the ABS Documents, (vi) the CMBS Loan Documents, (vii) the Senior Interim Loan Documents and (viii) the Senior Subordinated Interim Loan Documents, in each case including any Interest Rate Protection Agreements related thereto.

“Transactions”: collectively, any or all of the following: (i) the Acquisition, (ii) the Merger, (iii) the Second Merger (if it occurs), (iv) the entry into the Senior Interim Loan Facility and the Senior Subordinated Interim Loan Facility and Incurrence of Indebtedness there-under by one or more of the Parent Borrower and its Subsidiaries, including any Required Interim Loan Refinancing, (v) the entry into the Senior Credit Facilities and Incurrence of Indebtedness thereunder by one or more of the Borrowers and their Subsidiaries, (vi) the entry into and Incurrence of Indebtedness under Credit Facilities and/or Special Purpose Financings relating to Receivables and/or Real Property, the sale or transfer of Receivables, Real Property and/or other assets in connection therewith, and the loan, advance, dividend and/or distribution of funds from the proceeds thereof, and (vii) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Transferee”: any Participant or Assignee.

“Treasury Capital Stock”: as defined in subsection 8.5(b)(i).

“Type”: the type of Loan determined based on the interest option applicable thereto, with there being two Types of Loans hereunder, namely ABR Loans and Eurocurrency Loans.

“UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time.

“Underfunding”: the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“Unrestricted Cash”: as of any date of determination, cash, Cash Equivalents and Temporary Cash Investments, other than as disclosed on the consolidated financial statements of the Parent Borrower as a line item on the balance sheet as “restricted cash” (excluding any escrowed amount under any Special Purpose Financing in respect of Real Property entered into in connection with the Transactions).

“Unrestricted Subsidiary”: (i) any Subsidiary of the Parent Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Parent Borrower (including any newly acquired or newly formed Subsidiary of the Parent Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Parent Borrower or any other Restricted Subsidiary of the Parent Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided that (A) such designation was made at or prior to the Closing Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under subsection 8.5. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation (x) the Parent Borrower could Incur at least $1.00 of additional Indebtedness under subsection 8.1(a) or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to subsection 8.1(b). Any such designation by the Board of Directors shall be evidenced to the Administrative Agent by promptly delivering to the Administrative Agent a copy of the resolution of the Board of Directors giving effect to such designation and a certificate signed by a Responsible Officer of the Parent Borrower certifying that such designation complied with the foregoing provisions.

“U.S. Tax Compliance Certificate”: as defined in subsection 4.11(b)(ii)(x).

“Voting Stock”: shares of Capital Stock entitled to vote generally in the election of directors.

“Wholly Owned Domestic Subsidiary”: as to any Person, any Domestic Subsidiary of such Person that is a Material Restricted Subsidiary of such Person, and of which such Person owns, directly or indirectly through one or more Wholly Owned Domestic Subsidiaries, all of the Capital Stock of such Domestic Subsidiary.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Parent Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” if not expressly followed by such phrase or the phrase “but not limited to.”

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) “or” is not exclusive; (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; and (iii) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

SECTION 2 AMOUNT AND TERMS OF COMMITMENTS.

2.1 Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (together, the “Revolving Loans”) to each of the Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Commitment Percentage of the sum of the then outstanding L/C Obligations and the then outstanding Swing Line Loans, does not exceed the amount of such Lender’s Revolving Commitment then in effect. During the Revolving Commitment Period, each of the Borrowers may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b) The Revolving Loans shall be made in Dollars and may from time to time be (i) Eurocurrency Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrowers and notified to the Administrative Agent in accordance with subsections 2.2 and 4.2; provided that no Revolving Loan shall be made as a Eurocurrency Loan after the day that is one month prior to the Maturity Date.

(c) Each Borrower agrees that, upon the request to the Administrative Agent by any Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6(b), in order to evidence such Lender’s Revolving Loans, such Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit A-1, with appropriate insertions as to payee, date and principal amount (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Revolving Note”), payable to such Lender and representing the obligation of such Borrower to pay the amount of the Revolving Commitment of such Lender or, if less, the aggregate unpaid principal amount of all Revolving Loans made by such Lender to such Borrower. Each Revolving Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Maturity Date and (iii) provide for the payment of interest in accordance with subsection 4.1.

2.2 Procedure for Revolving Loan Borrowing. Each of the Borrowers may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrower Representative (on behalf of any Borrower) shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to (a) 1:00 P.M., New York City time, at least three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Loans are to be initially Eurocurrency Loans (b) 1:00 P.M., New York City time, on the requested Borrowing Date, for ABR Loans), in each case specifying (i) the identity of the Borrower, (ii) the amount to be borrowed, (iii) the requested Borrowing Date, (iv) whether the borrowing is to be of Eurocurrency Loans or ABR Loans or a combination thereof and (v) if the borrowing is to be entirely or partly of Eurocurrency Loans, the respective amounts of each such Type of Loan, the respective lengths of the initial Interest Periods therefor. All Revolving Loans incurred and/or maintained during the first week following the Closing Date shall be incurred and/or maintained as ABR Loans or Eurocurrency Loans with a one week Interest Period Applicable thereto. All Revolving Loans incurred and/or maintained until the earlier of the completion of syndication of the Facilities (as reasonably determined by the Lead Arrangers) or 90 days after the Closing Date shall be incurred and/or maintained as ABR Loans or as Eurocurrency Loans with a one-month Interest Period applicable thereto (with the first day of the first Interest Period therefor to commence on the date that is one week after the Closing Date).

Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, except any ABR Loan to be used solely to pay a like amount of outstanding Reimbursement Obligations or Swing Line Loans, $2.0 million or a whole multiple of $1.0 million in excess thereof (or, if the then Available Revolving Commitments are (A) less than $2.0 million, $1.0 million or a whole multiple thereof or (B) less than $1.0 million, such lesser amount) and (y) in the case of Eurocurrency Loans $5.0 million or a whole multiple of $1.0 million in excess thereof. Upon receipt of any such notice from the Borrower Representative, the Administrative Agent shall promptly notify each Lender thereof. Subject to the satisfaction of the conditions precedent specified in subsection 6.2, each Lender shall make the amount of its pro rata share of each borrowing of Revolving Loans available to the Administrative Agent for the account of the Borrower identified in such notice at the office of the Administrative Agent specified in subsection 11.2 prior to 2:00 P.M. (or 10:00 A.M., in the case of the initial borrowing hereunder), New York City time, or at such other office of the Administrative Agent or at such other time as to which the Administrative Agent shall notify such Lender and the Borrower Representative reasonably in advance of the Borrowing Date with respect thereto, on the Borrowing Date requested by the Borrower Representative in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower identified in such notice by the Administrative Agent crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3 Termination or Reduction of Revolving Commitments. The Borrower Representative (on behalf of any Borrower) shall have the right, upon not less than three Business Days’ notice to the Administrative Agent (which will promptly notify the Lenders thereof), to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swing Line Loans made on the effective date thereof, the aggregate principal amount of the Revolving Loans and Swing Line Loans then outstanding, when added to the sum of the then outstanding L/C Obligations, would exceed the Revolving Commitments then in effect. Any such reduction shall be in an amount equal to $10.0 million or a whole multiple of $1.0 million in excess thereof and shall reduce permanently the Revolving Commitments then in effect.

2.4 Swing Line Commitments.

(a) Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans (individually, a “Swing Line Loan”; collectively, the “Swing Line Loans”) to any of the Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $20.0 million; provided that at no time may the sum of the then outstanding Swing Line Loans, Revolving Loans and L/C Obligations exceed the Revolving Commitments then in effect. Amounts borrowed by any Borrower under this subsection 2.4 may be repaid and, through but excluding the Maturity Date, reborrowed. All Swing Line Loans made to any Borrower shall be made in Dollars as ABR Loans and shall not be entitled to be converted into Eurocurrency Loans. The Borrower Representative (on behalf of any Borrower) shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to 4:00 P.M, New York City time) on the requested Borrowing Date specifying (1) the identity of the Borrower and (2) the amount of the requested Swing Line Loan, which shall be in a minimum amount of $100,000 or whole multiples of $50,000 in excess thereof. The proceeds of the Swing Line Loan will be made available by the Swing Line Lender to the Borrower identified in such notice at an office of the Swing Line Lender by crediting the account of such Borrower at such office with such proceeds in Dollars.

(b) Each Borrower agrees that, upon the request to the Administrative Agent by the Swing Line Lender made on or prior to the Closing Date or in connection with any assignment pursuant to subsection 11.6(b), in order to evidence the Swing Line Loans such Borrower will execute and deliver to the Swing Line Lender a promissory note substantially in the form of Exhibit A-2, with appropriate insertions (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the “Swing Line Note”), payable to the order of the Swing Line Lender and representing the obligation of such Borrower to pay the amount of the Swing Line Commitment or, if less, the unpaid principal amount of the Swing Line Loans made to such Borrower, with interest thereon as prescribed in subsection 4.1. The Swing Line Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Maturity Date and (iii) provide for the payment of interest in accordance with subsection 4.1.

(c) The Swing Line Lender, at any time in its sole and absolute discretion, may, and, at any time as there shall be a Swing Line Loan outstanding for more than seven Business Days, the Swing Line Lender shall, on behalf of the Borrower to which the Swing Line Loan has been made (which hereby irrevocably directs and authorizes the Swing Line Lender to act on its behalf), request (provided that such request shall be deemed to have been automatically made upon the occurrence of an Event of Default under subsection 9(f)) each Lender, including the Swing Line Lender, to make a Revolving Loan as an ABR Loan in an amount equal to such Lender’s Revolving Commitment Percentage of the principal amount of all Swing Line Loans ( a “Mandatory Revolving Loan Borrowing”) in an amount equal to such Lender’s Revolving Commitment Percentage of the principal amount of all of the Swing Line Loans (collectively, the “Refunded Swing Line Loans”) outstanding on the date such notice is given; provided that the provisions of this subsection shall not affect the obligations of any Borrower to prepay Swing Line Loans in accordance with the provisions of subsection 4.4(d). Unless the Revolving Commitments shall have expired or terminated (in which event the procedures of paragraph (d) of this subsection 2.4 shall apply), each Lender hereby agrees to make the proceeds of its Revolving Loan (including, without limitation, any Eurocurrency Loan) available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given notwithstanding (i) that the amount of the Mandatory Revolving Loan Borrowing may not comply with the minimum amount for Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Revolving Loan Borrowing and (v) the amount of the Revolving Commitment of such, or any other, Lender at such time. The proceeds of such Revolving Loans (including, without limitation, any Eurocurrency Loan) shall be immediately applied to repay the Refunded Swing Line Loans.

(d) If the Revolving Commitments shall expire or terminate at any time while Swing Line Loans are outstanding, each Lender shall, at the option of the Swing Line Lender, exercised reasonably, either (i) notwithstanding the expiration or termination of the Revolving Commitments, make a Revolving Loan as an ABR Loan (which Revolving Loan shall be deemed a “Revolving Loan” for all purposes of this Agreement and the other Loan Documents) or (ii) purchase an undivided participating interest in such Swing Line Loans, in either case in an amount equal to such Lender’s Revolving Commitment Percentage determined on the date of, and immediately prior to, expiration or termination of the Revolving Commitments of the aggregate principal amount of such Swing Line Loans; provided that, in the event that any Mandatory Revolving Loan Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under any bankruptcy, reorganization, dissolution, insolvency, receivership, administration or liquidation or similar law with respect to any Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Revolving Loan Borrowing would otherwise have occurred, but adjusted for any payments received from such Borrower on or after such date and prior to such purchase) from the Swing Line Lender such participations in such outstanding Swing Line Loans as shall be necessary to cause such Lenders to share in such Swing Line Loans ratably based upon their respective Revolving Commitment Percentages; provided, further, that (x) all interest payable on the Swing Line Loans shall be for the account of the Swing Line Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Swing Line Lender interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Revolving Loan Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate otherwise applicable to Revolving Loans made as ABR Loans. Each Lender will make the proceeds of any Revolving Loan made pursuant to the immediately preceding sentence available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date on which the Revolving Commitments expire or terminate. The proceeds of such Revolving Loans shall be immediately applied to repay the Swing Line Loans outstanding on the date of termination or expiration of the Revolving Commitments. In the event that the Lenders purchase undivided participating interests pursuant to the first sentence of this paragraph (d), each Lender shall immediately transfer to the Swing Line Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swing Line Lender will deliver to such Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(e) Whenever, at any time after the Swing Line Lender has received from any Lender such Lender’s participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof (whether directly from any Borrower in respect of such Swing Line Loan or otherwise, including proceeds of Collateral applied thereto by the Swing Line Lender), or any payment of interest on account thereof, the Swing Line Lender will, if such payment is received prior to 1:00 P.M., New York City time, on a Business Day, distribute to such Lender its pro rata share thereof prior to the end of such Business Day and otherwise, the Swing Line Lender will distribute such payment on the next succeeding Business Day (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it.

(f) Each Lender’s obligation to make the Revolving Loans and to purchase participating interests with respect to Swing Line Loans in accordance with subsections 2.4(c) and 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any of the Borrowers may have against the Swing Line Lender, any of the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in condition (financial or otherwise) of any of the Borrowers; (iv) any breach of this Agreement or any other Loan Document by any of the Borrowers, any other Loan Party or any other Lender; (v) any inability of any of the Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Loan is to be made or participating interest is to be purchased or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5 Record of Loans.

(a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of: (i) each Lender, the then unpaid principal amount of each Revolving Loan of such Lender made to such Borrower, on the Maturity Date (or such earlier date on which the Revolving Loans become due and payable pursuant to Section 9); and (ii) the Swing Line Lender, the then unpaid principal amount of the Swing Line Loans made to such Borrower, on the Maturity Date (or such earlier date on which the Swing Line Loans become due and payable pursuant to Section 9). Each Borrower hereby further agrees to pay interest on the unpaid principal amount of the Revolving Loans made to such Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.1.

(b) Each Lender (including the Swing Line Lender) shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Revolving Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

SECTION 3 LETTERS OF CREDIT.

3.1 L/C Commitment.

(a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in subsection 3.4(a), agrees to issue letters of credit (the letters of credit issued on and after the Closing Date pursuant to this Section 3, the “Letters of Credit”) for the account of the Borrowers on any Business Day during the Revolving

Commitment Period but in no event later than the 5th day prior to the Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations in respect of Letters of Credit would exceed $25.0 million or (ii) the Aggregate Outstanding Revolving Credit of all the Lenders would exceed the Revolving Commitments of all the Lenders then in effect. Each Letter of Credit shall (i) be denominated in Dollars and shall be either (A) a standby letter of credit issued to support obligations of the Parent Borrower or any of its Subsidiaries, contingent or otherwise, which finance the working capital and business needs of the Parent Borrower and its Subsidiaries incurred in the ordinary course of business (a “Standby Letter of Credit”) or (B) a commercial letter of credit in respect of the purchase of goods or services by Parent or any of its Subsidiaries in the ordinary course of business (a “Commercial Letter of Credit”), and (ii) unless otherwise agreed by the Issuing Lender, mature not more than twelve months after the date of issuance (automatically renewable annually thereafter or for such longer period of time as may be agreed by the relevant Issuing Lender) and, in any event no later than the Maturity Date (except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender). Each Letter of Credit shall be deemed to constitute a utilization of the Revolving Commitments and shall be participated in (as more fully described in following subsection 3.4) by the Lenders in accordance with their respective Revolving Commitment Percentages. All Letters of Credit shall be denominated in Dollars and shall be issued for the account of the applicable Borrower.

(b) Unless otherwise agreed by the Issuing Lender and the Parent Borrower on behalf of the applicable Borrower at the time of issuance, each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York. All Letters of Credit shall be issued on a sight basis only.

(c) The Issuing Lender shall not at any time issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letters of Credit.

(a) The Borrower Representative (on behalf of the applicable Borrower) may from time to time request during the Revolving Commitment Period but in no event later than the 5th day prior to the Maturity Date that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender and the Administrative Agent, at their respective addresses for notices specified herein, a Letter of Credit Request therefor (completed to the reasonable satisfaction of the Issuing Lender), and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Each Letter of Credit Request shall specify the applicable Borrower. Upon receipt of any Letter of Credit Request, the Issuing Lender shall (i) confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrower Representative and, if not so received, the Issuing Lender shall provide the Administrative Agent with a copy thereof and (ii) process such Letter of Credit Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and, unless notified by the Administrative Agent, any Lender or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of

Credit, that one or more applicable conditions contained in subsection 6.2 shall not then be satisfied, shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Letter of Credit Request therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower Representative. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower Representative promptly following the issuance thereof. Promptly after the issuance or amendment of any Standby Letter of Credit, the Issuing Lender shall notify the Borrower Representative and the Administrative Agent, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment. Upon receipt of such notice, the Administrative Agent shall promptly notify the Lenders, in writing, of such issuance or amendment, and if so requested by a Lender the Administrative Agent shall provide to such Lender copies of such issuance or amendment. With regard to commercial Letters of Credit, the Issuing Lender shall on the first Business Day of each week provide the Administrative Agent, by facsimile, with a report detailing the aggregate daily outstanding commercial Letters of Credit during the previous week.

(b) The making of each request for a Letter of Credit by the Borrower Representative shall be deemed to be a representation and warranty by the applicable Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, subsection 3.1. Unless the Issuing Lender has received notice from the Required Lenders before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate subsection 3.1, then the Issuing Lender may issue the requested Letter of Credit for the account of the applicable Borrower in accordance with the Issuing Lender’s usual and customary practices.

3.3 Fees, Commissions and Other Charges.

(a) The applicable Borrower agrees to pay to the Administrative Agent, for the account of the relevant Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit issued by such Issuing Lender, computed for the period from and including the date of issuance of such Letter of Credit through to the expiration date of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect for Eurocurrency Loans that are Revolving Loans calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed, of the maximum amount available to be drawn under such Letter of Credit minus the L/C Facing Fee, payable on the last Business Day of each quarter in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Maturity Date or such earlier date as the Revolving Commitments shall terminate as provided herein. Such commission shall be payable to the Administrative Agent for the account of the Lenders to be shared ratably among them in accordance with their respective Revolving Commitment Percentages. The applicable Borrower shall pay to the Administrative Agent for the account of the relevant Issuing Lender a fee equal to 1/8 of 1% per annum (but in no event less than $500 per annum for each Letter of Credit) of the maximum amount available to be drawn under such Letter of Credit (the “L/C Facing Fee”), payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Maturity Date or such other date as the Revolving Commitments shall terminate. Such commissions and fees shall be nonrefundable. Such fees and commissions shall be payable in Dollars.

(b) In addition to the foregoing commissions and fees, each Borrower agrees to pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender.

(c) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions and fees received by the Administrative Agent for their respective accounts pursuant to this subsection 3.3.

3.4 L/C Participations.

(a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, without recourse or warranty, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Commitment Percentage (determined on the date of issuance of the relevant Letter of Credit) in the Issuing Lender’s obligations and rights under each Letter of Credit issued or continued hereunder, the amount of each draft paid by the Issuing Lender thereunder and the obligations of the Loan Parties under this Agreement with respect thereto (although Letter of Credit fees and commissions shall be payable directly to the Administrative Agent for the account of the Issuing Lender and L/C Participants, as provided in subsection 3.3, and the L/C Participants shall have no right to receive any portion of any facing fees with respect to any such Letters of Credit) and any security therefor or guaranty pertaining thereto. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the applicable Borrower in respect of such Letter of Credit in accordance with subsection 3.5(a), such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender upon demand at the Administrative Agent’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed; provided that nothing in this paragraph shall relieve the Issuing Lender of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender, or otherwise affect any defense or other right that any L/C Participant may have as a result of such gross negligence or willful misconduct. All calculations of the L/C Participants’ Revolving Commitment Percentages shall be made from time to time by the Administrative Agent, which calculations shall be conclusive absent manifest error.

(b) If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of the Issuing Lender on demand by the Issuing Lender pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of the Issuing Lender within three Business Days after the date such demand is made, such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender on demand an amount equal to the product of such amount, times the daily average Federal Funds Effective

Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Administrative Agent for the account of the Issuing Lender, times a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to subsection 3.4(a) is not in fact made available to the Administrative Agent for the account of the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Revolving Loans maintained as ABR Loans hereunder. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this subsection (which shall include calculations of any such amounts in reasonable detail) shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received through the Administrative Agent from any L/C Participant its pro rata share of such payment in accordance with subsection 3.4(a), the Issuing Lender receives through the Administrative Agent any payment related to such Letter of Credit (whether directly from the applicable Borrower in respect of such Letter of Credit or otherwise, including proceeds of Collateral applied thereto by the Administrative Agent or by the Issuing Lender), or any payment of interest on account thereof, the Administrative Agent will, if such payment is received prior to 1:00 P.M., New York City time, on a Business Day, distribute to such L/C Participant its pro rata share thereof prior to the end of such Business Day and otherwise the Administrative Agent will distribute such payment on the next succeeding Business Day; provided, however, that in the event that any such payment received by the Issuing Lender through the Administrative Agent shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender through the Administrative Agent the portion thereof previously distributed by the Administrative Agent to it.

3.5 Reimbursement Obligation of the Borrowers.

(a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the Borrower Representative and the Administrative Agent thereof. Each Borrower hereby agrees to reimburse the Issuing Lender (through the Administrative Agent) upon receipt by the Borrower Representative of notice from the Issuing Lender of the date and amount of a draft presented under any Letter of Credit issued on its behalf and paid by the Issuing Lender, for the amount of such draft so paid and any taxes, fees, charges or other costs or expenses reasonably incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Administrative Agent for the account of the Issuing Lender at its address for notices specified herein and in immediately available funds, on the date which is two Business Days after the Borrower Representative receives such notice.

(b) Interest shall be payable on any and all amounts remaining unpaid by the applicable Borrower (or by the Borrower Representative on behalf of the applicable Borrower) under this subsection 3.5 (i) from the date the draft presented under the affected Letter of Credit is paid to the date on which the applicable Borrower is required to pay such amounts pursuant to paragraph (a) above at the rate which would then be payable on any outstanding ABR Loans that are Revolving Loans and (ii) thereafter until payment in full at the rate which would be payable on any outstanding ABR Loans that are Revolving Loans which were then overdue.

3.6 Obligations Absolute.

(a) The applicable Loan Parties’ obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which any of them may have or have had against the Issuing Lender, any L/C Participant or any beneficiary of a Letter of Credit; provided that this paragraph shall not relieve the Issuing Lender or any L/C Participant of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender or such L/C Participant, or otherwise affect any defense or other right that the Loan Parties may have as a result of any such gross negligence or willful misconduct.

(b) The Borrowers agree with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrowers’ Reimbursement Obligations under subsection 3.5(a) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee; provided that this paragraph shall not relieve the Issuing Lender or any L/C Participant of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender or such L/C Participant, or otherwise affect any defense or other right that the Loan Parties may have as a result of any such gross negligence or willful misconduct.

(c) Neither the Issuing Lender nor any L/C Participant shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except with respect to errors or omissions caused by such Person’s gross negligence or willful misconduct.

(d) The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the UCC, shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender or any L/C Participant to any Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower Representative and the Administrative Agent of the date and amount thereof. The responsibility of the Issuing Lender to the applicable Borrower in respect of any Letter of Credit in connection with any draft presented for payment under such Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit; provided that this paragraph shall not relieve the Issuing Lender of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender, or otherwise affect any defense or other right that the Loan Parties may have as a result of any such gross negligence or willful misconduct.

3.8 Letter of Credit Request. To the extent that any provision of any Letter of Credit Request related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9 Additional Issuing Lenders. The Borrower Representative may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing lender under the terms of this Agreement. Any Lender designated as an issuing lender pursuant to this subsection 3.9 shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender or Issuing Lenders and such Lender. Any such additional Issuing Lender may resign as Issuing Lender (with respect to any future issuances, including renewals) upon 10 Business Days’ notice to the Lenders.

3.10 Replacement of Issuing Lender. Any Issuing Lender may be replaced at any time (x) by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender or (y) by the Borrower Representative (on behalf of the Borrowers), for any reason, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld). The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Lender. At the time any such replacement shall become effective, the applicable Borrowers shall pay all unpaid fees accrued for the account of such replaced Issuing Lender pursuant to subsection 3.3(a). From and after the effective date of any such replacement, (1) the successor Issuing Lender shall have all the rights and obligations of such replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (2) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of any Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of any Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or to amend or extend any previously issued Letters of Credit.

SECTION 4 GENERAL PROVISIONS.

4.1 Interest Rates and Payment Dates.

(a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin in effect for such day.

(b) Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin in effect for such day.

(c) If all or a portion of (i) the principal amount of any Revolving Loan, (ii) any interest payable thereon or (iii) any letter of credit commission, letter of credit fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this subsection 4.1 plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Loan pursuant to the relevant foregoing provisions of this subsection 4.1 (other than clause (x) above) plus 2.00% and (z) in the case of other amounts, the rate described in paragraph (b) of this subsection 4.1 for ABR Loans plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this subsection 4.1 shall be payable from time to time on demand.

(e) It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

4.2 Conversion and Continuation Options.

(a) The Borrower Representative (on behalf of the applicable Borrower) may elect from time to time to convert outstanding Revolving Loans from Eurocurrency Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower Representative (on behalf of the applicable Borrower) may elect from time to time to convert outstanding Revolving Loans from ABR Loans to Eurocurrency Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election. Any such notice of conversion to Eurocurrency Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of outstanding Eurocurrency Loans and ABR Loans may be converted as provided herein, provided that (i) no Revolving Loan may be converted into a Eurocurrency Loan when any Default or Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have given notice to the Borrower Representative that no such conversions may be made, and (ii) no Revolving Loan may be converted into a Eurocurrency Loan after the date that is one month prior to the Maturity Date.

(b) Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower Representative (on behalf of the applicable Borrower) giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Revolving Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, provided that no Euro-currency Loan may be continued as such (i) when any Default or Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have given notice to the Borrower Representative that no such continuations may be made or (ii) after the date that is one month prior to the Maturity Date, and provided, further, that if the Borrower Representative shall fail to give any required notice as described above in this subsection 4.2(b) or if such continuation is not permitted pursuant to the preceding proviso, such Eurocurrency Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice of continuation pursuant to this subsection 4.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

4.3 Minimum Amounts of Sets. All borrowings, conversions and continuations of Revolving Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Set shall be equal to $5.0 million or a whole multiple of $1.0 million in excess thereof, and so that there shall not be more than 15 Sets at any one time outstanding.

4.4 Optional Prepayments.

(a) Each of the Borrowers may at any time and from time to time prepay the Revolving Loans made to it and the Reimbursement Obligations in respect of Letters of Credit issued for its account, in whole or in part, subject to subsection 4.12, without premium or penalty, upon at least three Business Days’ irrevocable notice by the Borrower Representative to the Administrative Agent (in the case of Eurocurrency Loans), at least one Business Day’s irrevocable notice by the Borrower Representative to the Administrative Agent (in the case of (x) ABR Loans other than Swing Line Loans and (y) Reimbursement Obligations) or same day irrevocable notice by the Borrower Representative to the Administrative Agent (in the case of Swing Line Loans). Such notice shall specify the identity of the prepaying Borrower, the date and amount of prepayment and whether the prepayment is (i) of Revolving Loans or Swing Line Loans, or a combination thereof, and (ii) of Eurocurrency Loans, ABR Loans or a combination thereof and, in each case if a combination thereof, the principal amount allocable to each and, in the case of any prepayment of Reimbursement Obligations, the date and amount of prepayment, the identity of the applicable Letter of Credit or Letters of Credit and the amount allocable to each of such Reimbursement Obligations. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurocurrency Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to subsection 4.12 and accrued interest to such date on the amount prepaid. Partial prepayments of the Revolving Loans and the Reimbursement Obligations pursuant to this subsection shall (unless the Borrower Representative otherwise directs) be applied, first, to payment of the Swing Line Loans then outstanding, second, to payment of the Revolving Loans then outstanding, third, to payment of any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding L/C Obligation on terms reasonably satisfactory to the Administrative Agent. Partial prepayments pursuant to this subsection 4.4(a) shall be in multiples of $1.0 million; provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety.

(b) The Borrowers shall prepay all Swing Line Loans then outstanding simultaneously with each borrowing of Revolving Loans.

(c) Notwithstanding the foregoing provisions of this subsection 4.4, if at any time any prepayment of the Revolving Loans pursuant to subsection 4.4(a) would result, after giving effect to the procedures set forth in this Agreement, in the relevant Borrower incurring breakage costs under subsection 4.12 as a result of Eurocurrency Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the relevant Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially (i) deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid), to be held as security for the obligations of the Borrowers to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans (or such earlier date or dates as shall be requested by the Borrower Representative) or (ii) make a prepayment of the Revolving Loans in accordance with subsection 4.4(a) with an amount equal to a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid); provided that, notwithstanding anything in this Agreement to the contrary, none of the Borrowers may request any Extension of Credit under the Revolving Commitments that would reduce the aggregate amount of the Available Revolving Commitments to an amount that is less than the amount of such prepayment until the related portion of such Eurocurrency Loans have been prepaid upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans; provided that, in the case of either clause (i) or (ii), such unpaid Eurocurrency Loans shall continue to bear interest in accordance with subsection 4.1 until such unpaid Eurocurrency Loans or the related portion of such Eurocurrency Loans have or has been prepaid.

4.5 Administrative Agent’s Fees; Other Fees.

(a) Each Borrower agrees to pay, or cause to be paid, to the Administrative Agent, for the account of each Lender, a commitment fee for the period from and including the first day of the Revolving Commitment Period to the Maturity Date, computed based on the Applicable Commitment Fee Percentage on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Maturity Date or such earlier date as the Revolving Commitments shall terminate as provided herein, commencing on September 30, 2007.

(b) Each Borrower agrees to pay, or cause to be paid, to the Administrative Agent and the Other Representatives any fees in the amounts and on the dates previously agreed to in writing by Acquisition Corp. or the Parent Borrower, the Other Representatives and the Administrative Agent in connection with this Agreement.

4.6 Computation of Interest and Fees.

(a) Interest (other than interest based on the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and any other fees and interest based on the Prime Rate shall be calculated on the basis of a 365- (or 366-day year, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the affected Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower Representative or any Lender, deliver to the Borrower Representative or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to subsection 4.1, excluding any Eurocurrency Base Rate which is based upon the BBA LIBOR Rates Page and any ABR Loan which is based upon the Prime Rate.

4.7 Inability to Determine Interest Rate. If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon each Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate with respect to any Eurocurrency Loan (the “Affected Rate”) for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower Representative and the Lenders as soon as practicable thereafter. If such notice is given (a) any Eurocurrency Loans the rate of interest applicable to which is based on the Affected Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans, (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate shall be converted to or continued as ABR Loans, (c) as to the Swing Line Lender, as the case may be, such Lender’s cost of funding such Eurocurrency Loans or as reasonably determined by such Lender, plus the Applicable Margin hereunder and (d) any outstanding Eurocurrency Loans that are Revolving Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate and that are not otherwise permitted to be converted to or continued as ABR Loans by subsection 4.2 shall, upon demand by the Lenders the Revolving Commitment Percentage of which aggregate greater than 50%, be immediately repaid by the applicable Borrower on the last day of the then current Interest Period with respect thereto together with accrued interest thereon or otherwise, at the option of the Borrower Representative, shall remain outstanding and bear interest at a rate which reflects, as to each of the Lenders, such Lender’s cost of funding such Eurocurrency Loans, as reasonably determined by such Lender, plus the Applicable Margin hereunder. If any such repayment occurs on a day which is not the last day of the then current Interest Period with respect to such affected Eurocurrency Loan, the applicable Borrower shall pay to each of the

Lenders such amounts, if any, as may be required pursuant to subsection 4.12. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate shall be made or continued as such, nor shall any of the Borrowers have the right to convert ABR Loans to Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate.

4.8 Pro Rata Treatment and Payments.

(a) Each borrowing of Revolving Loans (other than Swing Line Loans) by any of the Borrowers from the Lenders hereunder shall be made, each payment by any of the Borrowers on account of any commitment fee in respect of the Revolving Commitments hereunder shall be allocated by the Administrative Agent, and any reduction of the Revolving Commitments of the Lenders shall be allocated by the Administrative Agent, pro rata according to the relevant Revolving Commitment Percentages of the Lenders. Each payment (including each prepayment) by any of the Borrowers on account of principal of and interest on any Revolving Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Revolving Loans then held by the respective Lenders. All payments (including prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, fees, Reimbursement Obligations or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders holding the relevant Loans or the L/C Participants, as the case may be, at the Administrative Agent’s office specified in subsection 11.2, and shall be made in Dollars and in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders, if any such payment is received prior to 1:00 p.m., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day, and otherwise the Administrative Agent shall distribute such payment to such Lenders on the next succeeding Business Day. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due from such Borrower to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, the daily average Federal Funds Effective Rate as quoted by the Administrative Agent.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Revolving Commitment Percentage of such borrowing available to such Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to any Borrower in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate as quoted by the Administrative Agent, or another bank of recognized standing reasonably selected by the Administrative Agent, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 4.8(b) shall be conclusive in the absence of manifest error. If such Lender’s Revolving Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Borrower Representative of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from such Borrower and (y) then such Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available.

(c) Notwithstanding anything contained in this Agreement:

(i) If at any time a Lender shall not make a Revolving Loan required to be made by it hereunder (any such Lender, a “Defaulting Lender”), the Borrower Representative shall have the right to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Borrower Representative to each become a substitute Lender and assume all or part of the Revolving Commitment of such Defaulting Lender. In such event, the Borrower Representative, the Administrative Agent and any such substitute Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution.

(ii) In determining the Required Lenders, any Lender that at the time is a Defaulting Lender (and the Revolving Loans and/or Revolving Commitment of such Defaulting Lender) shall be excluded and disregarded. No commitment fee shall accrue for the account of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(iii) If at any time any Borrower shall be required to make any payment under any Loan Document to or for the account of a Defaulting Lender, then such Borrower, so long as it is then permitted to borrow Revolving Loans hereunder, may set off and otherwise apply its obligation to make such payment against the obligation of such Defaulting Lender to make such Defaulted Loan. In such event, the amount so set off and otherwise applied shall be deemed to constitute a Revolving Loan by such Defaulting Lender made on the date of such set-off and included within any borrowing of Revolving Loans as the Administrative Agent may reasonably determine.

(iv) If, with respect to any Defaulting Lender, which for the purposes of this subsection 4.8(c)(iv), shall include any Lender that has taken any action or become the subject of any action or proceeding of a type described in subsection 9(f), any Borrower shall be required to pay any amount under any Loan Document to or for the account of such Defaulting Lender, then any Borrower, so long as it is then permitted to borrow Revolving Loans hereunder, may satisfy such payment obligation by paying such amount to the Administrative Agent, to be (to the extent permitted by applicable law and to the extent not utilized by the Administrative Agent to satisfy obligations of the Defaulting Lender owing to it) held by the Administrative Agent in escrow pursuant to its standard terms (including as to the earning of interest), and applied (together with any accrued interest) by it from time to time to make any Revolving Loans or other payments as and when required to be made by such Defaulting Lender hereunder.

4.9 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain any Eurocurrency Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower Representative and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan (or a Swing Line Loan) when an Affected Loan is requested and (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Revolving Loans or within such earlier period as required by law. If any such conversion of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.12.

4.10 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(i) shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, any Letter of Credit Request or any Eurocurrency Loans made or maintained by it or its obligation to make or maintain Eurocurrency Loans, or change the basis of taxation of payments to such Lender in respect thereof, in each case except for Non-Excluded Taxes and taxes measured by or imposed upon the overall net income, or franchise taxes, or taxes measured by or imposed upon overall capital or net worth, or branch taxes (in the case of such capital, net worth or branch taxes, imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any affiliate thereof;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

(iii) shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower Representative from such Lender, through the Administrative Agent, in accordance herewith, the applicable Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans, or Letters of Credit, provided that, in any such case, such Borrower may elect to convert the Eurocurrency Loans made by such Lender hereunder to ABR Loans by giving the Administrative Agent at least one Business Day’s notice of such election, in which case the applicable Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this subsection 4.10(a) and such amounts, if any, as may be required pursuant to subsection 4.12. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Borrower Representative, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower Representative shall be conclusive in the absence of manifest error. This subsection 4.10 shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Borrower Representative (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the applicable Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower Representative shall be conclusive in the absence of manifest error. This subsection 4.10 shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

(c) Notwithstanding anything to the contrary in this subsection 4.10, the Parent Borrower shall not be required to pay any amount with respect to any additional cost or reduction specified in paragraph (a) or paragraph (b) above, to the extent such additional cost or reduction is attributable, directly or indirectly, to the application of, compliance with or implementation of specific capital adequacy requirements or new methods of calculating capital adequacy, including any part or “pillar” (including Pillar 2 (“Supervisory Review Process”)), of the International Convergence of Capital Measurement Standards: a Revised Framework, published by the Basel Committee on Banking Supervision in June 2004, or any implementation or adoption (whether voluntary or compulsory) thereof, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or any other law or regulation, or otherwise.

4.11 Taxes.

(a) Except as provided below in this subsection or as required by law, all payments made by each of the Borrowers under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by any such Borrower to the Administrative Agent or any Lender hereunder or under any Notes, the amounts so payable by any such Borrower shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that each Borrower shall be entitled to deduct and withhold, and such Borrower shall not be required to indemnify for any Non-Excluded Taxes, and any such amounts payable by such Borrower or the Administrative Agent to or for the account of any Agent or Lender, shall not be increased (x) if such Agent or Lender fails to comply with the requirements of paragraphs (b) or (c) of this subsection 4.11, (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement unless such Non-Excluded Taxes are imposed as a result of a change in treaty, law or regulation that occurred after such Agent became an Agent hereunder or such Lender became a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (any such change, at such time, a “Change in Law”), or (z) with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof, unless such Non-Excluded Taxes are imposed (1) as a result of a Change in Law or (2) on a Person that is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by a Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from a Borrower, provided that in no event shall such additional amounts under this clause (2) exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective. Whenever any Non-Excluded Taxes are payable by any Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent for its own account or for the account of such Lender or Agent, as the case may be, a certified copy of an original official receipt (or other documentary evidence of such payment reasonably acceptable to the Administrative Agent) received by such Borrower showing payment thereof. If any Borrower fails to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority in accordance with applicable law or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Borrower shall indemnify the Administrative Agent, the Lenders and the Agents for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection 4.11 shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

(b) Each Agent and each Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower Representative and the Administrative Agent on or prior to the Closing Date or, in the case of an Agent or Lender that is an assignee or transferee of an interest under this Agreement pursuant to subsection 11.6, on the date of such assignment or transfer to such Agent or Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-9 (or successor form), in each case certifying that such Agent or Lender is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal backup withholding Tax with respect to payments to be made under this Agreement and under any Note. Each Agent and each Lender that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower Representative and the Administrative Agent on or prior to the Closing Date or, in the case of an Agent or Lender that is an assignee or transferee of an interest under this Agreement pursuant to subsection 11.6, on the date of such assignment or transfer to such Agent or Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (claiming the benefits of an income tax treaty) (or successor forms), in each case certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments to be made under this Agreement and under any Note, (ii) if such Agent or Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (claiming the benefits of an income tax treaty) (or successor form) pursuant to clause (i) above, (x) two certificates substantially in the form of Exhibit D (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (claiming the benefits of the portfolio interest exemption) (or successor form) certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments of interest to be made under this Agreement and under any Note or (iii) if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, two accurate and complete signed copies of Internal Revenue Service Form W-8IMY (and all necessary attachments, including to the extent applicable, U.S. Tax Compliance Certificates) certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments to be made under this Agreement and under any Note. In addition, each Agent and Lender agrees that from time to time after the Closing Date, when the passage of time or a change in circumstances renders the previous certification obsolete or inaccurate, such Agent or Lender shall deliver to the Borrower Representative and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-9, Internal Revenue Service Form W-8ECI, Form W-8BEN (claiming the benefits of an income tax treaty), or Form W-8BEN (claiming the benefits of the portfolio interest exemption) and a U.S. Tax Compliance Certificate, or Form W-8IMY (with respect to a non-U.S. intermediary or flow-through entity), as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Agent or Lender to a continued exemption from United States withholding tax with respect to payments under this Agreement and any Note; unless, in each case (1) there has been a Change in Law that occurs after the date such Agent or Lender becomes an Agent or Lender hereunder (or after the date the relevant beneficiary or member in the case of a Lender that is a non-U.S. intermediary or flow through entity for U.S. federal income tax purposes becomes a beneficiary or member, if later) which renders all such forms inapplicable or which would prevent such Agent or Lender from duly completing and delivering any such form with respect to it, in which case such Agent or Lender shall promptly notify the Borrower Representative and the Administrative Agent of its inability to deliver any such form or (2) such Person that is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by a Borrower, at the time such assignment was effective, as a result of Change in Law that occurred after the Closing Date and such assignee is subject to the same Change in Law with respect to payments from a Borrower, provided that in no event shall such additional amounts under this clause (2) exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective.

(c) Each Agent and Lender shall, upon request by the Borrower Representative, deliver to the Borrower Representative or the applicable Governmental Authority, as the case may be, any form or certificate required in order that any payment by any Borrower under this Agreement or any Note to such Agent or Lender may be made free and clear of, and without deduction or withholding for or on account of any Non-Excluded Taxes (or to allow any such deduction or withholding to be at a reduced rate), provided that such Agent or Lender is legally entitled to complete, execute and deliver such form or certificate. Each Person that shall become a Lender or a Participant pursuant to subsection 11.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements pursuant to this subsection 4.11, provided that in the case of a Participant the obligations of such Participant pursuant to paragraphs (b) or (c) of this subsection 4.11 shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

4.12 Indemnity. Each Borrower agrees to indemnify each Lender and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower Representative has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment or conversion of Eurocurrency Loans after the Borrower Representative has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurocurrency Loans or the conversion of Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Loans, as applicable, provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this subsection 4.12, it shall provide prompt notice thereof to the Borrower Representative, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower Representative shall be conclusive in the absence of manifest error. This subsection 4.12 shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

4.13 Certain Rules Relating to the Payment of Additional Amounts.

(a) Upon the request, and at the expense, of the applicable Borrower, each Agent and Lender to which any Borrower is required to pay any additional amount pursuant to subsection 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford such Borrower the opportunity to contest, and reasonably cooperate with such Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Agent or Lender shall not be required to afford such Borrower the opportunity to so contest unless such Borrower shall have confirmed in writing to such Agent or Lender its obligation to pay such amounts pursuant to this Agreement and (ii) such Borrower shall reimburse such Agent or Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with such Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Agent or Lender shall be required to afford such Borrower the opportunity to contest, or cooperate with such Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Agent or Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b) If a Lender changes its applicable lending office (other than (i) pursuant to paragraph (c) below or (ii) after an Event of Default under subsection 9(a) or (f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause any Borrower to become obligated to pay any additional amount under subsection 4.10 or 4.11, such Borrower shall not be obligated to pay such additional amount.

(c) If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by any Borrower pursuant to subsection 4.10 or 4.11, such Lender shall promptly after becoming aware of such event or condition notify the Borrower Representative and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless such Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).

(d) If any Borrower shall become obligated to pay additional amounts pursuant to subsection 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under subsection 4.10 or 4.11, such Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent, to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and such Borrower to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Default or Event of Default then exists or will exist immediately after giving effect to the respective prepayment, upon at least four Business Days’ irrevocable notice to the Administrative Agent, to prepay the affected Loan, in whole or in part, subject to subsection 4.12, without premium or penalty. In the case of the substitution of a Lender, the Borrower Representative, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to subsection 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by subsection 11.6(b) in connection with such assignment shall be paid by the Borrower Representative or the substitute Lender. In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the applicable Borrower shall first pay the affected Lender any additional amounts owing under subsections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under subsection 4.13) prior to such substitution or prepayment.

(e) If any Agent or Lender receives a refund directly attributable to taxes for which any Borrower has made additional payments pursuant to subsection 4.10(a) or 4.11(a), such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to such Borrower; provided, however, that the applicable Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(f) The obligations of any Agent, Lender or Participant under this subsection 4.13 shall survive the termination of this Agreement and the payment of the Revolving Loans and all amounts payable hereunder.

4.14 Controls on Prepayment if Aggregate Outstanding Revolving Credit Exceeds Aggregate Revolving Commitments.

(a) The Borrower Representative will implement and maintain internal controls to monitor the borrowings and repayments of Loans by the Borrowers and the issuance of and drawings under Letters of Credit, with the object of preventing any request for an Extension of Credit that would result in the Aggregate Outstanding Revolving Credit with respect to all of the Lenders (including the Swing Line Lender) being in excess of the aggregate Revolving Commitments then in effect and of promptly identifying any circumstance where, by reason of changes in exchange rates, the Aggregate Outstanding Revolving Credit with respect to all of the Lenders (including the Swing Line Lender) exceeds the aggregate Revolving Commitments then in effect. In the event that at any time Parent determines that the Aggregate Outstanding Revolving Credit with respect to all of the Lenders (including the Swing Line Lender) exceeds the aggregate Revolving Commitments then in effect by more than 5%, the Borrowers will, as soon as practicable but in any event within five Business Days of making such determination, first, make such repayments or prepayments of Loans (together with interest accrued to the date of such repayment or prepayment), second, pay any Reimbursement Obligations then outstanding and, third, cash collateralize any outstanding L/C Obligations on terms reasonably satisfactory to the Administrative Agent, as shall be necessary to cause the Aggregate Outstanding Revolving Credit with respect to all of the Lenders (including the Swing Line Lender) to no longer exceed the aggregate Revolving Commitments then in effect. If any such repayment or prepayment of a Eurocurrency Loan pursuant to this subsection occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to the Lenders such amounts, if any, as may be required pursuant to subsection 4.12.

(b) The Administrative Agent will calculate the Aggregate Outstanding Revolving Credit with respect to all of the Lenders (including the Swing Line Lender) from time to time, and in any event not less frequently than once during each calendar month. In making such calculations, the Administrative Agent will rely on the information most recently received by it from the Swing Line Lender in respect of outstanding Swing Line Loans and from the Issuing Lenders in respect of outstanding L/C Obligations.

(c) In the event that on any date the Administrative Agent calculates that the Aggregate Outstanding Revolving Credit with respect to all of the Lenders (including the Swing Line Lender) exceeds the aggregate Revolving Commitments then in effect by more than 5%, the

Administrative Agent will give notice to such effect to Parent and the Lenders. Following receipt of any such notice, the Borrowers will, as soon as practicable but in any event within five Business Days of receipt of such notice, first, make such repayments or prepayments of Loans (together with interest accrued to the date of such repayment or prepayment), second, pay any Reimbursement Obligations then outstanding and, third, cash collateralize any outstanding L/C Obligations on terms reasonably satisfactory to the Administrative Agent as shall be necessary to cause the Aggregate Outstanding Revolving Credit with respect to all of the Lenders (including the Swing Line Lender) to no longer exceed the aggregate Revolving Commitments then in effect. If any such repayment or prepayment of a Eurocurrency Loan pursuant to this subsection occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to the Lenders such amounts, if any, as may be required pursuant to subsection 4.12.

SECTION 5 REPRESENTATIONS AND WARRANTIES. To induce the Administrative Agent and each Lender to make the Extensions of Credit requested to be made by it on the Closing Date and on each Borrowing Date thereafter, the Parent Borrower hereby represents and warrants, on the Closing Date, after giving effect to the Transactions, and on every Borrowing Date thereafter, to the Administrative Agent and each Lender that:

5.1 Financial Condition. The audited consolidated balance sheets of the Acquired Business Parent and its consolidated Subsidiaries as of December 31, 2005 and December 30, 2006 and the consolidated statements of operations, shareholders’ equity and cash flows of the Acquired Business Parent and its consolidated Subsidiaries for the fiscal years ended January 1, 2005, December 31, 2005 and December 30, 2006, reported on by and accompanied by unqualified reports from Deloitte & Touche LLP, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal years then ended, of the Acquired Business Parent and its consolidated Subsidiaries. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer of the Acquired Business Parent, and disclosed in any such schedules and notes, and subject to the omission of footnotes from such unaudited financial statements).

5.2 Solvent.

(a) As of the Closing Date, after giving effect to the consummation of the Transactions, the Parent Borrower is Solvent.

(b) Since the Closing Date, there has not been any event, change, circumstance or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

5.3 Corporate Existence; Compliance with Law. Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or a limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement, the Notes and the Letter of Credit Requests. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of each Borrower, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made prior to or on the Closing Date, (b) filings to perfect the Liens created by the Security Documents, (c) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Parent Borrower and its Restricted Subsidiaries the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof and (d) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by each Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of each Borrower and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5 No Legal Bar. The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than Permitted Liens) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

5.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against the Parent Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues, which would be reasonably expected to have a Material Adverse Effect.

5.7 Ownership of Property; Liens. Each of the Parent Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, except where the failure to have such title would not reasonably be expected to have a Material Adverse Effect.

5.8 Intellectual Property. The Parent Borrower and its Restricted Subsidiaries own, or have the legal right to use, all United States patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes necessary for each of them to conduct its business substantially as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect.

5.9 Taxes. To the knowledge of the Parent Borrower, each of the Parent Borrower and its Restricted Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns that are required to be filed by it and has paid (a) all taxes shown to be due and payable on such returns and (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the Parent Borrower or its Restricted Subsidiaries, as the case may be).

5.10 Federal Regulations. No part of the proceeds of any Extensions of Credit will be used for any purpose that violates the provisions of the Regulations of the Board, including without limitation, Regulation T, Regulation U or Regulation X of the Board.

5.11 ERISA.

(a) With respect to any Plan (or, with respect to (vi) or (viii) below, as of the date such representation is made or deemed made), none of the following events or conditions exists, has occurred, or is reasonably expected to occur, which either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect: (i) a Reportable Event; (ii) an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA); (iii) any noncompliance with the applicable provisions of ERISA or the Code; (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of the PBGC or a Plan; (vi) any Underfunding with respect to any

Single Employer Plan; (vii) a complete or partial withdrawal from any Multiemployer Plan by the Parent Borrower or any Commonly Controlled Entity; (viii) any liability of the Parent Borrower or any Commonly Controlled Entity under ERISA if the Parent Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (ix) the Reorganization or Insolvency of any Multiemployer Plan; or (x) any transactions that resulted or could reasonably be expected to result in any liability to the Parent Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA; provided that the representation made in clauses (ii) and (ix) of this subsection 5.11(a) with respect to a Multiemployer Plan is based on knowledge of the Parent Borrower.

(b) With respect to any Foreign Plan, none of the following events or conditions exists, has occurred, or is reasonably expected to occur, which either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect: (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of the Parent Borrower or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan that is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (vi) any facts that, to the best knowledge of the Parent Borrower and its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Parent Borrower and its Restricted Subsidiaries, would reasonably be expected to result in a material liability to the Parent Borrower or any of its Restricted Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

5.12 Collateral. Upon execution and delivery thereof by the parties thereto, the Revolving Guarantee and Collateral Agreement will be effective to create (to the extent described therein) in favor of the Revolving Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When (a) the actions specified in Schedule 3 to the Revolving Guarantee and Collateral Agreement have been duly taken, (b) all applicable Instruments, Chattel Paper and Documents (each as described therein) a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Revolving Collateral Agent, and (c) all Electronic Chattel Paper and Pledged Stock (each as defined in the Revolving Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by “control” (as described in the UCC) are under the “control” of the Revolving Collateral Agent or the Administrative Agent, as agent for the Revolving Collateral Agent and as directed by the Revolving Collateral Agent, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in, all right, title and interest of each pledgor party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the Revolving Guarantee and Collateral Agreement, other than such Commercial Tort Claims set forth on Schedule 7 thereto (if any)) with respect to such pledgor. Notwithstanding any other provision of this Agreement, capitalized terms that are used in this subsection 5.12 and not defined in this Agreement are so used as defined in the applicable Security Document.

5.13 Investment Company Act. None of the Borrowers is an “investment company” within the meaning of the Investment Company Act.

5.14 Subsidiaries. Schedule 5.14 sets forth all the Subsidiaries of the Parent Borrower at the Closing Date (after giving effect to the Transactions), the jurisdiction of their organization and the direct or indirect ownership interest of the Parent Borrower therein.

5.15 Purpose of Loans. The proceeds of Revolving Loans and Swing Line Loans shall be used by the Borrowers (a) on the Closing Date, to finance, in part, the Acquisition and the other Transactions and to pay certain transaction fees and expenses related to the Transactions and (b) thereafter, for general corporate purposes.

5.16 Environmental Matters. Other than as disclosed on Schedule 5.16 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

(a) the Parent Borrower and its Restricted Subsidiaries are in compliance with all Environmental Laws and Environmental Permits and all such permits are in full force and effect;

(b) Materials of Environmental Concern are not present at, and have not been at, under or from any real property presently or formerly owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries or at any other location, in a manner or amount which would reasonably be expected to give rise to liability or other Environmental Costs of the Parent Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law;

(c) there is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Parent Borrower or any of its Restricted Subsidiaries, or to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries, threatened;

(d) neither the Parent Borrower nor its Restricted Subsidiaries are conducting or financing any investigation, removal, remedial or other corrective action pursuant to any Environmental Law;

(e) neither the Parent Borrower nor its Restricted Subsidiaries has treated, stored, used, handled, transported, Released, disposed or arranged for disposal or transport for disposal of Materials of Environmental Concern at, on, under or from any currently or formerly owned or leased real property; and

(f) neither the Parent Borrower nor any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

5.17 No Material Misstatements. The written factual information (including the Confidential Information Memorandum), reports, financial statements, exhibits and schedules furnished by or on behalf of the Parent Borrower to the Administrative Agent, the Other Representatives and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Parent Borrower and its Restricted Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Parent Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

SECTION 6 CONDITIONS PRECEDENT.

6.1 Conditions to Effectiveness and Initial Extension of Credit. This Agreement, including the agreement of each Lender to make the initial Extension of Credit requested to be made by it, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived; provided, however, that upon the satisfaction or waiver of the conditions (other than those set forth in clause (c)) of this subsection 6.1, to the extent provided thereby, all of the other conditions set forth in this subsection 6.1, if not satisfied or waived on such date, shall be deemed to have been satisfied for all purposes hereunder and all such other conditions, if not satisfied or waived on such date, shall automatically be converted into covenants to accomplish the satisfaction of the applicable matters described in such conditions within the time period required by subsection 7.10:

(a) Loan Documents. The Administrative Agent shall have received the following Loan Documents, executed and delivered as required below, with, in the case of clause (i), a copy for each Lender:

(i) this Agreement, executed and delivered by a duly authorized officer of each Borrower party hereto on the Closing Date;

(ii) the Revolving Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of each Borrower and each other Loan Party signatory thereto, and an Acknowledgement and Consent in the form attached to the Revolving Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party; and

(iii) the Intercreditor Agreement, executed and delivered by a duly authorized officer of each Loan Party signatory thereto;

provided that clauses (a)(ii) and (iii), (f) and (g) of this subsection 6.1 notwithstanding, to the extent any guarantee or collateral is not provided on the Closing Date after the Parent Borrower and its Subsidiaries having used commercially reasonable efforts to do so (it being understood that UCC financing statements shall have been provided), the provisions of clauses (a)(ii) and (iii), (f) and (g) shall be deemed to have been satisfied and the Loan Parties shall be required to provide such guarantees and collateral in accordance with the provisions set forth in subsection 7.10.

(b) Transactions and Transaction Documents.

(i) Acquisition Agreement. The Acquisition shall have been consummated substantially concurrently and substantially pursuant to the provisions of the Acquisition Agreement without giving effect to any waiver or other modification materially adverse to the interests of the Lenders that is not approved by the Lead Arrangers (such approval not to be unreasonably withheld, conditioned or delayed).

(ii) Term Credit Facility. Substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, the Parent Borrower shall have entered into the Term Loan Credit Agreement.

(iii) ABL Facility. Substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, the Parent Borrower and certain direct and indirect Subsidiaries of the Acquired Business Parent shall have entered into the ABL Credit Agreement.

(iv) ABS Facility. Substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, one or more Special Purpose Subsidiaries of the Acquired Business Parent shall have entered into the operative ABS Facility Documents to be entered into on the Closing Date.

(v) CMBS Loan Facility. Substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, one or more Special Purpose Subsidiaries of the Acquired Business Parent shall have entered into the operative CMBS Loan Documents to be entered into on the Closing Date.

(vi) Senior Notes and Senior Subordinated Notes. Substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1 the Parent Borrower shall have entered into (A) the Senior Interim Loan Documents and (B) the Senior Subordinated Interim Loan Documents.

(vii) Documentation. The Administrative Agent shall receive a complete and correct copy of the Term Loan Credit Agreement, the ABL Credit Agreement, the Senior Interim Loan Agreement, the Senior Subordinated Interim Loan Agreement, and the operative ABS Documents, operative CMBS Loan Documents and the other Transaction Documents, in each case reasonably requested by Administrative Agent, each certified as such by a Responsible Officer of the Parent Borrower.

(c) Lien Searches. The Administrative Agent shall have received the results of a recent search by a Person reasonably satisfactory to the Administrative Agent of the Uniform Commercial Code in effect in the applicable jurisdiction, judgment and tax lien filings that have been filed with respect to personal property of the Parent Borrower and its Subsidiaries in each of the jurisdictions set forth in Schedule 6.1(c).

(d) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the executed legal opinion of Debevoise & Plimpton LLP, special New York counsel to certain of the Loan Parties, substantially in the form of Exhibit C-1;

(ii) the executed legal opinion of Richards, Layton & Finger, P.A., special Delaware counsel to certain of the Loan Parties, substantially in the form of Exhibit C-2;

(iii) the executed legal opinion of Ice Miller LLP, special Indiana counsel to certain of the Loan Parties, substantially in the form of Exhibit C-3; and

(iv) the executed legal opinion of Lionel Sawyer & Collins, special Nevada counsel to certain of the Loan Parties, substantially in the form of Exhibit C-4.

(e) Officer’s Certificate. The Administrative Agent shall have received a certificate from the Parent Borrower, dated the Closing Date, substantially in the form of Exhibit F, with appropriate insertions and attachments.

(f) Perfected Liens. The Revolving Collateral Agent shall have obtained a valid security interest in the Collateral (to the extent contemplated in the applicable Security Documents); and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection and, in the case of the filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, protection of such security interests shall have been executed and delivered or made, or, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the Revolving Collateral Agent, and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for any permitted under the Acquisition

Agreement to remain outstanding and Permitted Liens; provided that with respect to any such Collateral the security interest in which may not be perfected by filing of a UCC financing statement or by making a filing with the U.S. Patent and Trademark Office or the U.S. Copyright Office, if perfection of the Revolving Collateral Agent’s security interest in such collateral may not be accomplished on or before the Closing Date without undue burden or expense, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings hereunder; and subject in each case to the proviso to clause (a) of this subsection 6.1.

(g) Pledged Stock; Stock Powers; Pledged Notes; Endorsements. The Revolving Collateral Agent or the Secured Party Representative (as bailee for perfection on behalf of the Revolver Collateral Agent) shall have received (subject to the proviso to clause (a) of this subsection 6.1):

(i) the certificates, if any, representing the Pledged Stock under (and as defined in) the Revolving Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and

(ii) the promissory notes representing each of the Pledged Notes under (and as defined in) the Revolving Guarantee and Collateral Agreement, duly endorsed as required by the Revolving Guarantee and Collateral Agreement.

(h) Fees. The Agents and the Lenders shall have received all fees and expenses required to be paid or delivered by the Parent Borrower to them on or prior to the Closing Date, including the fees referred to in subsection 4.5.

(i) Corporate Proceedings of the Loan Parties. The Administrative Agent shall have received a copy of the resolutions or equivalent action, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of each Loan Party authorizing, as applicable, (i) the execution, delivery and performance of this Agreement, any Notes and the other Loan Documents to which it is or will be a party as of the Closing Date, (ii) the Extensions of Credit to such Loan Party (if any) contemplated hereunder and (iii) the granting by it of the Liens to be created pursuant to the Security Documents to which it will be a party as of the Closing Date, certified by the Secretary, an Assistant Secretary or other authorized representatives of such Loan Party as of the Closing Date, which certificate shall be in substantially the form of Exhibit I and shall state that the resolutions or other action thereby certified have not been amended, modified (except as any later such resolution or other action may modify any earlier such resolution or other action), revoked or rescinded and are in full force and effect.

(j) Incumbency Certificates of the Loan Parties. The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers or other authorized signatories of such Loan Party executing any Loan Document substantially in the form of Exhibit I executed by a Responsible Officer or other authorized representative and the Secretary, any Assistant Secretary or another authorized representative of such Loan Party.

(k) Governing Documents. The Administrative Agent shall have received copies of the certificate or articles of incorporation and by-laws (or other similar governing documents serving the same purpose) of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary, an Assistant Secretary or other authorized representative of such Loan Party pursuant to a certificate substantially in the form of Exhibit I.

(l) Solvency. The Administrative Agent shall have received a certificate of the chief financial officer of the Parent Borrower (or another authorized financial officer of Acquisition Corp. or the Acquired Business Parent) certifying the Solvency of the Parent Borrower in customary form.

(m) Equity Contribution. The Parent Borrower shall have received (or shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1) the proceeds from the Equity Financing in an aggregate amount of not less than $2,250.0 million.

(n) Specified Representations. The representations and warranties set forth in subsections 5.4 (other than the second sentence therein), 5.10 and 5.13 shall be true and correct in all material respects on and as of such date (although any representations and warranties that expressly relate to a given date shall be required only to be true and correct in all material respects as of the respective date or the respective period, as the case may be).

The making of the initial Extensions of Credit by the Lenders hereunder shall (except as set forth in the lead-in to this subsection 6.1) conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this subsection 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

6.2 Conditions to Each Other Extension of Credit. The agreement of each Lender to make any Extension of Credit (including, without limitation, each Swing Line Loan, but excluding the initial Extensions of Credit hereunder) requested to be made by it on any date (other than the date of the initial Extensions of Credit hereunder) is subject to the satisfaction or waiver of the following conditions precedent:

(a) Representations and Warranties; No Defaults. On the date of such Extension of Credit, both before and after giving effect thereto:

(i) all representations and warranties set forth in Section 5 and in the other Loan Documents shall be true and correct in all material respects on and as of such date (although any representations and warranties that expressly relate to a given date shall be required only to be true and correct in all material respects as of the respective date or the respective period, as the case may be); and

(ii) no Default or Event of Default shall have occurred and be continuing or would result from any such Borrowing after giving effect thereto on the date of such Borrowing.

(b) Letter of Credit Request. With respect to the issuance of any Letter of Credit, the Issuing Lender shall have received a Letter of Credit Request, completed to its satisfaction, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request.

Each borrowing of Loans by and Letter of Credit issued on behalf of any of the Borrowers hereunder after the date of the initial Extension of Credit hereunder shall be deemed to constitute a representation and warranty by the Parent Borrower as of the date of such borrowing or such issuance that the conditions contained in this subsection 6.2 have been satisfied.

SECTION 7 AFFIRMATIVE COVENANTS. The Parent Borrower hereby agrees that, from and after the Closing Date and so long as the Revolving Commitments remain in effect, and thereafter until payment in full of the Revolving Loans, all Reimbursement Obligations and any other amount then due and owing to any Lender or any Agent hereunder and under any Note and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), the Parent Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Material Restricted Subsidiaries to:

7.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a) as soon as available, but in any event not later than the date that is 105 days after the end of each fiscal year of the Parent Borrower ending on or after December 31, 2007 (or such earlier date that is the 5th Business Day after the date on which the Parent Borrower is required to file a Form 10-K with the SEC (including all permitted extensions)), (i) a copy of the consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations and cash flows for such year, setting forth in each case, in comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent in its reasonable judgment and (ii) a narrative report and management’s discussion and analysis, in form substantially similar to past practice or otherwise reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of the Parent Borrower for such fiscal year, as compared to amounts for the previous fiscal year (it being agreed that the furnishing of the Parent Borrower’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Parent Borrower’s obligation under this subsection 7.1(a) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit);

(b) as soon as available, but in any event not later than the date that is 60 days after the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower (or such earlier date that is the 5th Business Day after the date on which the Parent Borrower is required to file a Form 10-Q with the SEC (including all permitted extensions)), (i) the unaudited consolidated balance sheet of the Parent Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Parent Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Parent Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) and (ii) a narrative report and management’s discussion and analysis, in form substantially similar to past practice or otherwise reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year (it being agreed that the furnishing of the Parent Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the Parent Borrower’s obligations under this subsection 7.1(b) with respect to such quarter); and

(c) to the extent applicable, concurrently with any delivery of consolidated financial statements under subsection 7.1(a) or (b), related unaudited condensed consolidating financial statements reflecting the material adjustments necessary (as determined by the Parent Borrower in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) from the accounts of the Parent Borrower and its Restricted Subsidiaries,

all such financial statements delivered pursuant to subsection 7.1(a) or (b) to be (and, in the case of any financial statements delivered pursuant to subsection 7.1(b), shall be) certified by a Responsible Officer of the Parent Borrower as being) complete and correct in all material respects in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to subsection 7.1(b) shall be certified by a Responsible Officer of the Parent Borrower as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any financial statements delivered pursuant to subsection 7.1(b), for the absence of certain notes).

7.2 Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a) concurrently with the delivery of the financial statements referred to in subsection 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the audit necessary therefor no knowledge was obtained of any Default or Event of Default insofar as the same relates to any financial accounting matters covered by their audit, except as specified in such certificate (which certificate may be limited to the extent required by accounting rules or guidelines);

(b) concurrently with the delivery of the financial statements and reports referred to in subsections 7.1(a) and (b), a certificate signed by a Responsible Officer of the Parent Borrower and stating that, to the best of such Responsible Officer’s knowledge, the Parent Borrower and its Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate;

(c) as soon as available, but in any event not later than the fifth Business Day following the 120th day after the beginning of each fiscal year of the Parent Borrower beginning with fiscal year 2008, a copy of the annual business plan by the Parent Borrower of the projected operating budget (including an annual consolidated balance sheet, income statement and statement of cash flows of the Parent Borrower and its Subsidiaries), each such business plan to be accompanied by a certificate signed by the Parent Borrower and delivered by a Responsible Officer of the Parent Borrower to the effect that such projections have been prepared on the basis of assumptions believed by the Parent Borrower to be reasonable at the time of preparation and delivery thereof;

(d) within five Business Days after the same are sent, copies of all financial statements and reports which the Parent Borrower sends to its public security holders, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which the Parent Borrower may file with the SEC or any successor or analogous Governmental Authority;

(e) within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which the Parent Borrower may file with the SEC or any successor or analogous Governmental Authority, and such other documents or instruments as may be reasonably requested by the Administrative Agent in connection therewith; and

(f) with reasonable promptness, such additional information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

7.3 Payment of Taxes. Pay, discharge or otherwise satisfy at or before they become delinquent all its material Taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent Borrower or any of its Restricted Subsidiaries, as the case may be, and except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.4 Maintenance of Existence. Preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to subsection 8.3 or 8.4, provided that the Parent Borrower and its Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises and the Parent

Borrower’s Restricted Subsidiaries shall not be required to maintain such existence, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.5 Maintenance of Property; Insurance. Keep all property useful and necessary in the business of the Loan Parties, taken as a whole, in good working order and condition; maintain with financially sound and reputable insurance companies insurance on, or self insure, all property material to the business of the Loan Parties, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are consistent with the past practices of the Loan Parties and otherwise as are usually insured against in the same general area by companies engaged in the same or a similar business; furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; and ensure that at all times the Revolving Collateral Agent or the Secured Party Representative (as bailee for perfection for the Revolving Collateral Agent), for the benefit of the Secured Parties, shall be named as additional insureds with respect to liability policies, and the Revolving Collateral Agent, for the benefit of the Secured Parties, shall be named as loss payee with respect to the property insurance, in each case to the extent insuring the Collateral and in accordance with subsection 3.4 of the Intercreditor Agreement as in effect on the date hereof; provided that, unless an Event of Default shall have occurred and be continuing, the Revolving Collateral Agent shall turn over to the Parent Borrower any amounts received by it as loss payee under any property insurance maintained by such Loan Parties, the disposition of such amounts to be subject to the provisions of subsection 4.4(d) to the extent applicable, and, unless an Event of Default shall have occurred and be continuing, the Revolving Collateral Agent agrees that the Parent Borrower and/or the applicable Subsidiary Guarantor or other Borrower shall have the sole right to adjust or settle any claims under such insurance.

7.6 Inspection of Property; Books and Records; Discussions. Permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Parent Borrower and its Restricted Subsidiaries with officers and employees of the Parent Borrower and its Restricted Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice; provided that (a) except during the continuation of an Event of Default, only one such visit shall be at the Borrowers’ expense, and (b) during the continuation of an Event of Default, the Administrative Agent or its representatives may do any of the foregoing at the Borrowers’ expense.

7.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, the occurrence of any Default or Event of Default;

(b) as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, any litigation, investigation or proceeding which may exist at any time between the Parent Borrower or any of its Restricted Subsidiaries and any Governmental Authority, which would reasonably be expected to be adversely determined, and if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c) as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, any litigation or proceeding affecting the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(d) the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Parent Borrower or any of its Restricted Subsidiaries knows or reasonably should know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan or Multiemployer Plan, the creation of any Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of the PBGC, or a Plan or any withdrawal from, or the full or partial termination, Reorganization or Insolvency of, any Multiemployer Plan; or (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Parent Borrower or any of its Restricted Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which could reasonably be expected to result in the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, would be reasonably expected to result in a Material Adverse Effect; and

(e) as soon as possible after a Responsible Officer of the Parent Borrower knows of, (i) any Release by the Parent Borrower or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to subject the Parent Borrower or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection 7.7 shall be accompanied by a statement of a Responsible Officer of the Parent Borrower (and, if applicable, the relevant Commonly Controlled Entity or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Parent Borrower (or, if applicable, the relevant Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.

7.8 Environmental Laws. (i) Comply with, and require compliance by all tenants, subtenants, contractors, and invitees with respect to any property leased or subleased from, or operated by the Parent Borrower or its Restricted Subsidiaries with, all applicable Environmental Laws including all Environmental Permits and all orders and directions of any Governmental Authority; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Parent Borrower or its Restricted Subsidiaries. Noncompliance shall not constitute a breach of this subsection 7.8, provided that, upon learning of any actual or suspected noncompliance, the Parent Borrower and any such affected Subsidiary shall promptly undertake reasonable efforts to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

7.9 Addition of Subsidiaries.

(a) With respect to any Wholly Owned Domestic Subsidiary (other than an Excluded Subsidiary) created or acquired (including by reason of any Foreign Subsidiary Holdco ceasing to constitute same) subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the Revolving Collateral Agent for the benefit of the Secured Parties such amendments to the Revolving Guarantee and Collateral Agreement as the Revolving Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Revolving Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (as and to the extent provided in the Revolving Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary, (ii) deliver to the Revolving Collateral Agent or the Secured Party Representative (as bailee for perfection on behalf of the Revolving Collateral Agent) the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Domestic Subsidiary and (iii) cause such new Domestic Subsidiary (A) to become a party to the Revolving Guarantee and Collateral Agreement, (B) at the Borrower Representative’s option, become a party to this Agreement as a Borrower hereunder by executing a joinder hereto and (C) to take all actions reasonably deemed by the Revolving Collateral Agent to be necessary or advisable to cause the Lien created by the Revolving Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Revolving Collateral Agent.

(b) (x) With respect to any Foreign Subsidiary or Unrestricted Subsidiary (other than an Excluded Subsidiary) created or acquired subsequent to the Closing Date by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary), the Capital Stock of which is owned directly by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request (it being understood that if the Administrative Agent does not so request with respect to any such Foreign Subsidiary or Unrestricted Subsidiary that it believes is or is likely to become material to the Parent Borrower and its Restricted Subsidiaries taken as a whole, it will provide notice to the Lenders thereof), promptly (i) execute and deliver to the Revolving Collateral Agent a new pledge agreement or such amendments to the Revolving Guarantee and Collateral Agreement as the Revolving Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Revolving Collateral Agent, for the benefit of the Lenders, a perfected security interest (as and to the extent provided in the Revolving Guarantee and Collateral Agreement) in the Capital Stock of such new Foreign Subsidiary or Unrestricted Subsidiary that is directly owned by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary) (provided that in no event shall more than 65% of the Capital Stock of any such new Foreign Subsidiary that is so owned be required to be so pledged and provided, further, that no such pledge or security shall be required with respect to any non-wholly owned Foreign Subsidiary or Unrestricted Subsidiary to the extent that the grant of such pledge or security interest would violate the terms of any agreements under which the Investment by the Parent Borrower or any of its Subsidiaries was made therein) and (ii) to the extent reasonably deemed advisable by the Revolving Collateral Agent, deliver to the Revolving Collateral Agent or the Secured Party Representative (as bailee for perfection on behalf of the Revolving Collateral Agent) the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Foreign Subsidiary or Unrestricted Subsidiary and take such other action as may be reasonably deemed by the Revolving Collateral Agent to be necessary or desirable to perfect the Revolving Collateral Agent’s security interest therein.

(c) At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Revolving Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents.

(d) Notwithstanding anything to the contrary in this Agreement, nothing in this subsection 7.9 shall require that any Loan Party grant a Lien with respect to any owned real property or fixtures in which such Subsidiary acquires ownership rights to the extent that the Administrative Agent, in its reasonable judgment, determines that the granting of such a Lien is impracticable.

7.10 Post-Closing Security Perfection. The Parent Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests and guarantees described in subsections 6.1(a)(ii) or (iii), 6.1(f) or 6.1(g) that are not so provided on the Closing Date and to satisfy each other condition precedent that was not actually satisfied, but rather deemed satisfied on the Closing Date pursuant to the provisions set forth in subsection 6.1, and in any event to provide such perfected security interests and guarantees and to satisfy such other conditions within the applicable time periods set forth on Schedule 7.10, as such time periods may be extended by the Administrative Agent, in its sole discretion.

SECTION 8 NEGATIVE COVENANTS. The Parent Borrower hereby agrees that, from and after the Closing Date and so long as the Revolving Commitments remain in effect, and thereafter until payment in full of the Revolving Loans, all Reimbursement Obligations and any other amount then due and owing to any Lender or any Agent hereunder and under any Note and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent):

8.1 Limitation on Indebtedness.

(a) The Parent Borrower will not, and will not permit any Material Restricted Subsidiary to Incur any Indebtedness; provided, however, that (x) the Parent Borrower or any Material Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00 and (y) the aggregate principal amount of Indebtedness Incurred pursuant to the preceding clause (x) by Restricted Subsidiaries that are not Loan Parties (taken together with the aggregate principal amount of Indebtedness Incurred and then outstanding pursuant to subsection 8.1(b)(x) by Restricted Subsidiaries that are not Loan Parties) shall not exceed the greater of $150.0 million and 4.0% of Consolidated Tangible Assets at any time outstanding.

(b) Notwithstanding the foregoing paragraph (a), the Parent Borrower and its Restricted Subsidiaries may Incur the following Indebtedness:

(i) Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers’ acceptances issued or created thereunder), and Indebtedness Incurred other than under any Credit Facility and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $2,350.0 million, plus (B) the greater of (x) $1,050.0 million and (y) an amount equal to (1) the Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Domestic Subsidiaries and then outstanding pursuant to clause (ix) of this subsection 8.1(b), plus (C) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(ii) Indebtedness (A) of any Restricted Subsidiary to the Parent Borrower or (B) of the Parent Borrower or any Restricted Subsidiary to any Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock of such Restricted

Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Parent Borrower or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this subsection 8.1(b)(ii);

(iii) Indebtedness pursuant to the Senior Interim Loan Facility and the Senior Subordinated Interim Loan Facility, any Indebtedness (other than the Indebtedness described in clause (ii) above) outstanding on the Closing Date and set forth on Schedule B and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this subsection 8.1(b)(iii) or subsection 8.1(a);

(iv) Purchase Money Obligations and Capitalized Lease Obligations, in an aggregate principal amount at any time outstanding not exceeding an amount equal to $75.0 million (which amount shall be increased by $10.0 million on each anniversary of the Closing Date), and Capitalized Lease Obligations Incurred in the ordinary course of business, and in each case any Refinancing Indebtedness with respect thereto;

(v) Indebtedness (A) supported by a letter of credit issued pursuant to any Credit Facility in a principal amount not exceeding the face amount of such letter of credit or (B) consisting of accommodation guarantees for the benefit of trade creditors of the Parent Borrower or any of its Restricted Subsidiaries;

(vi) (A) Guarantees by the Parent Borrower or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Parent Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Parent Borrower or such Restricted Subsidiary, as the case may be, in violation of this subsection 8.1), or (B) without limiting subsection 8.2, Indebtedness of the Parent Borrower or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Parent Borrower or any Restricted Subsidiary (other than any Indebtedness Incurred by the Parent Borrower or such Restricted Subsidiary, as the case may be, in violation of this subsection 8.1);

(vii) Indebtedness of the Parent Borrower or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii) Indebtedness of the Parent Borrower or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations, entered into for bona fide hedging purposes, or (D) Management Guarantees or Management Indebtedness, or (E) the financing of insurance premiums in the ordinary course of business, or (F) take-or-pay obligations under supply arrangements incurred in the ordinary course of business, or (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Parent Borrower or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement, or (H) Junior Capital;

(ix) Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Parent Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Parent Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Parent Borrower as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this subsection 8.1 for so long as such Indebtedness shall be so recourse, and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Parent Borrower may classify such Indebtedness in whole or in part as Incurred under this subsection 8.1(b)(ix);

(x) Indebtedness of (A) the Parent Borrower or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of any assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Parent Borrower or any Restricted Subsidiary, or (B) any Person that is acquired by or merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation); provided that (x) on the date of such acquisition, merger or consolidation, after giving pro forma effect to the Indebtedness Incurred in connection therewith, either (A) the Consolidated Total Leverage Ratio of the Parent Borrower shall not exceed 6.75:1.00 or (B) the Consolidated Total Leverage Ratio of the Parent Borrower would equal or be less than the Consolidated Total Leverage Ratio of the Parent Borrower immediately prior to giving effect thereto and any Refinancing Indebtedness with respect to any such Indebtedness; and (y) the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (x) by Restricted Subsidiaries that are not Loan Parties (taken together with the aggregate principal amount of Indebtedness Incurred and then outstanding pursuant to subsection 8.1(a) by Restricted Subsidiaries that are not Loan Parties) shall not exceed the greater of $150.0 million and 4.0% of Consolidated Tangible Assets at any time outstanding;

(xi) Indebtedness of the Parent Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to (A)(1) the Foreign Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Foreign Subsidiaries and then outstanding pursuant to clause (ix) of this subsection 8.1(b) plus (B) in the event of any refinancing of any Indebtedness Incurred under this clause (xi), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(xii) Contribution Indebtedness and any Refinancing Indebtedness with respect thereto; and

(xiii) Indebtedness of the Parent Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $150.0 million and 4.0% of Consolidated Tangible Assets.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this subsection 8.1, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this subsection 8.1) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in subsection 8.1(b), the Parent Borrower, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause), provided that any Indebtedness Incurred pursuant to clause (xiii) of subsection 8.1(b) shall cease to be deemed Incurred or outstanding for purposes of such clause but shall be deemed Incurred for the purposes of subsection 8.1(a) from and after the first date on which such Restricted Subsidiary could have Incurred such Indebtedness under subsection 8.1(a) without reliance on such clause (xiii); and (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(d) For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Closing Date shall be calculated based on the relevant currency exchange rate in effect on the Closing Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to a Senior

Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Parent Borrower’s option, (i) the Closing Date, (ii) any date on which any of the respective commitments under such Senior Credit Facility shall be reallocated between or among facilities or subfacilities hereunder or thereunder, or on which such rate is otherwise calculated for any purpose thereunder or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

8.2 Limitation on Liens. The Parent Borrower shall not, and shall not permit any Material Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, securing any Indebtedness, except for the following Liens:

(a) Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Parent Borrower and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Parent Borrower or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c) pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole;

(f) Liens existing on, or provided for under written arrangements existing on, the Closing Date, which Liens or arrangements are set forth on Schedule 8.2, or (in the case of any such Liens securing Indebtedness of the Parent Borrower or any of its Subsidiaries existing or arising under written arrangements existing on the Closing Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(g) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Parent Borrower or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with subsection 8.1;

(i) Liens arising out of judgments, decrees, orders or awards in respect of which the Parent Borrower or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j) leases, subleases, licenses or sublicenses to or from third parties;

(k) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (i) Indebtedness Incurred in compliance with subsections 8.1(b)(i), (b)(iv), (b)(v), (b)(vii), (b)(viii), (b)(ix) or (b)(xi) or subsection 8.1(b)(iii) (other than under the Senior Interim Loan Facility, the Senior Subordinated Interim Loan Facility, any Refinancing Indebtedness Incurred in respect of the Senior Interim Loan Facility or the Senior Subordinated Interim Loan Facility, or any Refinancing Indebtedness Incurred in respect of Indebtedness described in subsection 8.1(a)), (ii) Bank Indebtedness Incurred in compliance with subsection 8.1(b), (iii) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, (iv) Indebtedness or other obligations of any Special Purpose Entity, or (v) obligations in respect of Management Advances or Management Guarantees; in each case including Liens securing any Guarantee of any thereof;

(l) Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Parent Borrower (or at the time the Parent Borrower or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Parent Borrower or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(m) Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(n) any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(p) Liens (i) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, including Liens arising under or by reason of the Perishable Agricultural Commodities Act of 1930, as amended from time to time, (ii) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (iii) on receivables (including related rights), (iv) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (v) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (vi) in favor of the Parent Borrower or any Subsidiary (other than Liens on property or assets of the Parent Borrower or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (vii) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (viii) on inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (ix) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (x) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (xi) arising in connection with repurchase agreements permitted under subsection 8.1, on assets that are the subject of such repurchase agreements or (xii) in favor of any Special Purpose Entity in connection with any Financing Disposition;

(q) other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed $50.0 million at any time outstanding; and

(r) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with subsection 8.1, provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness), the Consolidated Secured Leverage Ratio shall not exceed 5.75:1.00.

8.3 Limitation on Fundamental Changes.

(a) The Parent Borrower will not, and will not permit any other Borrower to, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i) in the case of the Parent Borrower, the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Parent Borrower) will expressly assume all the obligations of the Parent Borrower under this Agreement by executing and delivering to the Administrative Agent a joinder or one or more other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(iii) in the case of the Parent Borrower, immediately after giving effect to such transaction, either (A) the Parent Borrower (or, if applicable, the Successor Company with respect thereto) could Incur at least $1.00 of additional Indebtedness pursuant to subsection 8.1(a), or (B) the Consolidated Coverage Ratio of the Parent Borrower (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Parent Borrower immediately prior to giving effect to such transaction;

(iv) each applicable Borrower or Subsidiary Guarantor (other than (x) the Parent Borrower, (y) any Borrower that will be released from its obligations hereunder or any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee, in each case in connection with such transaction and (z) any party to any such consolidation or merger) shall have delivered a joinder or other document or instrument in form reasonably satisfactory to the Administrative Agent, confirming its obligations hereunder or its Subsidiary Guarantee under the Revolving Guarantee and Collateral Agreement, as applicable (other than any Borrower that will be released from its obligation hereunder or any Subsidiary Guarantee that will be discharged or terminated, in each case in connection with such transaction); and

(v) The Parent Borrower shall have delivered to the Administrative Agent a certificate signed by a Responsible Officer and a legal opinion each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on such certificate of such Responsible Officer as to compliance with the foregoing clauses (ii) and (iii) of subsection 8.3(a) and as to any matters of fact, and (y) no such legal opinion will be required for a consolidation, merger or transfer described in clause (d) of this subsection 8.3.

(b) Any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this subsection 8.3, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with subsection 8.1.

(c) The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Parent Borrower or the applicable Borrower, respectively, under this Agreement, and thereafter the predecessor Parent Borrower or the applicable predecessor Borrower, respectively, shall be relieved of all obligations and covenants under this Agreement, except that the predecessor Parent Borrower or the applicable predecessor Borrower, respectively, in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Revolving Loans.

(d) Subsection 8.3(a) will not apply to any transaction in which the Parent Borrower or any other Borrower consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Parent Borrower or such other Borrower in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Parent Borrower or such other Borrower so long as all assets of the Parent Borrower or such other Borrower, respectively, and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. Subsection 8.3(a) will not apply to (1) any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Parent Borrower or any other Borrower or (2) the Transactions.

8.4 Limitation on Asset Dispositions; Proceeds from Asset Dispositions and Recovery Events.

(a) The Parent Borrower will not, and will not permit any Material Restricted Subsidiary to, make any Asset Disposition unless:

(i) the Parent Borrower or such Material Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value shall be determined in good faith by the Parent Borrower, which determination shall be conclusive (including as to the value of all non-cash consideration),

(ii) in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $25.0 million or more, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Parent Borrower or such Material Restricted Subsidiary is in the form of cash, and

(iii) to the extent required by subsection 8.4(b), an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Parent Borrower (or any Restricted Subsidiary, as the case may be) as provided in such subsection.

(b) In the event that on or after the Closing Date, (x) the Parent Borrower or any Restricted Subsidiary shall make an Asset Disposition or (y) a Recovery Event shall occur, an amount equal to 100% of the Net Available Cash from such Asset Disposition or Recovery Event shall be applied by the Parent Borrower (or any Restricted Subsidiary, as the case may be) as follows:

(i) first, (x) to the extent the Parent Borrower or such Restricted Subsidiary elects, to reinvest or commit to reinvest in the business of the Parent Borrower and its Restricted Subsidiaries (including any investment in Additional Assets by the Parent Borrower or any Restricted Subsidiary) within 450 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash (or, if such reinvestment is in a project authorized by the Board of Directors that will take longer than such 450 days to complete, the period of time necessary to complete such project) or (y) in the case of any Asset Disposition by any Restricted Subsidiary that is not a Subsidiary Guarantor, to the extent that the Parent Borrower or any Restricted Subsidiary elects (or is required by the terms of any Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than any such Indebtedness owed to the Parent Borrower or a Restricted Subsidiary) within 450 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash; and

(ii) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (i) above (such balance, the “Excess Proceeds”), to fund (to the extent consistent with any other applicable provision of this Agreement) any general corporate purposes.

(c) Notwithstanding the foregoing provisions of this subsection 8.4, the Parent Borrower and its Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this subsection 8.4 except to the extent that the aggregate Net Available Cash from all Asset Dispositions and Recovery Events or equivalent amount that is not applied in accordance with this subsection 8.4 exceeds $50.0 million and (y) in the case of any Asset Disposition by, or Recovery Event relating to any asset of, the Parent Borrower or any Restricted Subsidiary that is not a Subsidiary Guarantor, to the extent that (i) any Net Available Cash from such Asset Disposition or Recovery Event is subject to any restriction on the transfer of all or any portion thereof directly or indirectly to the Parent Borrower, including by reason of applicable law or agreement (other than any agreement entered into primarily for the purpose of imposing such a restriction) or (ii) in the good faith determination of the Parent Borrower (which determination shall be conclusive) the transfer of all or any portion of any Net Available Cash from such Asset Disposition directly or indirectly to the Parent Borrower could reasonably be expected to give rise to or result in (A) any violation of applicable law, (B) any liability (criminal, civil, administrative or other) for any of the officers, directors or shareholders of the Parent Borrower, any Restricted Subsidiary or any Parent, (C) any violation of the provisions of any joint venture or other material agreement governing or binding upon the Parent Borrower or any Restricted Subsidiary, (D) any material risk of any such violation or liability referred to in any of the preceding clauses (A), (B) and (C), (E) any adverse tax consequence for the Parent Borrower or any Restricted Subsidiary, or (F) any cost, expense, liability or obligation (including, without limitation, any Tax) other than routine and immaterial out-of-pocket expenses.

(d) For the purposes of subsection 8.4(a)(ii), the following are deemed to be cash: (i) Temporary Cash Investments and Cash Equivalents, (ii) the assumption of Indebtedness of the Parent Borrower (other than Disqualified Stock of the Parent Borrower) or any Restricted Subsidiary and the release of the Parent Borrower or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (iii) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Parent Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (iv) securities received by the Parent Borrower or any Restricted Subsidiary from the transferee that are converted by the Parent Borrower or such Restricted Subsidiary into cash within 180 days, (v) consideration consisting of Indebtedness of the Parent Borrower or any Restricted Subsidiary, (vi) Additional Assets and (vii) any Designated Noncash Consideration received by the Parent Borrower or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $150.0 million and 4.0% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

8.5 Limitation on Dividends and Other Restricted Payments.

(a) The Parent Borrower shall not, and shall not permit any Material Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Parent Borrower is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Parent Borrower or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Parent Borrower held by Persons other than the Parent Borrower or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem or defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, Interim Facility Indebtedness or other Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Parent Borrower or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

(i) a Default shall have occurred and be continuing (or would result therefrom);

(ii) the Parent Borrower could not Incur at least an additional $1.00 of Indebtedness pursuant to subsection 8.1(a); or

(iii) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Closing Date and then outstanding would exceed, without duplication, the sum of:

(A) the greater of (I) the sum of Cumulative Retained Excess Cash Flow plus any Net Available Cash to the extent permitted by subsection 8.4(b)(iii) and not previously applied to permit a Restricted Payment, and (II) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on July 1, 2007 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Parent Borrower are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

(B) the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Parent Borrower) of property or assets received (x) by the Parent Borrower as capital contributions to the Parent Borrower after the Closing Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) after the Closing Date (other than Excluded Contributions and Contribution Amounts) or (y) by the Parent Borrower or any Restricted Subsidiary from the issuance and sale by the Parent Borrower or any Restricted Subsidiary after the Closing Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Parent Borrower (other than Disqualified Stock or Designated Preferred Stock) or any Parent, plus the amount of any cash and the fair value (as determined in good faith by the Parent Borrower) of any property or assets, received by the Parent Borrower or any Restricted Subsidiary upon such conversion or exchange;

(C) (i) the aggregate amount of cash and the fair value (as determined in good faith by the Parent Borrower) of any property or assets received from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Parent Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to subsection 8.5(b)(x), plus (ii) the aggregate amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”); and

(D) in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), the aggregate amount of cash and the fair value (as determined in good faith by the Parent Borrower) of any property or assets received by the Parent Borrower or a Restricted Subsidiary with respect to all such dispositions and repayments.

(b) The provisions of subsection 8.5(a) above do not prohibit any of the following (each, a “Permitted Payment”):

(i) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Parent Borrower (“Treasury Capital Stock”), Interim Facility Indebtedness or other Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Parent Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) (“Refunding Capital Stock”) or a substantially concurrent capital contribution to the Parent Borrower, in each case other than Excluded Contributions and Contribution Amounts; provided (x) that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under subsection 8.5(a)(iii)(B) above and (y) if immediately prior to such acquisition or retirement of such Treasury Capital Stock, dividends thereon were permitted pursuant to subsection 8.5(b)(xi), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock;

(ii) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Interim Facility Indebtedness or other Subordinated Obligations (w) made by exchange for, or out of the proceeds of (A) the substantially concurrent issuance or sale of, Indebtedness of the Parent Borrower or Refinancing Indebtedness Incurred in compliance with subsection 8.1 or (B) any Required Interim Loan Refinancing, (x) from amounts as contemplated by subsection 3.4(e) (or any similar provision) of the Term

Loan Credit Agreement, (y) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the applicable Borrower shall have complied with subsection 8.8(a), or (z) constituting Acquired Indebtedness;

(iii) any dividend paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with subsection 8.5(a);

(iv) Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(v) loans, advances, dividends or distributions by the Parent Borrower to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Parent Borrower to repurchase or otherwise acquire Capital Stock of any Parent or the Parent Borrower (including any options, warrants or other rights in respect thereof), in each case from Management Investors, such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x)(1) $50.0 million, plus (2) $10.0 million multiplied by the number of calendar years that have commenced since the Closing Date, plus (y) the Net Cash Proceeds received by the Parent Borrower since the Closing Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under subsection 8.5(a)(iii)(B)(x) above, plus (z) the cash proceeds of key man life insurance policies received by the Parent Borrower or any Restricted Subsidiary (or by any Parent and contributed to the Parent Borrower) since the Closing Date to the extent such cash proceeds are not included in any calculation under subsection 8.5(a)(iii)(A) above, provided that any cancellation of Indebtedness owing to the Parent Borrower or any Restricted Subsidiary by any Management Investor in connection with any repurchase or other acquisition of Capital Stock (including any options, warrants or other rights in respect thereof) from any Management Investor shall not constitute a Restricted Payment for purposes of this subsection 8.5 or any other provision of this Agreement;

(vi) the payment by the Parent Borrower of, or loans, advances, dividends or distributions by the Parent Borrower to any Parent to pay, dividends on the common stock or equity of the Parent Borrower or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by the Parent Borrower (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering;

(vii) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of $50.0 million and 1.4% of Consolidated Tangible Assets;

(viii) loans, advances, dividends or distributions to any Parent or other payments by the Parent Borrower or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Management Agreements, (B) pursuant to the Tax Sharing Agreement or (C) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

(ix) payments by the Parent Borrower, or loans, advances, dividends or distributions by the Parent Borrower to any Parent to make payments, to holders of Capital Stock of the Parent Borrower or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $5.0 million in the aggregate outstanding at any time;

(x) dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(xi) (A) dividends on any Designated Preferred Stock of the Parent Borrower issued after the Closing Date, provided that at the time of such issuance and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00:1.00, or (B) dividends on Refunding Capital Stock that is Preferred Stock in excess of the amount of dividends thereon permitted by subsection 8.5(b)(i), provided that at the time of the declaration of such dividend and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00:1.00, or (C) loans, advances, dividends or distributions to any Parent to permit dividends on any Designated Preferred Stock of any Parent issued after the Closing Date, in an amount (net of repayments of any such loans or advances) not exceeding the aggregate cash proceeds received by the Parent Borrower from the issuance or sale of such Designated Preferred Stock of such Parent;

(xii) Investments in Unrestricted Subsidiaries in an aggregate amount outstanding at any time not exceeding the greater of $50.0 million and 1.4% of Consolidated Tangible Assets;

(xiii) distributions or payments of Special Purpose Financing Fees;

(xiv) any Restricted Payment pursuant to or in connection with the Transactions;

(xv) dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with subsection 8.1;

(xvi) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of any repayments of any such loans or advances) equal to Cumulative Retained Excess Cash Flow, provided that, in the case of such a Restricted Payment that is a dividend or distribution on or in respect of, or a purchase, redemption, retirement or other acquisition for value of, Capital Stock of Parent, at the time of such Restricted Payment, the Consolidated Coverage Ratio is greater than or equal to 2.00:1.00 for the four fiscal quarter period of the Parent Borrower ending on the last date of the most recently completed fiscal year or quarter for which financial statements of the Parent Borrower have been (or have been required to be) delivered under subsection 7.1(a) or (b); and

(xvii) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of any repayments of any such loans or advances) equal to Net Available Cash to the extent permitted by subsection 8.4(b)(iii) and not previously applied to permit a Restricted Payment, provided that, in the case of such a Restricted Payment that is a dividend or distribution on or in respect of, or a purchase, redemption, retirement or other acquisition for value of, Capital Stock of the Parent Borrower, at the time of such Restricted Payment, the Consolidated Coverage Ratio is greater than or equal to 2.00:1.00 for the four fiscal quarter period of the Parent Borrower ending on the last date of the most recently completed fiscal year or quarter for which financial statements of the Parent Borrower have been (or have been required to be) delivered under subsection 7.1(a) or (b);

provided that (A) in the case of subsections 8.5(b)(iii), (vi), (ix) and (xvi), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in all cases other than pursuant to clause (A) the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (C) solely with respect to subsections 8.5(b)(vii) and (xvi), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto. For the avoidance of doubt, nothing in this subsection 8.5 shall restrict the making of any “AHYDO catch up payment” required by any Senior Notes Indenture or Senior Subordinated Notes Indenture. The Borrower Representative, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the provisions of this covenant (or, in the case of any Investment, the clauses of Permitted Investments) and in part under one or more other such provisions (or, as applicable, clauses).

8.6 Limitation on Transactions with Affiliates.

(a) The Parent Borrower will not, and will not permit any Material Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Parent Borrower (an “Affiliate Transaction”) involving aggregate consideration in excess of $20.0 million unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Parent Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $50.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Board of Directors. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this subsection 8.6(a) if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b) The provisions of subsection 8.6(a) will not apply to:

(i) any Restricted Payment Transaction,

(ii) (1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former employee, officer, director or consultant of or to the Parent Borrower, any Restricted Subsidiary or any Parent heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to any such employees, officers, directors or consultants in the ordinary course of business, (3) the payment of reasonable fees to directors of the Parent Borrower or any of its Subsidiaries or any Parent (as determined in good faith by the Parent Borrower or such Subsidiary), (4) any transaction with an officer or director of the Parent Borrower or any of its Subsidiaries or any Parent in the ordinary course of business not involving more than $100,000 in any one case, or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

(iii) any transaction between or among any of the Parent Borrower, one or more Restricted Subsidiaries, and/or one or more Special Purpose Entities,

(iv) any transaction arising out of agreements or instruments in existence on the Closing Date (other than any Tax Sharing Agreement or Management Agreement referred to in subsection 8.6(b)(vii)), and any payments made pursuant thereto,

(v) any transaction in the ordinary course of business on terms that are fair to the Parent Borrower and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management of the Parent Borrower, or are not materially less favorable to the Parent Borrower or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Parent Borrower,

(vi) any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Parent Borrower or any Restricted Subsidiary and any Affiliate of the Parent Borrower controlled by the Parent Borrower that is a joint venture or similar entity,

(vii) (1) the execution, delivery and performance of any Tax Sharing Agreement and any Management Agreements, and (2) payments to CD&R or KKR or any of their respective Affiliates (x) of fees of $80.0 million in the aggregate, plus out-of-pocket expenses, in connection with the Transactions, (y) for any management consulting, financial advisory, financing, underwriting or placement services or in respect of other investment banking activities or in connection with any acquisition, disposition, merger, recapitalization or similar transactions, which payments are made pursuant to the Management Agreements or are approved by a majority of the Board of Directors in good faith, and (z) of all out-of-pocket expenses incurred in connection with such services or activities,

(viii) the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions,

(ix) any issuance or sale of Capital Stock (other than Disqualified Stock) of the Parent Borrower or Junior Capital or any capital contribution to the Parent Borrower, and

(x) any investment by any Investor in securities of the Parent Borrower or any of its Restricted Subsidiaries so long as (i) such securities are being offered generally to other investors on the same or more favorable terms and (ii) such investment by all Investors constitutes less than 5% of the proposed or outstanding issue amount of such class of securities.

8.7 Limitation on Dispositions of Collateral. The Parent Borrower will not, and will not permit any Material Restricted Subsidiary that is a Loan Party to, convey, sell, transfer, lease, or otherwise dispose of any of the Collateral in any Asset Disposition, or attempt, offer or contract to do so (unless such attempt, offer or contract is conditioned upon obtaining any requisite consent of the Lenders hereunder), except for any Asset Disposition made or to be made in accordance with subsection 8.4, and the Administrative Agent shall, and the Lenders hereby authorize the Administrative Agent to, execute such releases of Liens and take such other actions as the Parent Borrower may reasonably request in connection with any Asset Disposition (or any transaction excluded from the definition of such term).

8.8 Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents. The Parent Borrower will not, and will not permit any Material Restricted Subsidiary to:

(a) in the event of the occurrence of a Change of Control, repurchase or repay any Interim Facility Indebtedness then outstanding pursuant to any of the Senior Interim Loan Documents or the Senior Subordinated Interim Loan Documents unless the Borrowers shall have (i) made payment in full of the Revolving Loans and any other amounts then due and owing to any Lender or the Administrative Agent or the Issuing Lender hereunder and under any Note or (ii) made an offer to pay the Revolving Loans and any amounts then due and owing to each Lender and the Administrative Agent hereunder and under any Note in respect of each Lender and shall have made payment in full thereof to each such Lender or the Administrative Agent that has accepted such offer in respect of each such Lender that has accepted such offer. Upon the Borrowers having made all payments of Revolving Loans and other amounts then due and owing to any Lender required by the preceding sentence, any Event of Default arising under subsection 9(j) by reason of such Change of Control shall be deemed not to have occurred or be continuing;

(b) amend, supplement, waive or otherwise modify any of the provisions of any Senior Interim Loan Documents or Senior Subordinated Interim Loan Documents under which any Interim Facility Indebtedness is outstanding:

(i) except as permitted pursuant to subsection 8.1 or 8.5 which shortens the fixed maturity or increases the principal amount of, or increases the rate or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment or by acceleration or otherwise of the Interim Facility Indebtedness evidenced by such Senior Interim Loan Documents or Senior Subordinated Interim Loan Documents, or increases the amount of, or accelerates the time of payment of, any fees or other amounts payable in connection therewith;

(ii) which relates to any material affirmative or negative covenants or any events of default or remedies thereunder and the effect of which is to subject the Parent Borrower or any of its Restricted Subsidiaries to any more onerous or more restrictive provisions; or

(iii) which otherwise adversely affects the interests of the Lenders as senior secured creditors with respect to such Senior Interim Loan Documents or Senior Subordinated Interim Loan Documents or the interests of the Lenders under this Agreement or any other Loan Document in any material respect; or

(c) effect any extension, refinancing, refunding, replacement or renewal of Indebtedness under the Term Loan Documents or the ABL Loan Documents, unless such refinancing Indebtedness, to the extent secured by any assets of any Loan Party (other than any such assets that constitute ABL Accounts Collateral as defined in the Revolving Guarantee and Collateral Agreement), is secured only by assets of the Loan Parties that constitute Collateral for the obligations of the Borrowers hereunder and under the other Loan Documents pursuant to a security agreement subject to the Intercreditor Agreement or, another applicable intercreditor agreement that is no less favorable to the Secured Parties than the Intercreditor Agreement (as the same may be amended, supplemented, waived or otherwise modified from time to time, a “Replacement Intercreditor Agreement”).

The provisions of subsection 8.8(b) shall not restrict or prohibit (x) any refinancing of any Senior Interim Loan Documents or Senior Subordinated Interim Loan Documents or any Indebtedness in respect thereof (in whole or in part) permitted pursuant to subsection 8.5 or (y) any Incurrence of Additional Notes (as defined in any Senior Notes Indenture or Senior Subordinated Notes Indenture) permitted pursuant to subsection 8.1.

8.9 Limitations on Changes in Business. The Parent Borrower and its Material Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the same general type of business conducted by the Parent Borrower and the Restricted Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or related to any of the foregoing.

8.10 Fiscal Year. The Parent Borrower shall not change its fiscal year-end to a date other than the Saturday nearest December 31; provided that the Parent Borrower may, upon written notice to the Administrative Agent, change its fiscal year-end to any other fiscal year-end reasonably acceptable to the Administrative Agent.

SECTION 9 EVENTS OF DEFAULT.

If any of the following events shall occur and be continuing:

(a) Any Borrower shall fail to pay any principal of any Revolving Loan or any Reimbursement Obligations when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or any of the Borrowers shall fail to pay any interest on any Revolving Loan or any Reimbursement Obligations, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or that is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Any Loan Party shall default in the observance or performance of any agreement contained in subsections 7.7(a) or Section 8; provided that, in the case of a default in the observance or performance of its obligations under subsection 7.7(a), such default shall have continued unremedied for a period of two days after a Responsible Officer of the Parent Borrower shall have discovered or should have discovered such default; or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 9), and such default shall continue unremedied for a period ending on the earlier of (i) the date 32 days after a Responsible Officer of the Parent Borrower shall have discovered or should have discovered such default and (ii) the date 15 days after written notice has been given to the Borrower Representative by the Administrative Agent or the Required Lenders; or

(e) (i) Any Loan Party or any of its Restricted Subsidiaries shall default in any payment of principal of or interest on any Indebtedness for borrowed money, or any Loan Party or any of its Material Restricted Subsidiaries shall default in any payment of principal of or interest on any Indebtedness, in each case (excluding the Revolving Loans and any Indebtedness owed to the Parent Borrower or any Loan Party) in excess of $75.0 million beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) any Loan Party or any of its Material Restricted Subsidiaries shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding the Revolving Loans and the Reimbursement Obligations) referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity (an “Acceleration”), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given and such Indebtedness shall have been caused to become due prior to its stated maturity; or

(f) If (i) any Loan Party or any of its Material Restricted Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or any of its Material Restricted Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any of its Material Restricted Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party or any of its Material Restricted Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party or any of its Material Restricted Subsidiaries shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any of its Material Restricted Subsidiaries shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, or (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Parent Borrower or any Commonly Controlled Entity, or (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, or (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, or (v) either of the Parent Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would be reasonably expected to result in a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against any Loan Party or any of its Material Restricted Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $75.0 million or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or the Parent Borrower or any Loan Party in each case that is a party to any of the Security Documents shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

(j) A Change of Control shall have occurred;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, the Revolving Commitments, if any, shall automatically immediately terminate and the Revolving Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Representative, declare the Revolving Commitments, if any, to be terminated forthwith, whereupon the Revolving Commitments, if any, shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Representative, declare the Revolving Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.

With respect to any Letter of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the applicable Borrower shall at such time deposit in a cash collateral account opened by the

Administrative Agent an amount in cash equal to the aggregate then undrawn and unexpired amount of such Letter of Credit. The Borrowers hereby grant to the Administrative Agent, for the benefit of the Issuing Lenders and the L/C Participants, a security interest in such cash collateral to secure all obligations of the Borrowers in respect of such Letters of Credit under this Agreement and the other Loan Documents. Each Borrower shall execute and deliver to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of such security interest in such cash collateral account. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letter of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Parent Borrower. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Lender in its capacity as a Secured Party or as beneficiary of any security granted pursuant to the Security Documents shall have any right to exercise remedies in respect of such security without the prior written consent of the Required Lenders.

Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10 THE AGENTS AND THE OTHER REPRESENTATIVES.

10.1 Appointment. Each Lender hereby irrevocably designates and appoints Citi, as the Administrative Agent and Revolving Collateral Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Citi, as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent and the Revolving Collateral Agent, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents or the Other Representatives. Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and Revolving Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates).

10.2 Delegation of Duties. In performing its functions and duties under this Agreement, each Agent shall act solely as agent for the Lenders and, as applicable, the other Secured Parties, and no Agent assumes any (and shall not be deemed to have assumed any) obligation or relationship of agency or trust with or for the Parent Borrower or any of its Subsidiaries. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Revolving Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

10.3 Exculpatory Provisions. None of the Administrative Agent or any Other Representative nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by such Person under or in connection with this Agreement or any other Loan Document (except for the gross negligence or willful misconduct of such Person or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates) or (b) responsible in any manner to any of the Lenders for (i) any recitals, statements, representations or warranties made by any Borrower or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or any Other Representative under or in connection with, this Agreement or any other Loan Document, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Notes or any other Loan Document, (iii) any failure of any Borrower or any other Loan Party to perform its obligations hereunder or under any other Loan Document, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, (v) the satisfaction of any of the conditions precedent set forth in Section 6, or (vi) the existence or possible existence of any Default or Event of Default. Neither the Administrative Agent nor any Other Representative shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower or any other Loan Party. Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or given to the Administrative Agent for the account of or with copies for the Lenders, the Administrative Agent and the Other Representatives shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Borrower or any other Loan Party which may come into the possession of the Administrative Agent and the Other Representatives or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with subsection 11.6 and all actions required by such subsection in connection with such transfer shall have been taken. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor. The Administrative Agent shall be fully justified as between itself and the Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1(a) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Notes and the other Loan Documents in accordance with a request of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1(a), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Revolving Loans.

10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action reasonably promptly with respect to such Default or Event of Default as shall be directed by the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1(a); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6 Acknowledgements and Representations by Lenders. Each Lender expressly acknowledges that none of the Administrative Agent or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any Other Representative hereafter taken, including any review of the affairs of any Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Other Representative to any Lender. Each Lender represents to the Administrative Agent, the Other Representatives and each of the Loan Parties that, independently and without reliance upon the Administrative Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties, it has made its own decision to make its Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Administrative Agent nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter. Each Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender acknowledges and agrees to comply with the provisions of subsection 11.6 applicable to the Lenders hereunder.

10.7 Indemnification.

(a) The Lenders agree to indemnify each Agent (or any Affiliate thereof) and the Other Representatives (or any Affiliate thereof) (to the extent not reimbursed by the Borrowers or any other Loan Party and without limiting the obligation of the Borrowers to do so), ratably according to their respective Total Credit Percentages in effect on the date on which indemnification is sought under this subsection 10.7 (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Revolving Loans shall have been paid in full, ratably in accordance with their Total Credit Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Revolving Loans) be imposed on, incurred by or asserted against the Administrative Agent (or any Affiliate thereof) in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent (or any Affiliate thereof) under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from (a) such Agent’s gross negligence or willful misconduct or (b) claims made or legal proceedings commenced against such Agent by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The obligations to indemnify the Issuing Lender and Swing Line Lender shall be ratable among the Lenders in accordance with their respective Revolving Commitments (or, if the Revolving Commitments have been terminated, the outstanding principal amount of their respective Revolving Loans and L/C Obligations and their respective participating interests in the outstanding Letters of Credit) and shall be payable only by the Lenders. The agreements in this subsection 10.7 shall survive the payment of the Revolving Loans and all other amounts payable hereunder.

(b) Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c) The provisions of this subsection 10.7 shall apply to the Issuing Lender in its capacity as such to the same extent that such provisions apply to the Administrative Agent.

10.8 The Agents and Other Representatives in Their Individual Capacity. The Agents, the Other Representatives and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower or any other Loan Party as though the Administrative Agent and the Other Representatives were not the Administrative Agent or the Other Representatives hereunder and under the other Loan Documents. With respect to Revolving Loans made or renewed by them and any Note issued to them and with respect to any Letter of Credit issued or participated in by them, the Agents and the Other Representatives shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though they were not an Agent or an Other Representative, and the terms “Lender” and “Lenders” shall include the Agents and the Other Representatives in their individual capacities.

10.9 Collateral Matters.

(a) Each Lender authorizes and directs the Revolving Collateral Agent to enter into the Security Documents, the Intercreditor Agreement, and any Replacement Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties. Each Lender hereby agrees, and each holder of any Note or participant in Letters of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent, the Revolving Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, the Intercreditor Agreement or any Replacement Intercreditor Agreement, and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent and the Revolving Collateral Agent are hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Administrative Agent and the Revolving Collateral Agent, as applicable, in each case at its option and in its discretion, to (A) release any Lien granted to or held by such Agent upon any Collateral (i) upon payment and satisfaction of all of the obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Loan Party) upon the sale or other disposition thereof in compliance with subsection 8.4, (iii) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by subsection 11.1) or (iv) as otherwise may be expressly provided in the relevant Security Documents or (B) enter into any intercreditor agreement on behalf of, and binding with respect to, the Lenders and their interest in designated assets, to give effect to any Special Purpose Financing, including to clarify the respective rights of all parties in and to designated assets. Upon request by the Administrative Agent or the Revolving Collateral Agent, at any time, the Lenders will confirm in writing such Agent’s authority to release particular types or items of Collateral pursuant to this subsection 10.9.

(c) The Lenders hereby authorize the Administrative Agent and the Revolving Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by subsection 11.17. Upon request by any Agent, at any time, the Lenders will confirm in writing the Administrative Agent’s and the Revolving Collateral Agent’s authority under this subsection 10.9(c).

(d) No Agent or the Issuing Lender shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by the Parent Borrower or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this subsection 10.9 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

(e) The Revolving Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Revolving Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the Collateral as such Agents may from time to time agree.

(f) In connection with the sale or other disposition of the Capital Stock of any Borrower other than the Parent Borrower (other than to the Parent Borrower or a Restricted Subsidiary) or any other transaction pursuant to which such Borrower shall no longer be a Restricted Subsidiary, upon written notice by the Parent Borrower to the Administrative Agent, identifying such Borrower, describing such sale, disposition or other transaction and certifying that such transaction complies with this Agreement, the Administrative Agent shall execute and deliver to such Borrower (at its expense) all releases or other documents necessary or reasonably desirable for the release of such Borrower from its obligations as a Borrower hereunder, and the Revolving Collateral Agent shall execute and deliver to such Borrower (at its expense) all releases or other documents (including without limitation UCC termination statements) necessary or reasonably desirable for the release of the Liens created under the Security Documents in any property or assets of such Borrower, as such Borrower may reasonably request.

10.10 Successor Agent. Subject to the appointment of a successor as set forth herein, the Administrative Agent and the Revolving Collateral Agent may resign as Administrative Agent or Revolving Collateral Agent, respectively, upon 10 days’ notice to the Lenders and the Borrower Representative. If the Administrative Agent or Revolving Collateral Agent shall resign as Administrative Agent or Revolving Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Borrower Representative (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Revolving Collateral Agent, as applicable, and the term “Administrative Agent” or “Revolving Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Revolving Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Revolving Loans. After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. Additionally, after any retiring Agent’s resignation as such Agent, the provisions of this subsection 10.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement and the other Loan Documents. After the resignation of the Administrative Agent pursuant to the preceding provisions of this subsection 10.10, the resigning Administrative Agent shall not be required to act as Issuing Lender for any Letters of Credit to be issued after the date of such resignation and (y) shall not be required to act as Swing Line Lender with respect to Swing Line Loans to be made after the date of such resignation (and all outstanding Swing Line Loans of such resigning Administrative Agent shall be required to be repaid in full upon its resignation), although the resigning Administrative Agent shall retain all rights hereunder as Issuing Lender and Swing Line Lender with respect to all Letters of Credit issued by it, and all Swing Line Loans made by it, prior to the effectiveness of its resignation as Administrative Agent hereunder.

10.11 Other Representatives. None of the entities identified as joint bookrunners and joint lead arrangers pursuant to the definition of Other Representative contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such.

10.12 Swing Line Lender. The provisions of this Section 10 shall apply to the Swing Line Lender in its capacity as such to the same extent that such provisions apply to the Administrative Agent.

10.13 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Parent Borrower and without limiting the obligation of the Parent Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any interest, additions to tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses.

10.14 Approved Electronic Communications. Each of the Lenders and the Loan Parties agree, that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and the Issuing Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”). The Approved Electronic Communications and the Approved Electronic Platform are provided (subject to subsection 11.16) “as is” and “as available.”

Each of the Lenders and (subject to subsection 11.16) each of the Loan Parties agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

10.15 Appointment of Borrower Representative. Each Borrower hereby designates the Acquired Business Opco as its representative. The Acquired Business Opco will be acting as agent on each of the Borrowers behalf for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Loans pursuant to subsection 4.2 or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. The Acquired Business Opco hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Acquired Business Opco shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

SECTION 11 MISCELLANEOUS.

11.1 Amendments and Waivers.

(a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this subsection 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and the Revolving Collateral Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders, the Administrative Agent or the Revolving Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) reduce or forgive the amount or extend the scheduled date of maturity of any Revolving Loan or any Reimbursement Obligation or of any scheduled installment thereof or reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the consent of each Lender directly affected thereby (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Revolving Commitment of all Lenders shall not constitute an increase of the Revolving Commitment of any Lender, and that an increase in the available portion of any Revolving Commitment of any Lender shall not constitute an increase in the Revolving Commitment of such Lender);

(ii) amend, modify or waive any provision of this subsection 11.1(a) or reduce the percentage specified in the definition of “Required Lenders” or “Supermajority Lenders,” or consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to subsection 8.3 or 11.6(a)), in each case without the written consent of all the Lenders;

(iii) release any Guarantor under any Security Document, or, in the aggregate (in a single transaction or a series of related transactions), substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the Closing Date or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

(iv) require any Lender to make Revolving Loans having an Interest Period of longer than six months without the consent of such Lender;

(v) amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent and of any Other Representative affected thereby;

(vi) amend, modify or waive any provision of the Swing Line Note (if any) or subsection 2.4 without the written consent of the Swing Line Lender and each other Lender, if any, which holds, or is required to purchase, a participation in any Swing Line Loan pursuant to subsection 2.4(d);

(vii) amend, modify or waive the provisions of any Letter of Credit or any L/C Obligation without the written consent of the Issuing Lender and each affected L/C Participant; or

(viii) amend, modify or waive the order of application of payments set forth in subsection 4.8(a) hereof, or Section 4.1 of the Intercreditor Agreement, in each case without the consent of the Supermajority Lenders;

provided further that, notwithstanding the foregoing, the Revolving Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $5.0 million in any fiscal year without the consent of any Lender.

(b) Any waiver and any amendment, supplement or modification pursuant to this subsection 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Revolving Loans or Revolving Commitments. In the case of any waiver, each of the Loan Parties, the Lenders and the

Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c) Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower Representative (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of the Revolving Facility hereunder and (z) to provide class protection for any additional credit facilities in a manner consistent with those provided the original Facilities pursuant to the provisions of subsection 11.1(a) as originally in effect.

(d) Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by subsection 11.17 with the written consent of the Agent party thereto and the Loan Party party thereto.

(e) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by subsection 11.1(a), the consent of each Lender, the Supermajority Lenders or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”), then the Borrower Representative may, on prior written notice to the Administrative and the Non-Consenting Lender, replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by the Parent Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Parent Borrower owing to the Non-Consenting Lender relating to the Revolving Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender concurrently with such Assignment and Acceptance. In connection with any such replacement under this subsection 11.1(e), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Parent Borrower owing to the Non-Consenting Lender relating to the Revolving Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting

Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and each Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender.

11.2 Notices.

(a) All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrowers, the Administrative Agent, the Revolving Collateral Agent and the Issuing Lender, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Revolving Loans:

Any Borrower:	U.S. Foodservice, Inc.
9755 Patuxent Woods Drive
Columbia, Maryland 21046
Attention: David Eberhardt, Esq.
Facsimile: (410) 309-6465
Telephone: (410) 312-7197

with copies to:	Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: David A. Brittenham, Esq.
Facsimile: (212) 909-6836
Telephone: (212) 909-6000

The Administrative Agent:	Citicorp North America, Inc.
Two Penns Way
New Castle, DE 19720
Attention: Bank Loan Syndications Department
Facsimile: (302) 894-6120
Telephone: (302) 894-6065

with copies to:	Citigroup Global Markets Inc.
388 Greenwich Street, 20th Floor
New York, New York 10013
Attention: Jeff Nitz/Brendan Mackay
Facsimile: (212) 816-2613
Telephone: (212) 816-2544

The Revolving Collateral Agent:	Citicorp North America, Inc.
Two Penns Way
New Castle, DE 19720
Attention: Bank Loan Syndications Department
Facsimile: (302) 894-6120
Telephone: (302) 894-6065

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.2, 2.4, 4.2, 4.4 or 4.8 shall not be effective until received.

(b) Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent, the Swing Line Lender (in the case of a Borrowing of Swing Line Loans) or any Issuing Lender (in the case of the issuance of a Letter of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent, the Swing Line Lender or such Issuing Lender in good faith to be from a Responsible Officer.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Issuing Lender any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Revolving Loans hereunder.

11.5 Payment of Expenses and Taxes. The Parent Borrower agrees (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Revolving Commitments contemplated hereby and thereby) and (iii) efforts to monitor the Revolving Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) (i) the reasonable fees and disbursements of Cahill Gordon & Reindel LLP, and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Parent Borrower, (b) to pay or reimburse each Lender, the Lead Arrangers and the Agents for all their reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents and the Lenders, (c) to pay, indemnify, or reimburse each Lender, the Lead Arrangers and the Agents for, and hold each Lender, the Lead Arrangers and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, the Lead Arrangers, each Agent, their respective affiliates, and their respective officers, directors, employees, shareholders, members, attorneys and other advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including Environmental Costs), expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Revolving Loans or the violation of, noncompliance with or liability under, any Environmental Law attributable to the operations of the Parent Borrower or any of its Subsidiaries or any property or facility owned, leased or operated by the Parent Borrower or any of its Subsidiaries of the presence of Materials of Environmental Concern at, on or under, and Release of Materials of Environmental Concern at, on, under or from any such properties or facilities (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that any Borrower shall not have any obligation hereunder to the Administrative Agent, any other Agent or any Lender with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment, or by settlement tantamount to such judgment) of the Administrative Agent, any other Agent or any such Lender (or any of their respective directors, officers, employees, agents, successors and assigns), (ii) claims made or legal proceedings commenced against the Administrative Agent, any other Agent or any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such, (iii) any material breach of any Loan Document by the party to be indemnified or (iv) disputes among the Administrative Agent, the Lenders and/or their transferees. To the fullest extent permitted under applicable law, no Indemnitee shall be liable for any consequential or punitive damages in connection with the Facilities. All amounts due under this subsection shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Loan Parties pursuant to this subsection 11.5 shall be submitted to the address of the Borrowers set forth in subsection 11.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a notice to the Administrative Agent. Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, the Borrowers shall have no obligation under this subsection 11.5 to any Indemnitee with respect to any Taxes imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this subsection shall survive repayment of the Revolving Loans and all other amounts payable hereunder.

11.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) other than in accordance with subsection 8.3, none of the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this subsection 11.6.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including, without limitation, its Revolving Commitment and/or Loans, pursuant to an Assignment and Acceptance) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Parent Borrower; provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under subsection 9(a) or (f) has occurred and is continuing, any other Person; provided, further, that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its affiliates in connection with or in contemplation of the sale or other disposition of its interest in such affiliate, the Parent Borrower’s prior written consent shall be required for such assignment; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender or an affiliate of a Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments or Loans, the amount of Revolving Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million unless the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under subsection 9(a) or (f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this subsection 11.6, the term “Approved Fund” has the following meaning: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) subsections 4.10, 4.11, 4.12, 4.13 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection.

(iv) The Borrowers hereby designate the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrowers’ agent, solely for purposes of this subsection 11.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and interest and principal amount of the Revolving Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Revolving Collateral Agent, the Issuing Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this subsection and any written consent to such assignment required by paragraph (b) of this subsection, the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower Representative. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) On or prior to the effective date of any assignment pursuant to this subsection 11.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower Representative marked “cancelled.”

Notwithstanding the foregoing provisions of this subsection 11.6(b) or any other provision of this Agreement, if the Parent Borrower shall have consented thereto in writing (such consent not to be unreasonably withheld), the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans and Revolving Commitments via an electronic settlement system acceptable to the Administrative Agent and the Parent Borrower as designated in writing from time to time to the Lenders by the Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Parent Borrower and shall be consistent with the other provisions of this subsection 11.6(b). Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Revolving Commitments pursuant to the Settlement Service. If so elected by each of the Administrative Agent and the Parent Borrower in writing (it being understood that the Parent Borrower shall have no obligation to make such an election), the Administrative Agent’s and the Parent Borrower’s approval of such Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service. Assignments and assumptions of the Revolving Loans and Revolving Commitments shall be effected by the provisions otherwise set forth herein until Administrative Agent notifies Lenders of the Settlement Service as set forth herein. The Parent Borrower may withdraw its consent to the use of the Settlement Service at any time upon at least 10 Business Days prior written notice to the Administrative Agent, and thereafter assignments and assumptions of the Revolving Loans and Revolving Commitments shall be effected by the provisions otherwise set forth herein.

Furthermore, no Assignee, which as of the date of any assignment to it pursuant to this subsection 11.6(b) would be entitled to receive any greater payment under subsection 4.10, 4.11 or 11.5 than the assigning Lender would have been entitled to receive as of such date under such subsections with respect to the rights assigned, shall be entitled to receive such greater payments unless the assignment was made after an Event of Default under subsection 9(a) or (f) has occurred and is continuing or the Parent Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c) (i) Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Parent Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Revolving Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and (D) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of subsection 11.1(a) and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this subsection, the Parent Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) subsections 4.10, 4.11, 4.12, 4.13 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 11.7(b) as though it were a Lender, provided that such Participant shall be subject to subsection 11.7(a) as though it were a Lender.

(ii) No Loan Party shall be obligated to make any greater payment under subsection 4.10, 4.11 or 11.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Parent Borrower and the Parent Borrower expressly waives the benefit of this provision at the time of such participation. No Participant shall be entitled to the benefits of subsection 4.11 to the extent such Participant fails to comply with subsections 4.11(b) and/or (c) or to provide the forms and certificates referenced therein to the Lender that granted such participation and such failure increases the obligation of the Borrowers under subsection 4.11.

(iii) Subject to paragraph (c)(ii), any Lender other than a Conduit Lender may also sell participations on terms other than the terms set forth in paragraph (c)(i) above, provided such participations are on terms and to Participants satisfactory to the Parent Borrower and the Parent Borrower has consented to such terms and Participants in writing.

(d) Any Lender, without the consent of the Borrowers or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this subsection 11.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e) No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Parent Borrower if it would require the Parent Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Parent Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Revolving Loans it may have funded hereunder to its designating Lender without the consent of the Parent Borrower or the Administrative Agent and without regard to the limitations set forth in subsection 11.6(b). Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from the Parent Borrower pursuant to this subsection 11.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Parent Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this subsection 11.6(f), in the event that the indemnifying Lender fails timely to compensate the Parent Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Parent Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g) If the Parent Borrower wishes to replace the Revolving Loans or Revolving Commitments with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders, instead of prepaying the Revolving Loans or reducing or terminating the Revolving Commitments to be replaced, to (i) require the Lenders to assign such Loans or Revolving Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with subsection 11.1 (with such replacement, if applicable, being deemed to have been made pursuant to subsection 11.1(d)). Pursuant to any such assignment, all Loans and Revolving Commitments to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Revolving Commitments were being optionally reduced or prepaid by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to subsection 4.12. By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Revolving Loans or Revolving Commitments pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit E, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

11.7 Adjustments; Set-off; Calculations; Computations.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Revolving Loans or Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 9(f), or otherwise)

(except pursuant to subsection 4.4, 4.13(d) or 11.6), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Revolving Loans or the Reimbursement Obligations, as the case may be, owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Loans or the Reimbursement Obligations, as the case may be, owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under subsection 9(a) to set-off and appropriate and apply against any amount then due and payable under subsection 9(a) by any Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify the Borrower Representative and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8 Judgment.

(a) If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this subsection 11.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this subsection 11.8 being hereinafter in this subsection 11.8 referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in subsection 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this subsection 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c) The term “rate of exchange” in this subsection 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 Noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower Representative and the Administrative Agent.

11.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11 Integration. This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Agents and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Agents, the Issuing Lender or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.12 GOVERNING LAW. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.13 Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrowers, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in subsection 11.2 or at such other address of which the Administrative Agent, any such Lender and any such Borrower shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any consequential or punitive damages.

11.14 Acknowledgements. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Agent, Other Representative or Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Borrowers and the Lenders.

11.15 WAIVER OF JURY TRIAL. EACH OF THE BORROWERS, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16 Confidentiality.

(a) Each Agent and each Lender agrees to keep confidential any information (x) provided to it by or on behalf of the Parent Borrower or any of its Subsidiaries pursuant to or in connection with the Loan Documents or (y) obtained by such Lender based on a review of the books and records of the Parent Borrower or any of its Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations which agrees to comply with the provisions of this subsection (or with other confidentiality provisions satisfactory to and consented to in writing by the Parent Borrower) pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), which Person has been approved by the Parent Borrower (such approval not be unreasonably withheld), in respect to any electronic information (whether posted or otherwise distributed on Intralinks or any other electronic distribution system)) for the benefit of the Borrowers (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its affiliates and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Lender shall inform each such Person of the agreement under this subsection 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this subsection 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower Representative of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Protection Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Protection Agreement, any affiliate of any Lender party thereto) may be a party, subject to the proviso in clause (iv), and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to the Borrowers (or any of their respective Affiliates) being violated.

(b) Each Lender acknowledges that any such information referred to in subsection 11.16(a), and any information (including requests for waivers and amendments) furnished by the Parent Borrower or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Parent Borrower, the other Loan Parties and their respective Affiliates or their respective securities. Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

11.17 Additional Indebtedness. In connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Indebtedness, each of the Administrative Agent and the Revolving Collateral Agent agree to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Parent Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

11.18 USA Patriot Act Notice. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Borrower and each Subsidiary Guarantor, which information includes the name of each Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify each Borrower and each Subsidiary Guarantor in accordance with the Patriot Act, and each Borrower agrees to provide such information from time to time to any Lender.

11.19 Special Provisions Regarding Pledges of Capital Stock in, and Promissory Notes Owed by, Persons Not Organized in the U.S. To the extent any Security Document requires or provides for the pledge of promissory notes issued by, or Capital Stock in, any Person organized under the laws of a jurisdiction outside the United States, it is acknowledged that, as of the Closing Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose Capital Stock is pledged, under the Security Documents. The Parent Borrower hereby agrees that, following any request by the Administrative Agent or Required Lenders to do so, the Parent Borrower shall, and shall cause its Restricted Subsidiaries to, take (to the extent they may lawfully do so) such actions (including the making of any filings and the delivery of appropriate legal opinions) under the local law of any jurisdiction with respect to which such actions have not already been taken as are reasonably determined by the Administrative Agent or Required Lenders to be necessary or reasonably desirable in order to fully perfect, preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first set forth above.

RESTORE ACQUISITION CORP.

By:	/s/ Nathan K. Sleeper
Name: Nathan K. Sleeper
Title: Vice President and Secretary

[Revolving Credit Agreement]

U.S. FOODSERVICE, INC.

By:	/s/ David B. Eberhardt
Name: David B. Eberhardt
Title: Executive Vice President and Secretary

[Revolving Credit Agreement]

AGENT:	CITICORP NORTH AMERICA, INC., as Administrative Agent and Term Collateral Agent

	By:	/s/ Julie Persily
Name: Julie Persily
Title: Managing Director and Vice President

LENDER:	CITICORP NORTH AMERICA, INC., as a Lender

	By:	/s/ Julie Persily
Name: Julie Persily
Title: Managing Director and Vice President

[REVOLVING CREDIT AGREEMENT]

AGENT:	DEUTSCHE BANK SECURITIES INC., as Syndication Agent

	By:	/s/ John Eydenberg
Name: John Eydenberg
Title: Managing Director

	By:	/s/ Stephen R. Lapidus
Name: Stephen R. Lapidus
Title: Director

LENDER:	DEUTSHE BANK AG, NEW YORK BRANCH, as a Lender

	By:	/s/ Enrique Landaeta
Name: Enrique Landaeta
Title: Vice President

	By:	/s/ Omayra Laucella
Name: Omayra Laucella
Title: Vice President

[REVOLVING CREDIT AGREEMENT]

LENDER:	MORGAN STANLEY SENIOR FUNDING, INC, as a Lender

	By:	/s/ Henry F. D’Alessandro
Name: Henry F. D’Alessandro
Title: Vice President
Morgan Stanley Senior Funding, Inc

[REVOLVING CREDIT AGREEMENT]

LENDER:	THE ROYAL BANK OF SCOTLAND PLC, as a Lender

	By:	/s/ David Gilio
Name: David Gilio
Title: Managing Director

[REVOLVING CREDIT AGREEMENT]

LENDER:	JP MORGAN CHASE BANK NA, as a Lender

	By:	/s/ Kathryn A. Duncan
Name: Kathryn A. Duncan
Title: Managing Director

[REVOLVING CREDIT AGREEMENT]

AGENT:	NATIXIS, as Senior Managing Agent

	By:	/s/ Harold Birk
Name: Harold Birk
Title: Managing Director

/s/ Tefta Ghilaga
Name: Tefta Ghilaga
Title: Director Natixis

[REVOLVING CREDIT AGREEMENT]

LENDER:	NATIXIS, as a Lender

	By:	/s/ Harold Birk
Name: Harold Birk
Title: Managing Director

/s/ Tefta Ghilaga
Name: Tefta Ghilaga
Title: Director Natixis

[REVOLVING CREDIT AGREEMENT]

LENDER:	GOLDMAN SACHS CREDIT PARTNERS L.P., as a Lender

	By:	/s/ Steven Scherr
Name: Steven Scherr
Title: Managing Director

[REVOLVING CREDIT AGREEMENT]